UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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ZIMMER HOLDINGS, INC.

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ZIMMER HOLDINGS, INC.
345 East Main Street
Warsaw, Indiana 46580

March 20, 2009

Dear Stockholder:
We look forward to your attendance either in person or by proxy at the 2009 Annual Meeting of Stockholders of Zimmer Holdings, Inc. We will hold the meeting at 9:00 a.m. Eastern Time on Monday, May 4, 2009 at the Conrad Indianapolis, 50 West Washington Street, Indianapolis, Indiana.
The notice of annual meeting of stockholders and the proxy statement describe the business to be conducted at the meeting and provide other information that you should know when you vote your shares. Following the required business meeting we will report on the company’s operations.
We are pleased to continue to take advantage of the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders primarily over the Internet. We believe this process allows us to provide our stockholders with the information they need in a timelier manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. On or about March 20, 2009, we mailed most of our stockholders a Notice of Internet availability of proxy materials instead of paper copies of this proxy statement and our 2008 Annual Report. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2008 Annual Report and a form of proxy card or voting instruction card. All stockholders who have previously requested a paper copy of our proxy materials will continue to receive a paper copy of the proxy materials by mail.
Your vote is important. Whether or not you plan to attend the meeting in person, it is important that your shares be represented. Please vote as soon as possible.

David C. Dvorak
President and
Chief Executive Officer

Zimmer Holdings, Inc.
345 East Main Street
Warsaw, Indiana 46580

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

TIME AND DATE	9:00 a.m. Eastern Time on Monday, May 4, 2009

PLACE	Conrad Indianapolis, 50 West Washington Street, Indianapolis, Indiana

ITEMS OF BUSINESS	• Elect seven members of the Board of Directors for one-year terms

• Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009

• Approve the 2009 Stock Incentive Plan

• Approve an extension of the Stock Plan for Non-Employee Directors

• Approve an extension of the Restated Deferred Compensation Plan for Non-Employee Directors

• Transact such other business as may properly come before the meeting and any adjournment or postponement

RECORD DATE	March 5, 2009

VOTING	Please vote as soon as possible to record your vote promptly, even if you plan to attend the annual meeting. You have three options for submitting your vote before the annual meeting:

• Internet

• Telephone

• Mail

By Order of the Board of Directors

Chad F. Phipps
Senior Vice President, General Counsel and Secretary

March 20, 2009

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

ZIMMER HOLDINGS, INC.

PROXY STATEMENT

This proxy statement and accompanying proxy are being provided to stockholders on or about March 20, 2009 in connection with the solicitation by the Board of Directors of Zimmer Holdings, Inc. (“Zimmer,” “we,” “us,” “our” or the “company”) of proxies to be voted at the 2009 annual meeting on May 4, 2009.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

U.S. Securities and Exchange Commission rules allow us to furnish proxy materials to our stockholders primarily over the Internet. On or about March 20, 2009, we mailed a Notice of Internet availability of proxy materials to most stockholders, and we mailed a printed copy of the proxy materials to those stockholders who had so requested. If you received a Notice of Internet availability by mail, you will not receive a printed copy of the proxy materials unless you request a copy in the manner described in the Notice. The Notice also instructs you as to how you may access and review this proxy statement and our 2008 Annual Report, and how you may submit your proxy to vote at the annual meeting.
This proxy statement, the form of proxy and voting instructions are being made available to our stockholders on March 20, 2009 at www.proxyvote.com. Our 2008 Annual Report, including financial statements for the year ended December 31, 2008, is being made available at the same time and by the same method. The 2008 Annual Report is not to be considered as part of the proxy solicitation materials or as having been incorporated by reference.

Who is entitled to vote at the annual meeting?

Holders of record of our $0.01 par value common stock at the close of business on March 5, 2009 are entitled to vote at the meeting. As of that date, there were 222,296,296 shares of common stock outstanding and entitled to vote. We are soliciting proxies on behalf of the Board of Directors to give all stockholders who are entitled to vote on the matters that come before the meeting the opportunity to do so whether or not they attend the meeting in person.

What will stockholders vote on at the meeting?

•	Election of directors;

•	Ratification of the appointment of PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm;

•	Approval of the 2009 Stock Incentive Plan;

•	Approval of an extension of the Stock Plan for Non-Employee Directors; and

•	Approval of an extension of the Restated Deferred Compensation Plan for Non-Employee Directors.

Will there be any other items of business on the agenda?

We do not expect any other items of business because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment.

What are the recommendations of the Board of Directors on how I should vote my shares?

The Board of Directors recommends that you vote your shares as follows:

•	“FOR” the election of the seven nominees as directors;

•	“FOR” ratification of the appointment of PwC as our independent registered public accounting firm;

•	“FOR” approval of the 2009 Stock Incentive Plan;

•	“FOR” approval of an extension of the Stock Plan for Non-Employee Directors; and

•	“FOR” approval of an extension of the Restated Deferred Compensation Plan for Non-Employee Directors.

What are my voting rights?

Holders of our common stock are entitled to one vote per share.

How can I vote my shares without attending the meeting?

Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your stockbroker, trustee or nominee. In most cases, you will be able to do this by using the Internet or telephone or by mail if you received a printed set of the proxy materials.
By Internet – If you have Internet access, you may submit your proxy via the Internet by following the instructions provided in the Notice, or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.
By Telephone or Mail – If you received printed proxy materials, you may submit your proxy by telephone by following the instructions provided on your proxy card or voting instruction card. If you received a Notice, you may submit your proxy by telephone after accessing the proxy materials via the Internet. You may also submit your proxy by mail by signing your proxy card if your shares are registered or, for shares held beneficially in street name, by following the voting instructions included by your stockbroker, trustee or nominee, and mailing it in the envelope provided. If you provide specific voting instructions, your shares will be voted as you have instructed.

How do I vote my shares in person at the meeting?

Either an admission ticket or proof of ownership of our common stock, as well as a form of personal identification, must be presented in order to be admitted to the meeting. If you are a stockholder of record and received a Notice, your Notice is your admission ticket. If you are a stockholder of record and received a printed copy of the proxy materials, you must bring the admission ticket portion of your proxy card to be admitted to the meeting. If you are a beneficial holder and wish to vote in person at the meeting, you must obtain from your stockbroker, trustee or other nominee holder a legal proxy issued in your name and present it to the inspectors of election with your ballot to be able to vote at the meeting. We encourage you to vote via the Internet, by telephone or by mail even if you plan to attend the meeting.

How do I vote my shares in the 401(k) plan?

If you hold company stock in the savings and investment (401(k)) plan, you may instruct the plan trustee on how to vote your shares by mail, by telephone or via the Internet as described above. Your plan trustee will vote the shares credited to your plan account in accordance with your voting instructions. The trustee votes the shares on your behalf because you are the beneficial holder, not the record holder, of the shares credited to your account. The trustee will vote the plan shares for which it does not receive voting instructions in the same proportion as the shares for which it received voting instructions.

What can I do if I change my mind after I vote my shares?

If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the meeting by: (1) giving timely written notice of the revocation to our Corporate Secretary, or (2) submitting a later-dated vote in person at the meeting, via the Internet, by telephone or by mail. If you are a beneficial holder, you may submit new voting instructions by contacting your stockbroker, trustee or other nominee holder. You may also vote in person at the annual meeting if you obtain a legal proxy as described above.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

What vote is required to approve each proposal?

Directors receiving the majority of votes cast (where the number of shares voted “for” a director exceeds the number of shares voted “against” the director) will be elected, provided that if the number of nominees exceeds the number of directors to be elected (a situation we do not anticipate), the directors will be elected by a plurality of the votes cast. Ratification of the selection of PwC as our independent registered public accounting firm, approval of the 2009 Stock Incentive Plan, approval of an extension of the Stock Plan for Non-Employee Directors and approval of an extension of the Restated Deferred Compensation Plan for Non-Employee Directors each requires the affirmative vote of the majority of the shares of common stock present or represented by proxy.

What effect do abstentions and broker non-votes have?

Shares not present at the meeting and shares voting “abstain” have no effect on the election of directors. For all other proposals, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a vote “against” the proposal. Broker non-votes on a proposal are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that proposal.

May I give my proxy to someone other than the individuals listed on the proxy card?

If you are a registered stockholder and wish to give your proxy to someone other than the individuals named on the proxy card, you may do so by crossing out the names appearing on the proxy card and inserting the name of another person. The person you have designated on the proxy card must present the signed card at the meeting.

Who tabulates the votes?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as independent inspectors of election.

Who pays the cost of this proxy solicitation?

We will pay the costs of this solicitation. Our employees may solicit proxies on behalf of the Board of Directors by mail, telephone, facsimile, electronic transmission and personal solicitation. In addition, we have retained The Altman Group, Inc. to assist in soliciting proxies for a fee of $7,000, plus out-of-pocket expenses. We will, upon request, reimburse brokerage firms and others for their reasonable expenses incurred for forwarding solicitation material to beneficial holders of stock. Questions concerning proxy voting or process should be directed to The Altman Group, Inc. via telephone at 1 (800) 499-8419 (this call is toll-free in the United States).

Is there a list of stockholders entitled to vote at the annual meeting?

A list of stockholders entitled to vote at the meeting will be available at the meeting and for ten days prior to the meeting, between the hours of 8:00 a.m. and 5:00 p.m. Eastern Time, at our offices at 345 East Main Street, Warsaw, Indiana. If you would like to view the stockholder list, please contact our Corporate Secretary to schedule an appointment.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information concerning each person (including any group) known to us to beneficially own more than five percent (5%) of our common stock as of March 5, 2009. Unless otherwise noted, shares are owned directly or indirectly with sole voting and investment power.

	Total Number of	Percent
Name and Address of Beneficial Owner	Shares Owned	of Class

Goldman Sachs Asset Management(1)	11,533,673	5.1%
32 Old Slip New York, NY 10005

(1)	Based solely on information provided by Goldman Sachs Asset Management, L.P. and GS Investment Strategies, LLC, together Goldman Sachs Asset Management, in a Schedule 13G filed with the Securities and Exchange Commission on February 5, 2009. Goldman Sachs Asset Management possesses shared power to vote or to direct the vote of 11,533,673 shares and shared power to dispose or to direct the disposition of 11,533,673 shares.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

The following table sets forth, as of January 5, 2009, beneficial ownership of shares of our common stock by each current director, each of the executives named in the Summary Compensation Table and all current directors and executive officers as a group. Unless otherwise noted, such shares are owned directly or indirectly with sole voting and dispositive power.

	Total		Shares		Deferred	Percent
	Shares		Acquirable in		Share	of
Name	Owned(1)		60 Days(2)		Units(3)	Class

Betsy J. Bernard	—	(4)	—		—	—
Marc N. Casper	—	(5)	—		—	—
Larry C. Glasscock	60,527	(6)	55,244		5,243		*
Robert A. Hagemann	926		—		926		*
Arthur J. Higgins	1,744		—		1,744		*
John L. McGoldrick	67,732		50,000		6,040		*
Cecil B. Pickett, Ph.D.	926		—		926		*
Augustus A. White, III, M.D., Ph.D.	4,998		—		4,998		*
David C. Dvorak	476,073		424,709		—		*
James T. Crines	232,011		202,600		—		*
Bruno A. Melzi	208,987		133,661		—		*
Stephen H.L. Ooi	258,188		239,121		—		*
Cheryl R. Blanchard, Ph.D.	103,582		97,629		—		*
Sheryl L. Conley(7)	371,411		368,852		—		*
All current directors and executive officers as a group (17 persons)	1,491,109	(8)	1,246,264	(8)	19,877		*
 *  Less than 1.0%

(1)	Includes direct and indirect ownership of shares, stock options that are currently exercisable and stock options that will be exercisable within 60 days of January 5, 2009, deferred share units and the following restricted shares, which are subject to vesting requirements: Mr. Dvorak — 25,032; Mr. Crines — 12,932; and all directors and executive officers as a group — 62,830. Does not include stock options or restricted stock units, or RSUs, held by executive officers that vest more than 60 days after January 5, 2009. Also does not include RSUs held by directors that are vested but subject to mandatory deferral of settlement until May 1, 2009 or later.
(2)	Includes stock options that are currently exercisable and stock options that will be exercisable within 60 days of January 5, 2009.
(3)	Amounts credited to directors’ accounts in the Restated Zimmer Holdings, Inc. Deferred Compensation Plan for Non-Employee Directors as deferred share units that will be paid in shares of our common stock within 60 days after cessation of the individual’s service as a director.
(4)	Ms. Bernard joined the Board of Directors effective January 8, 2009.
(5)	Mr. Casper joined the Board of Directors effective February 23, 2009.
(6)	Includes 40 shares held in a trust with respect to which Mr. Glasscock shares voting authority with the trustee.
(7)	Ms. Conley’s employment with us terminated effective May 16, 2008.
(8)	Excludes shares owned by Ms. Conley.

CORPORATE GOVERNANCE

Our business is managed under the direction of the Board of Directors. The Board has responsibility for establishing broad corporate policies and for our overall performance.

Policies on Corporate Governance

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving stockholders well and maintaining our integrity in the marketplace. We have adopted a Code of Business Conduct that applies to all directors, officers and employees and a Code of Ethics for Chief Executive Officer and Senior Financial Officers. The Board of Directors has adopted Corporate Governance Guidelines, which, in conjunction with our Restated Certificate of Incorporation, Restated By-Laws, Board committee charters and key Board policies, form the framework for our governance. The current version of the Code of Business Conduct, the Code of Ethics for Chief Executive Officer and Senior Financial Officers, the Board’s Corporate Governance Guidelines and the charters for each of the Audit Committee, Compensation and Management Development Committee, Corporate Governance Committee and Science and Technology Committee, as well as the Board’s policies on auditor ratification and stockholder rights plans, are available in the Investor Relations/Corporate Governance section of our website, www.zimmer.com, and will be provided in print without charge upon written request to our Corporate Secretary at the address shown on the cover page of this proxy statement. We will post on our website any substantive amendment to, or waiver from, the Code of Ethics for Chief Executive Officer and Senior Financial Officers or a provision of the Code of Business Conduct that applies to any of our directors or executive officers. The Board

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

regularly reviews corporate governance developments and modifies its Corporate Governance Guidelines, committee charters and key practices as warranted.

Director Independence

As permitted by the rules of the New York Stock Exchange, the Board has adopted categorical standards to assist it in making determinations of director independence. These standards incorporate, and are consistent with, the definition of “independent” contained in the New York Stock Exchange listing standards. These standards are set forth in Appendix A to this proxy statement and are also included in the Board’s Corporate Governance Guidelines, which are available on our website as described above. The Board has determined that each of our non-employee directors, Betsy J. Bernard, Marc N. Casper, Larry C. Glasscock, Robert A. Hagemann, Arthur J. Higgins, John L. McGoldrick, Cecil B. Pickett, Ph.D. and Augustus A. White, III, M.D., Ph.D., meets these standards and is independent. The Board has determined that David C. Dvorak, who is an employee, is not independent.
In making its determination with respect to Mr. Casper, the Board considered his position as Executive Vice President and Chief Operating Officer of Thermo Fisher Scientific Inc., or Thermo Fisher, a leading provider of analytical instruments, equipment, software and services for research, manufacturing, analysis and diagnostics from which we purchase certain products. During 2008, the amount we paid Thermo Fisher exceeded $1,000,000 but represented less than one percent of Thermo Fisher’s gross revenues. After reviewing the terms of these transactions, the Board determined that Mr. Casper does not have a direct or indirect material interest in the transactions and that our business relationship with Thermo Fisher does not diminish the ability of Mr. Casper to exercise his independent judgment on issues affecting our business.

Majority Vote Standard for Election of Directors

Our Restated By-Laws require directors to be elected by the majority of the votes cast with respect to that director in uncontested elections (the number of shares voted “for” a director must exceed the number of votes cast “against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our Restated By-Laws, any director who fails to be elected must offer to tender his or her resignation to the Board. The Corporate Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision. If a nominee who was not already serving as a director is not elected at the annual meeting, under Delaware law that nominee would not become a director and would not serve on the Board as a “holdover director.” In 2009, all nominees for election as directors are currently serving on the Board.

Nominations for Directors

The Corporate Governance Committee will consider director nominees recommended by stockholders. A stockholder who wishes to recommend a director candidate for consideration by the Corporate Governance Committee should send such recommendation to our Corporate Secretary at the address shown on the cover page of this proxy statement, who will then forward it to the committee. Any such recommendation should include a description of the candidate’s qualifications for board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the stockholder and the candidate for more information. A stockholder who wishes to nominate an individual as a director candidate at the annual meeting of stockholders, rather than recommend the individual to the Corporate Governance Committee as a nominee, must comply with the advance notice requirements set forth in our Restated By-Laws (see “2010 Proxy Proposals” for more information on these procedures).
In considering candidates for the Board, the Corporate Governance Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a committee-recommended nominee. The committee is guided by the following basic selection criteria for all nominees: independence; highest character and integrity; experience and understanding of strategy and policy-setting; reputation for working constructively with others; and sufficient time to devote to Board matters. The committee also gives consideration to diversity, age, international background and experience and specialized expertise in the context of the needs of the Board as a whole. During the past year, we paid a fee to a third-party search firm to assist the committee in identifying and evaluating potential director candidates. One candidate identified by the firm, Betsy J. Bernard, joined the Board of Directors effective January 8, 2009. Another candidate identified by the firm, Marc N. Casper, joined the Board of Directors effective February 23, 2009.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

Stockholder Communication with the Board

The Board has implemented a process whereby our stockholders may send communications to the Board’s attention. Any stockholder desiring to communicate with the Board, or one or more specified members thereof, should communicate in a writing addressed to Zimmer Holdings, Inc., Board of Directors, c/o Corporate Secretary, at the address shown on the cover page of this proxy statement. The Board has instructed our Corporate Secretary to promptly forward all such communications to the specified addressees thereof.

Certain Relationships and Related Person Transactions

On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire which requires disclosure of any transactions with us in which the director or executive officer, or any member of his or her immediate family, has an interest. Under our Audit Committee’s charter, which is available on our website at www.zimmer.com, our Audit Committee must review and approve all related person transactions in which any executive officer, director, director nominee or more than 5% stockholder of the company, or any of their immediate family members, has a direct or indirect material interest. The Audit Committee may not approve a related person transaction unless (1) it is in or not inconsistent with our best interests and (2) where applicable, the terms of such transaction are at least as favorable to us as could be obtained from an unrelated third party. No related person transaction in an amount exceeding $120,000 occurred during 2008.
Under our Code of Business Conduct, which is available on our website at www.zimmer.com, our Compliance Officer or an attorney in our Legal Department is charged with reviewing any conflict of interest involving any other employee.

MEETINGS AND COMMITTEES OF THE BOARD

Meetings and Attendance

The Board meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. Members of senior management regularly attend Board meetings to report on and discuss their areas of responsibility. Directors are also expected to attend the annual meeting of stockholders. All of the directors then in office attended the 2008 annual meeting. In 2008, the Board of Directors held 10 meetings and committees of the Board held a total of 27 meetings. Each director then in office attended more than 75% of the total meetings of the Board of Directors and each of the committees on which he served during 2008.

Executive Sessions of and Communication with Non-Management Directors

Non-management directors meet in executive sessions without management present upon the adjournment of every regularly scheduled meeting of the Board and at other times they determine. Mr. McGoldrick, in his capacity as non-executive Chairman, presides at these meetings of non-management directors.
The Board has adopted a method for communicating directly with the non-management directors and has designated Mr. McGoldrick to receive such communications. Interested parties may contact Mr. McGoldrick via e-mail at john.mcgoldrick@zimmer.com.

Committees of the Board

Our Restated By-Laws provide that the Board may delegate responsibility to committees. During 2008, the Board had four standing committees: an Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, a Compensation and Management Development Committee, a Corporate Governance Committee and a Science and Technology Committee. The membership of each of the Audit Committee, the Compensation and Management Development Committee and the Corporate Governance Committee is composed entirely of independent directors. In addition, the members of the Audit Committee meet the heightened standards of independence for audit committee members required by Securities and Exchange Commission rules and New York Stock Exchange listing standards. The membership of the Science and Technology Committee is composed of three independent directors and one employee representative, and the committee works together with an Advisory Board of Science and Technology.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

The table below shows the current membership of each Board committee and the number of meetings held during 2008.

Compensation
		and		Science
		Management	Corporate	and
Name	Audit	Development	Governance	Technology

Betsy J. Bernard(1)			X
Marc N. Casper(1)
Larry C. Glasscock	Chair	X	X
Robert A. Hagemann	X		X
Arthur J. Higgins	X	Chair
John L. McGoldrick	X	X	Chair	X
Cecil B. Pickett, Ph.D.		X	X	X
Augustus A. White, III, M.D., Ph.D.	X		X	Chair
2008 Meetings	13	7	5	2

(1)	Ms. Bernard joined the Board of Directors effective January 8, 2009, and was appointed to the Corporate Governance Committee effective February 13, 2009. Mr. Casper joined the Board of Directors effective February 23, 2009. At the meeting of directors to be held following the annual meeting, the Board will reappoint members of the Board, or appoint, in Mr. Casper’s case, to certain of the four standing committees.

Audit Committee.  The principal functions of the Audit Committee include:

•	appointing, evaluating and, where appropriate, replacing our independent registered public accounting firm;

•	pre-approving all auditing services and permissible non-audit services provided to us by our independent registered public accounting firm;

•	reviewing with our independent registered public accounting firm and with management the proposed scope of the annual audit, past audit experience, our program for the internal examination and verification of our accounting records and the results of recently completed internal examinations;

•	resolving disagreements between management and our independent registered public accounting firm regarding financial reporting; and

•	reviewing major issues as to the adequacy of our internal controls.
The Board of Directors has determined that Larry C. Glasscock, Robert A. Hagemann, Arthur J. Higgins and John L. McGoldrick qualify as “audit committee financial experts” as defined by the rules of the Securities and Exchange Commission. See pages 10-12 for a description of their respective business experience. Stockholders should understand that this designation is a Securities and Exchange Commission disclosure requirement related to these directors’ experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon these directors any duties, obligations or liabilities that are greater than are generally imposed on them as members of the Audit Committee and the Board, and their designation as audit committee financial experts pursuant to this Securities and Exchange Commission requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.
The report of the Audit Committee appears on pages 8-9.

Compensation and Management Development Committee.  The duties of the Compensation and Management Development Committee include:

•	administering our annual incentive, stock option and long-term incentive plans;

•	reviewing and making recommendations to the Board with respect to incentive compensation and equity-based plans;

•	approving compensation of executive officers; and

•	discussing with management the Compensation Discussion and Analysis required by Securities and Exchange Commission regulations and, if appropriate, recommending its inclusion in our Annual Report on Form 10-K and proxy statement.
None of the members of the Compensation and Management Development Committee during 2008 or as of the date of this proxy statement is or has been our officer or employee or had any relationship requiring disclosure under Item 404 of Regulation S-K of the Exchange Act. None of our executive officers served on the compensation committee or board of any company that employed any member of the Compensation and Management Development Committee or the Board or otherwise under circumstances requiring disclosure under Item 404 of Regulation S-K.
The report of the Compensation and Management Development Committee appears on page 13.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

Corporate Governance Committee.  The duties of the Corporate Governance Committee include:

•	developing and recommending to the Board criteria for selection of non-employee directors;

•	recommending director candidates to the Board;

•	periodically reviewing both employee and non-employee director performance;

•	periodically reassessing the Board’s Corporate Governance Guidelines and recommending any proposed changes to the Board for approval; and

•	periodically reviewing, in cooperation with the Compensation and Management Development Committee, the form and amount of non-employee director compensation and recommending any proposed changes to the Board for approval.

Science and Technology Committee.  The duties of the Science and Technology Committee include:

•	advising the Board on matters involving our new science and advanced technology programs, including major internal projects, interactions with academic and independent research organizations and the acquisition of technologies; and

•	reviewing and recommending to the Board major technology positions and strategies relative to emerging concepts of therapy, new trends in healthcare and changing market requirements.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for monitoring the integrity of the company’s financial statements, the qualifications, performance and independence of the independent registered public accounting firm, the performance of the company’s internal audit function and compliance with certain legal and regulatory requirements. The committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm.
Management is responsible for the financial reporting process, including the system of internal control, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and for management’s report on internal control over financial reporting. The independent registered public accounting firm is responsible for auditing the consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States as well as rendering an opinion on the company’s internal control over financial reporting. The committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on internal control over financial reporting. Committee members are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to the independence of the independent registered public accounting firm. The committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm.
The committee held 13 meetings during 2008. The meetings were designed, among other things, to facilitate and encourage communication among the committee, management, the internal auditor and the independent registered public accounting firm, PricewaterhouseCoopers LLP, or PwC.
The committee discussed with the internal auditor and PwC the overall scope and plans for their respective audits. The committee met with the internal auditor and PwC, with and without management present, to discuss the results of their examinations and their evaluations of the company’s internal control over financial reporting. The committee reviewed and discussed compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including consideration of the Public Company Accounting Oversight Board’s (PCAOB) Auditing Standard No. 5, An Audit of Internal Control over Financial Reporting That is Integrated With an Audit of Financial Statements.
The committee discussed major financial risk exposures with management and the steps management has taken to monitor and control such exposures, including risk assessment and risk management policies.
Management has represented to the committee that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the committee has reviewed and discussed the consolidated financial statements with management and PwC. The committee reviewed and discussed with management, the internal auditor and PwC management’s report on internal control over financial reporting and PwC’s report on internal control over financial reporting. The committee also discussed with management and the internal auditor the process used to support certifications by the Chief Executive Officer and Chief Financial Officer that are required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 to accompany periodic filings with the Securities and Exchange Commission and the processes used to support management’s report on internal control over financial reporting.
The committee also discussed with PwC all matters required to be discussed by that firm’s professional standards, including, among other things, matters related to the conduct of the audit of the consolidated financial statements and the matters required

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to be discussed by AU Section 380, Communication With Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3200 T.
PwC provided to the committee the written disclosures and the letter required by applicable Public Company Accounting Oversight Board requirements and represented that PwC is independent from the company. The committee also discussed with PwC its independence from the company. When considering PwC’s independence, the committee considered if services PwC provided to the company beyond those rendered in connection with its audit and related reviews of the consolidated financial statements and the company’s internal control over financial reporting, were compatible with maintaining its independence. The committee concluded that the provision of such services by PwC has not jeopardized PwC’s independence.
Based on the reviews and discussions described above, and subject to the limitations on the committee’s role and responsibilities referred to above and in the charter of the Audit Committee, the committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements for the year ended December 31, 2008 be included in the Annual Report on Form 10-K for filing with the Securities and Exchange Commission.
The committee has also confirmed there have been no new circumstances or developments since their respective appointments to the Audit Committee that would impair any member’s ability to act independently.

Audit Committee
Larry C. Glasscock, Chairman
Robert A. Hagemann
Arthur J. Higgins
John L. McGoldrick
Augustus A. White, III, M.D., Ph.D.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

DIRECTORS AND NOMINEES

The Board of Directors was previously divided into classes whose terms expired at successive annual meetings. During 2007, our Restated Certificate of Incorporation was amended to provide that, beginning with the 2008 annual meeting, directors whose terms were expiring would be elected for one-year terms. As a result, seven directors will be elected at the meeting to serve a term expiring in 2010. The nominees for director named below are currently our directors. Ms. Bernard was appointed a director by our full Board of Directors effective January 8, 2009. Mr. Casper was appointed a director by our full Board of Directors effective February 23, 2009. After the election of seven directors at the meeting, we will have nine directors, including the two directors whose present terms extend beyond the meeting. Listed first below are the nominees for election, followed by the directors whose terms expire in 2010, with information including their principal occupations and other business affiliations, the year each was first elected as a director, the Board committee memberships of each and each director’s age.

Nominees for Director: 2009 – 2010 Term

Betsy J. Bernard, Director Since 2009
President of AT&T Corp. from October 2002 until her retirement in December 2003. From April 2001 to October 2002, Ms. Bernard was Chief Executive Officer of AT&T Consumer. Prior to joining AT&T, Ms. Bernard held senior executive positions with Qwest Communications International Inc., US WEST, Inc., AVIRNEX Communications Group and Pacific Bell. Ms. Bernard currently serves on the board of directors of Principal Financial Group, Inc., BearingPoint, Inc. and Telular Corporation. Ms. Bernard received a B.A. degree from St. Lawrence University, an MBA from Fairleigh Dickenson University and an M.S. in management from Stanford University’s Sloan Fellowship Program. Board Committees: Corporate Governance Committee. Age 53.

Marc N. Casper, Director Since 2009
Chief Operating Officer of Thermo Fisher Scientific Inc., or Thermo Fisher, since May 2008 and Executive Vice President of Thermo Fisher since November 2006. Mr. Casper served as President of Thermo Fisher’s Analytical Technologies businesses following the merger of Thermo Electron Corporation and Fisher Scientific International Inc. in November 2006 until he was named Chief Operating Officer in May 2008. From December 2003 to November 2006, Mr. Casper served as Senior Vice President of Thermo Electron Corporation. Mr. Casper joined Thermo Electron Corporation in December 2001 as President of its Life and Laboratory Sciences sector. Mr. Casper earned an MBA with high distinction from Harvard Business School and received a B.A. in economics from Wesleyan University. Mr. Casper has not yet been assigned to any Board committees. Age 41.

David C. Dvorak, Director Since 2007
President and Chief Executive Officer of the company since May 1, 2007. Prior to that, Mr. Dvorak served as Group President, Global Businesses and Chief Legal Officer from December 2005. From October 2003 to December 2005, Mr. Dvorak served as Executive Vice President, Corporate Services, Chief Counsel and Secretary, as well as Chief Compliance Officer. Mr. Dvorak was appointed Corporate Secretary in February 2003. He joined Zimmer in December 2001 as Senior Vice President, Corporate Affairs and General Counsel. Mr. Dvorak is a director of the Advanced Medical Technology Association, or AdvaMed, the medical device industry’s trade association. Age 45.

Robert A. Hagemann, Director Since 2008
Senior Vice President and Chief Financial Officer of Quest Diagnostics Incorporated since August 1998. Mr. Hagemann joined Corning Life Sciences, Inc., a subsidiary of Quest Diagnostics’ former parent company, Corning Incorporated, in 1992, where he held a variety of senior financial positions before being named Vice President and Corporate Controller of Quest Diagnostics in 1996. Prior to joining Corning, Mr. Hagemann was employed by Prime Hospitality, Inc. and Crompton & Knowles, Inc. in senior financial positions. He was also previously employed by Arthur Young & Co., a predecessor company to Ernst & Young. Mr. Hagemann holds a B.S. in accounting from Rider University and an MBA from Seton Hall University. Board Committees: Audit Committee and Corporate Governance Committee. Age 52.

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Nominees for Director: 2009 – 2010 Term (continued)

Arthur J. Higgins, Director Since 2007
Chairman of the Board of Management of Bayer HealthCare AG since January 2006 and Chairman of the Bayer HealthCare Executive Committee since July 2004. Prior to joining Bayer Healthcare, Mr. Higgins served as Chairman, President and Chief Executive Officer of Enzon Pharmaceuticals, Inc. from 2001 to 2004. Prior to joining Enzon Pharmaceuticals, Mr. Higgins spent 14 years with Abbott Laboratories, most recently as President of the Pharmaceutical Products Division from 1998 to 2001. He is a member of the Board of Directors of the Pharmaceutical Research and Manufacturers of America (PhRMA), a member of the Council of the International Federation of Pharmaceutical Manufacturers and Associations (IFPMA) and President of the European Federation of Pharmaceutical Industries and Associations (EFPIA). Mr. Higgins graduated from Strathclyde University, Scotland and holds a B.S. in biochemistry. Board Committees: Audit Committee and Compensation and Management Development Committee (Chair). Age 53.

Cecil B. Pickett, Ph.D., Director Since 2008
President, Research and Development of Biogen Idec Inc. since September 2006. Prior to joining Biogen Idec, Dr. Pickett held several senior R&D positions, most recently as a Corporate Senior Vice President of Schering-Plough Corp. and President of Schering-Plough Research Institute. Prior to joining Schering-Plough, he held several senior R&D positions at Merck & Co. Dr. Pickett received his B.Sc. in biology from California State University at Hayward and his Ph.D. in cell biology from University of California at Los Angeles. Dr. Pickett serves on the Board of Overseers at Tufts Medical School and the Board of Visitors at Columbia University Medical Center. He is also a member of the Institute of Medicine of The National Academy of Sciences. Dr. Pickett is a director of Biogen Idec. Board Committees: Compensation and Management Development Committee, Corporate Governance Committee and Science and Technology Committee. Age 63.

Augustus A. White, III, M.D., Ph.D., Director Since 2001
Ellen and Melvin Gordon Professor of Medical Education, Professor of Orthopaedic Surgery, and former Master of the Oliver Wendell Holmes Society at the Harvard Medical School and former Professor at the Harvard-MIT Division of Health Sciences and Technology; and Orthopaedic Surgeon-in-Chief, Emeritus, at the Beth Israel Deaconess Medical Center in Boston. Dr. White previously served as the Chief of Spine Surgery at Beth Israel and Director of the Daniel E. Hogan Spine Fellowship Program. He is a graduate of the Stanford University Medical School, holds a Ph.D. from the Karolinska Institute in Stockholm and an A.B. from Brown University, and graduated from the Advanced Management Program at the Harvard Business School. Dr. White is a director of OrthoLogic Corp. (trade name Capstone Therapeutics). Board Committees: Audit Committee, Corporate Governance Committee and Science and Technology Committee (Chair). Age 72.

Continuing Directors Whose Present Terms Expire in 2010

Larry C. Glasscock, Director Since 2001
Chairman of WellPoint, Inc. since November 2005. Mr. Glasscock also served as President and Chief Executive Officer of WellPoint, Inc. from November 2004 (following the merger between Anthem, Inc. and WellPoint Health Networks Inc.) until his retirement from day-to-day operations in June 2007. Mr. Glasscock served as Chairman, President and Chief Executive Officer of Anthem, Inc. from May 2003 to November 2004 and served as President and Chief Executive Officer of Anthem, Inc. from July 2001 to May 2003. Mr. Glasscock is a director of WellPoint, Inc. and Sprint Nextel Corporation. Board Committees: Audit Committee (Chair), Compensation and Management Development Committee and Corporate Governance Committee. Age 60.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

Continuing Directors Whose Present Terms Expire in 2010 (continued)

John L. McGoldrick, Director Since 2001 and Non-Executive Chairman since December 2007
Senior Vice President, External Strategy Development, International AIDS Vaccine Initiative since May 2006. Mr. McGoldrick served as Executive Vice President of Bristol-Myers Squibb Company from October 2005 until his retirement in April 2006. He held the position of Executive Vice President and General Counsel of Bristol-Myers Squibb from January 2000 to October 2005. Prior to that, he held the position of Senior Vice President, General Counsel and President, Medical Devices Group from December 1998 to January 2000. Mr. McGoldrick is a graduate of Harvard College and the Harvard Law School. Board Committees: Audit Committee, Compensation and Management Development Committee, Corporate Governance Committee (Chair) and Science and Technology Committee. Age 68.

PROPOSAL 1. ELECTION OF DIRECTORS

Seven directors are to be elected at the meeting for one-year terms ending at the 2010 annual meeting. At the recommendation of the Corporate Governance Committee, the Board has nominated Betsy J. Bernard, Marc N. Casper, David C. Dvorak, Robert A. Hagemann, Arthur J. Higgins, Cecil B. Pickett, Ph.D. and Augustus A. White, III, M.D., Ph.D. for election at this annual meeting. Unless otherwise instructed, the persons named as proxies will vote all proxies received for the election of each of the nominees.
If a nominee is unable or declines to serve as a nominee at the time of the annual meeting, the persons named as proxies may vote for a substitute nominee designated by the Board to fill the vacancy or for the balance of the nominees, leaving a vacancy. Or, the Board may reduce its size. The Board has no reason to believe that any of the nominees will be unable or decline to serve if elected.
As previously reported, on August 15, 2008, a shareholder derivative action, Hays v. Dvorak et al., was filed in the U.S. District Court for the Southern District of Indiana. The plaintiff seeks to maintain the action purportedly on our behalf against certain of our current and former directors and executive officers. The plaintiff alleges, among other things, breaches of fiduciary duties, abuse of control, unjust enrichment and gross mismanagement based on allegations that defendants engaged in violations of federal securities laws by allegedly failing to disclose developments relating to our Orthopaedic Surgical Products manufacturing operations in Dover, Ohio and problems relating to one of our Hip products, the Durom® Acetabular Component. The plaintiff does not seek damages from us, but instead requests damages of an unspecified amount on our behalf. The plaintiff also seeks equitable relief to remedy the individual defendants’ alleged misconduct, attorneys’ fees, costs and other relief.
Our Restated Certificate of Incorporation and indemnification agreements we have entered into with our directors obligate us to indemnify our directors to the fullest extent permitted by Delaware law, provided that their conduct complied with certain requirements. We are obligated to advance defense costs to our directors, subject to the individual’s obligation to repay such amount if it is ultimately determined that he or she was not entitled to indemnification. In addition, our indemnity obligation can, under certain circumstances, include indemnifiable judgments, penalties, fines and amounts paid in settlement in connection with those actions.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE SEVEN NOMINEES FOR DIRECTOR.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation and Management Development Committee of the Board of Directors consists of the four directors named below, each of whom meets the independence standards of the Board’s Corporate Governance Guidelines, the New York Stock Exchange listing standards and applicable securities laws.
We reviewed and discussed with management the Compensation Discussion and Analysis that follows this report. Based on our review and discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Zimmer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and this proxy statement.

Compensation and Management Development Committee

Arthur J. Higgins, Chairman
Larry C. Glasscock
John L. McGoldrick
Cecil B. Pickett, Ph.D.

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis supplements the more detailed information in the tables and narrative discussion that follow this section. Our goal is to provide stockholders with a better understanding of our executive compensation practices and the decisions made concerning the compensation payable to our executive officers, including the persons named in the Summary Compensation Table, or the named executive officers, that appears on page 20.
The Board of Directors has delegated to the Compensation and Management Development Committee, which we refer to as the committee in this section of the proxy statement, key aspects of the Board’s oversight responsibilities with respect to the design and administration of our executive compensation program. The committee also approves compensation paid to our executive officers, including the named executive officers. The report of the committee appears above.
While a number of our executive compensation practices and related plans have been in effect for several years, our practices and plans will continue to evolve as circumstances warrant. Our executive compensation practices are affected by the global nature of our business, which requires us to attract and retain executive talent not only in the U.S. but throughout the world. In addition, a number of the leading orthopaedic manufacturers in the world have significant operations in and around Warsaw, Indiana, where our principal executive offices are located. This means that there are opportunities for experienced orthopaedic executives on a continuous basis in this community. On the other hand, the fact that Warsaw, Indiana is a small community in a predominantly rural area presents challenges to attracting executive talent from other industries and parts of the country.
During 2008, our management team, which has undergone significant changes in the past two years, faced a number of challenges. The 2007 settlement with the U.S. government required us to commit significant time and resources to meet our obligations under the Deferred Prosecution and Corporate Integrity Agreements and to implement an enhanced Corporate Compliance Program applicable in most respects to all of our businesses on a global basis. We experienced two major product suspensions. We also constructed a new manufacturing facility in Ireland and we completed a major acquisition of products and personnel for our Spine division.
The significant decline in the U.S. stock market that began in 2008 also impacted the trading price of our stock with adverse consequences for both our stockholders and employees whose compensation includes significant stock-based components. Our overall financial performance in 2008 resulted in below-target payouts under our annual cash incentive program and contributed to below-threshold performance and no payouts under our multi-year performance programs.

Compensation Philosophy

We design our executive compensation program to attract, retain and motivate highly qualified executives and to align their interests with the interests of our stockholders. The ultimate goal of our program is to increase stockholder value by providing executives with appropriate incentives to achieve our business objectives. We seek to achieve this goal through a program that rewards executives for superior performance, as measured by both financial and non-financial factors. In the case of our executive officers, we intentionally make a greater proportion of their total compensation subject to the achievement of objective performance measures which we believe reflect increases in stockholder value. We also encourage executives to act as equity

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

owners by requiring them to meet the stock ownership requirements discussed below under “Stock Ownership Guidelines for Executive Officers.”
Management provides the committee with recommendations on the compensation of the executive officers other than the Chief Executive Officer, or CEO. These recommendations include specific amounts for base salaries, target cash incentive opportunities and equity-based awards for the executive officers. These recommendations are developed initially by our human resources department with the assistance of management’s compensation consultant, Steven Hall and Partners. We consider such factors as compensation history, tenure, internal equity, responsibilities and retention concerns to maintain consistency among our executives. These recommendations are then reviewed, and may be changed, by our CEO who also considers his own assessment of the performance of each executive officer other than himself. The committee gives significant consideration to the recommendations of management, but also considers information and advice provided by its compensation consultant, Watson Wyatt Worldwide, or Watson Wyatt. The activities of Steven Hall and Partners and Watson Wyatt are described in more detail below under “Compensation Consultants.” The committee itself is responsible for reviewing the performance of the CEO, without the CEO’s participation, and determines his compensation. The committee considers our performance on an operational and financial basis and the committee’s assessment of the CEO’s contributions during the year and overall performance.
The compensation philosophy the committee employs is to set each major compensation element at levels which approximate a specific percentile of market, based on data obtained from published salary survey sources, as follows:

•	Base pay at approximately the 50th percentile,

•	Annual cash incentive opportunities at the target level at approximately the 65th percentile, and

•	Equity-based incentives in the form of stock options, restricted stock units, or RSUs, and other equity-based awards with a value that equates to approximately the 75th percentile.
We have used above-median targets for annual cash incentives and equity-based incentives since we became an independent public company in 2001. As explained above, this approach makes a greater proportion of total compensation tied to the achievement of objective performance measures. The target percentiles shown above are derived from the survey data and not the peer group discussed below.
Our objective is to provide a total pay opportunity that is competitive with our closest competitors, but which also places a greater emphasis on equity-based compensation. When the actual pay of our executive officers is in alignment with our performance, this approach effectively aligns the interests of the executives with those of our stockholders.
The committee assessed whether our 2008 compensation was consistent with the compensation philosophy explained above by asking Watson Wyatt to conduct a market review. The committee reviewed an analysis of 2008 compensation for each executive officer, including base salary, annual cash bonus, annual cash compensation (base salary plus annual cash bonus), long-term incentives and total direct compensation (annual cash compensation plus long-term incentives). This information was then compared to competitive pay level compensation collected from our peer group and from published compensation surveys. On an overall basis, the base salaries of our executive officers for 2008 were generally below the median of the peer group and at or above the median of the published survey data. Target bonus opportunities for 2008 were generally at or below the 25th percentile of the peer group and at the median of the published survey data. Long-term incentive grants were at the median of the peer group and above the 75th percentile of the survey data. This resulted in 2008 target total direct compensation between the 25th and 50th percentiles of the peer group and above the 75th percentile of the published survey data.

Benchmarking

It has been our practice for many years to compare our compensation practices with the practices of a group of other U.S. public companies, comprised of direct competitors and other bio-medical manufacturers of comparable size based on revenue and market capitalization. With Watson Wyatt’s assistance, the committee monitors the continuing relevancy of the companies in the peer group and makes changes as companies alter their focus, merge or are acquired, or as new competitors emerge.
The peer group for 2008 consisted of C.R. Bard, Inc.; Baxter International Inc.; Becton, Dickinson and Company; Biogen Idec Inc.; Boston Scientific Corporation; Covidien Ltd.; Genzyme Corporation; Medtronic, Inc.; St. Jude Medical, Inc.; Stryker Corporation; and Thermo Fisher Scientific Inc.
The committee uses information derived from the peer group to assess our compensation practices. It also considers more general market data obtained from published salary survey sources. The comparative data is for the previous year and therefore does not reflect compensation levels or trends on a real-time basis.
Management and Steven Hall and Partners also use data from other large healthcare companies to develop incentive plan design and other aspects of executive compensation other than pay levels.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

Internal Equity

The committee reviews the relative pay differences for different executive officers considering not only the market targets described above, but also the responsibilities of the executive, including the nature of the executive’s duties, number of direct reports and other factors, as well as the executive’s tenure and experience in his or her current position, retention concerns and, with respect to international executives, local custom and practice. The committee believes that the position of CEO has the greatest opportunity to impact our performance and to ensure that our most senior executives exhibit the behavior necessary to meet our business and compliance objectives. Accordingly, the committee has historically set total target cash compensation (base salary plus target bonus opportunity) for the CEO at a multiple of the total compensation of the next most highly compensated executive officer. In 2007 and 2008, the next most highly compensated executive officer after the CEO was the Chairman, Europe, Middle East and Africa. Based in Italy, he is responsible for the sales, marketing and distribution of our products in the European, Middle Eastern and African regions. He has served in his current position since 2003 and has served in senior executive roles with us for more than 18 years.
In 2007, our new CEO was promoted from another position within the company. He did not have the same longevity as his predecessor and, as a result, the historic difference between the compensation of the CEO and the other executive officers has been significantly compressed. As part of the market review described above, Watson Wyatt compared our CEO’s pay multiple to the CEO pay multiples of each of the 11 companies in our peer group. Watson Wyatt found that the multiple of our CEO’s target total direct compensation (base salary plus target bonus opportunity plus long-term incentive grant value) to the average target total direct compensation for our other named executive officers is below the 25th percentile of our peers.

Major Elements of Compensation

There are three major elements of our executive compensation program: base salary, annual cash incentives and equity-based incentives. Our retirement plans and welfare benefits are generally available to all employees, including executive officers, and we also provide a limited range of perquisites or other benefits.
Base Salaries.  We use base salary as a recruiting and retention tool and to recognize individual performance and responsibility through annual merit reviews and promotional increases. As explained above, an executive’s base salary may vary from the 50th percentile of market due to the nature of his or her responsibilities, individual performance, tenure, internal equity, retention concerns and other factors. The salaries earned by our named executive officers appear in the Summary Compensation Table under the “Salary” column.
Annual Cash Incentives.  We create opportunities each year for additional cash compensation that are tied to the achievement of annual performance objectives. We use our Executive Performance Incentive Plan, or EPIP, for this purpose. Each executive officer is eligible for an award opportunity in an amount based upon a percentage of his or her base salary. The executive officers believed to have the greatest responsibility for our overall performance in the coming year are assigned the highest percentages so that more of their total compensation is tied to achievement of objective performance measures.
EPIP Performance Measures and Payout Percentage.  The performance objectives used in the EPIP are established by the committee at the beginning of each year. In recent years, the committee has set specific goals for three performance measures — adjusted earnings per share (weighted at 50%), consolidated revenue (weighted at 25%) and consolidated free cash flow (weighted at 25%) — derived from the operating plan approved by the Board for that year. This allocation is consistent with the committee’s belief that earnings per share is the performance measure that correlates most directly with stockholder value.
Actual payouts under the EPIP depend upon the extent to which we achieve the performance measure goals. Payouts generally range from 0% of a specified percentage of base salary if we fail to achieve at least 85% of the goal, to 200% of the specified percentage if we achieve 120% or more of the goal. Payouts cannot exceed two times the specified percentage of base salary. For 2008, the level of EPIP payouts was negatively affected by our overall financial performance for the year. Specifically, our performance against the targets set by the committee was as follows:

Performance Metric	Target	Actual

Adjusted Earnings Per Share*	$4.22	$4.05
Consolidated Revenue	$4.299 billion	$4.121 billion
Consolidated Free Cash Flow	$527 million	$491 million

*	Calculated for this purpose by excluding the following from earnings per share computed under generally accepted accounting principles: inventory step-up and acquisition, integration and other related expenses, including in-process research and development charges.
As a result, the EPIP payout percentage applicable to our named executive officers for 2008 was 85.8% of their target awards. The EPIP payout percentages for each of 2007 and 2008 were significantly lower than the payout percentages for prior years. The dollar amount of the EPIP payout to each of our named executive officers for 2008 appears in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. Additional information about the EPIP

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appears in the narrative discussion that follows the Summary Compensation Table. In addition, the annual EPIP opportunity for each named executive officer appears in the Grants of Plan Based Awards in 2008 table under the heading “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.”
EPIP Payout Structure Review.  The committee engaged Watson Wyatt to analyze the EPIP payout structure in 2008. Specifically, Watson Wyatt analyzed the relationship between performance and payout at threshold, target and maximum levels as compared to comparable programs of the companies in our peer group and typical market practice. Watson Wyatt also performed a probability analysis to assess the degree of difficulty associated with each of the EPIP’s performance measures. The analysis yielded a number of findings, including:

•	the performance outcome range of 85%–120% is generally consistent with the practices of our peer group and the broader market;

•	the bonus payout range (0% if performance is below threshold achievement, 55% if performance is at threshold, 100% if performance is at target and 200% if performance is at maximum achievement) is also generally consistent with the practices of our peer group and the broader market;

•	the degree of difficulty associated with achieving target performance for each of the 2008 EPIP performance measures adjusted earnings per share and consolidated revenue is “challenging”; and

•	the degree of difficulty associated with achieving target performance for the 2008 EPIP performance measure consolidated free cash flow is affected by enterprise investment decisions and non-recurring events.
Watson Wyatt concluded that overall, the EPIP structure and goal setting process are reasonable and within typical incentive plan design practices and the 2008 EPIP goals were appropriately set, reasonably challenging and in line with peer group practices. The committee members discussed the findings of the report and concluded that they will continue to monitor the appropriateness of the 85%–120% performance outcome range and the associated payout range, but that no major changes in the design of the EPIP are warranted at this time.
Equity-Based Incentives.  We make equity-based awards under stockholder-approved plans to provide incentives over periods longer than one year. These incentives take the form of stock options, restricted stock, RSUs and performance shares. Performance shares are, and other types of awards in the discretion of the committee may be, conditioned upon achievement of performance goals. The ownership stake provided by these equity-based incentives, the multiple-year vesting or performance period for these awards and our stock ownership guidelines for executive officers discussed later in this section, align the interests of our executive officers with our stockholders and are intended to promote executive retention.
The expense we incurred in 2008 for financial reporting purposes for the equity-based incentives awarded to our named executive officers appears in the Summary Compensation Table under the “Stock Awards” and “Option Awards” columns. Due to our financial performance during the relevant periods, none of the performance share awards to management-level employees and none of the performance-based RSU awards made to four executive officers outstanding during 2008 were earned.
Equity-based incentives are awarded by the committee under plans approved by our stockholders. The committee typically delegates authority to our CEO to grant a limited number of equity-based awards for purposes of attracting new employees, rewarding superior employee performance and recognizing exceptional effort and commitment as he deems appropriate from time to time. He cannot grant awards to executive-level employees or new hires for executive-level positions. The aggregate number of shares underlying all such grants by the CEO during 2008 was limited to 150,000. The CEO subsequently reports any such grants he makes to the committee.
We require management-level employees to sign a non-competition agreement as a condition of receiving an equity award. In addition, the award agreement provides that, if the employee breaches the non-competition agreement, the committee may require the employee to forfeit his or her award, even if vested. To the extent an award has previously been exercised or becomes non-forfeitable, the committee may require the employee to return any shares of common stock he or she received upon the exercise or cash proceeds received upon sale.
Annual Long-Term Incentive Plan Awards.  The committee has traditionally approved awards of stock options on an annual basis to management-level employees based on fixed share guidelines. The committee typically approves the awards at its December or January meeting and sets a future date as the actual grant date at that time. For 2008, the committee approved awards in December 2007 to all executive officers but our CEO. The committee approved the CEO’s award in February 2008 following the committee’s review of his 2007 performance. The grant dates for all awards followed the release of our fourth quarter and full-year 2007 earnings. In determining the number of shares underlying each executive officer’s award, the committee considers the officer’s individual performance in the context of the fixed share guidelines associated with his or her salary grade, as well as any multi-year awards that are currently outstanding. The committee awarded performance shares in 2006 with a performance period ending December 31, 2008 that were outstanding during 2008. In view of this performance share grant, the committee reduced the overall number of shares underlying the stock options granted to executive officers in February 2008 to a number less than what otherwise would have been awarded based on the fixed share guidelines.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

The committee reviewed the design of our annual long term incentive program in the fall of 2007 with the assistance of Watson Wyatt and Steven Hall and Partners. As part of this review, the committee considered whether to change the mix of equity-based awards granted to management-level employees in 2008 from 100% stock options to a mix of stock options and RSUs, a portion of which would be subject to performance-based vesting and the balance of which would be subject to time-based vesting. The committee ultimately decided not to change the mix of equity-based awards for 2008 in light of the three-year performance share grant that was outstanding. However, the committee has continued its review of our long term incentive program into 2009 and we expect that design changes will be made to the program to better accomplish our business objectives in the current economic environment.
We do not backdate stock options or issue stock options with exercise prices below the fair market value of our common stock on the grant date. We do not purposely schedule grant dates to precede favorable information or follow unfavorable disclosures.
Under the terms of our management stock incentive plan and corresponding award agreements, the vesting of stock options held for at least one year accelerates upon the employee’s retirement or reaching age 60. In the case of retired employees, the options remain exercisable for the original option term. For employees 60 or older, if the employee’s employment ends for a reason other than retirement as defined in the plan, the employee will have three months from the date of termination to exercise. We believe these practices enhance the effectiveness of stock options granted to more experienced employees. The committee does not consider these accelerated vesting practices when it determines the type or number of awards granted to a particular employee in any given year.
The terms and conditions of equity-based awards granted to employees based outside the U.S. may vary to comply with local law or to obtain the full benefit of applicable tax laws in those jurisdictions.
Multi-Year Performance Awards — Results for Performance Periods Ended December 31, 2008.  In February 2009, the committee certified the performance results for the three-year performance period ended December 31, 2008 under the performance share awards granted to executive officers and other management-level employees in January 2006. The performance shares awarded in 2006 provided award recipients the opportunity to earn shares based on the compound annual growth rate, or CAGR, of our adjusted earnings per share, or EPS, over a three-year period beginning January 1, 2006 and ending December 31, 2008. The CAGR goal was set at 17% for the three-year period. No shares are earned unless actual performance is at least 85% of the CAGR goal. The actual CAGR of our EPS for the three-year period was 11.52%. As a result, no shares were earned under this performance share program.
Also in February 2009, the committee certified the performance results for the 18-month performance period ended December 31, 2008 under the performance-based RSU awards granted in July 2007 to our CEO, our Chief Financial Officer, or CFO, and two other executive officers in connection with their respective promotions in May 2007. The performance-based RSUs provided these four executive officers the opportunity to earn shares based on the CAGR of our EPS over an 18-month period beginning July 1, 2007 and ending December 31, 2008. The CAGR goal for this program was set at 17% for the 18-month period. No shares are earned unless actual performance is at least 85% of the CAGR goal. The actual CAGR of our EPS for the 18-month period was 8.8%. As a result, no shares were earned under this performance-based RSU program.
Other Stock Awards.  Awards of restricted stock and RSUs granted in previous years were also outstanding during 2008. For example, the committee made grants of RSUs to a group of management-level employees, including executive officers, in December 2007. These grants were intended to provide an incentive to these employees to remain employed through the critical implementation phase of the Deferred Prosecution Agreement and Corporate Integrity Agreement. The number and market value of outstanding shares and units appear in the Outstanding Equity Awards at 2008 Fiscal Year-End table.

Compensation Consultants

As it has for several years, Watson Wyatt acted as the committee’s consultant during 2008. Typically, the firm provides the committee with advice on compensation program design and best practices and produces the comparative information derived from the peer group and published survey data that the committee reviews. Major activities conducted during 2008 consisted of: (1) performing the EPIP payout structure review discussed above; (2) advising the committee on and helping to develop the compensation packages for two newly-hired executive officers; (3) performing the market review of our 2008 executive compensation discussed above; (4) preparing “tally sheets” for our executive officers that the committee considered when making compensation decisions for 2009; (5) reviewing the composition of the peer group we use for executive compensation benchmarking purposes to ensure that it remains appropriate; and (6) reviewing and recommending changes to our long-term incentive plan design structure for 2009. On occasion, company management engages Watson Wyatt to perform services outside of executive compensation. For example, company management recently engaged Watson Wyatt to develop long-term incentive plan communication materials to be distributed to all management-level employees. The firm’s activities are discussed at greater length in various parts of this discussion and analysis.
During 2008, Steven Hall and Partners served as a consultant to our human resources department and company management. Steven Hall and Partners compared our company compensation plans against our peer group companies for various

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

forms of equity and long-term incentive plan designs, and provided recommendations as well as advice on other compensation related matters. Steven Hall and Partners also assists the human resources department and management in providing the committee with recommendations for base salary, target bonus percentages and long-term incentive awards for executive officers, except for the CEO. The specific recommendations are typically discussed with Watson Wyatt as the committee’s compensation consultant. The final recommendations are then reviewed by the committee, which frequently makes adjustments to the final determinations. In addition, Steven Hall and Partners acts as a resource to the human resources department and management in analyzing the compensation information from and recommendations made by Watson Wyatt.

Other Compensation

Retirement and Other Post-Employment Benefits.  Executives based in the U.S. may be eligible to participate in our 401(k) savings and investment plan, or SIP, and the benefit equalization plan, or BEP/SIP, that supplements the SIP, our defined benefit pension plan, or RIP, the benefit equalization plan, or BEP/RIP, that supplements the RIP and our retiree medical plan. We originally established the RIP, the BEP/RIP and the BEP/SIP at the time of our separation from our former parent in 2001. Under the terms of an Employee Benefits Agreement between our former parent and us, we agreed to establish plans that were substantially identical in all material respects to corresponding plans offered by the former parent. Since 2001, we have continued to offer these plans and the SIP in an effort to remain market competitive, to retain talented employees, to assist employees in preparing for retirement, to provide income to employees following retirement and, in the case of the benefit equalization plans, to provide benefits to eligible executives that are comparable, as a percentage of compensation, to benefits provided to employees whose compensation is not limited by the annual compensation limit under U.S. law. We believe that the total retirement benefits we provide are comparable to the retirement benefits provided by other companies within the medical device and biotech industries. The RIP, the BEP/RIP and the retiree medical plan are only available to executives hired before September 2, 2002. This was taken into account when we determined to provide enhanced benefits to affected employees under our SIP. Additionally, the cost of providing post-employment benefits generally affects decisions regarding the types and amounts of other compensation and benefits that we may offer our employee population as a whole, but the provision of, or a named executive officer’s accumulated benefit under, our retirement plans generally does not affect decisions regarding the types or amounts of other compensation paid to that named executive officer in a given year. These plans are discussed in greater detail in the narrative following the Pension Benefits in 2008 table.
Employment and Change in Control Severance Agreements.  We do not have employment agreements with any of our executive officers. However, we have entered into change in control severance agreements with each of them. These agreements are intended to maintain continuity of management, particularly in the context of a transaction in which we undergo a change in control. These agreements are “double triggered,” which means that an executive is only entitled to severance payments if (1) we experience a change in control as defined in the agreement and (2) the executive’s employment with us is terminated. See “Change in Control Arrangements” on page 36 for a more detailed description of the material terms of these agreements.
Disability Compensation.  Executive officers based in the U.S. may participate in the Restated Zimmer, Inc. Long-Term Disability Income Plan for Highly Compensated Employees. This plan is funded from our general assets and individual disability insurance policies we pay for. The plan provides disability benefits, as a percentage of total compensation, that are comparable to benefits provided to employees whose compensation is not limited for purposes of determining benefits payable under our base long-term disability insurance plan.
Perquisites.  We provide executive officers with a limited range of perquisites or other benefits not generally available to all salaried employees. These include the BEP/SIP, the BEP/RIP and the long-term disability income plan discussed above. We do not provide executives with company cars or car allowances unless they are living overseas and such practices are consistent with local market practice. Non-business use of our aircraft is limited and infrequent. No executive officer used our aircraft for non-business purposes during 2008. We provide all management-level employees who relocate their principal residence at our request with benefits provided under our relocation assistance program, including, for example, reimbursement of temporary housing and moving expenses.

Stock Ownership Guidelines for Executive Officers

Our executive officers must meet stock ownership guidelines set by the Board. The committee oversees compliance with these guidelines and periodically reviews the guidelines. The guidelines require (1) our CEO to own shares with a value equal to at least five times his base salary; (2) other designated executive officers, including the other named executive officers, to own shares with a value equal to at least three times the executive’s base salary; and (3) other executive officers to own shares with a value equal to at least two times the executive’s base salary. All shares owned by an executive officer count toward these guidelines, including shares owned indirectly, shares held in our 401(k) savings plan or employee stock purchase plan, as well as restricted shares, RSUs and performance shares (at the target award level). In addition, one-half of the unrealized gain on vested stock options is counted toward these guidelines. All executive officers are currently in compliance with the guidelines or are

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

pursuing plans that will enable them to achieve compliance within the five-year time frame prescribed in the guidelines. We have approved procedures by which every executive officer must obtain clearance prior to selling any shares of our common stock, in part to ensure no officer falls out of compliance with the stock ownership guidelines.
In addition, we have policies in place to prevent executive officers from hedging the economic risk of ownership of our common stock.

Other Compensation Practices

Tax Deductibility of Compensation.  Section 162(m) of the Internal Revenue Code, or the Code, limits the deductibility of compensation paid to the most highly-compensated executive officers of U.S. public companies to $1,000,000 per year unless the compensation qualifies as performance-based. The committee’s policy is to take into account Section 162(m) in establishing compensation of our executives. However, the deductibility of some types of compensation payments can depend upon the timing of the vesting or an executive’s exercise of previously granted awards. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond our control also can affect deductibility of compensation. For these and other reasons, the committee has determined that it will not necessarily seek to limit executive compensation to that sum which is deductible under Section 162(m) of the Code. In 2008, the impact of the Section 162(m) limitation on our after-tax compensation expense was not material.
The EPIP and our equity-based incentive plans contain performance-based conditions and have been approved by stockholders so that payments under those plans can qualify as performance-based compensation. We will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with our compensation policies and what we believe is in the best interests of our stockholders.
Potential Impact on Compensation of Executive Misconduct.  If the Board determines that an executive officer has engaged in fraudulent or intentional misconduct, the Board may take a range of actions to remedy the misconduct, prevent its recurrence, and impose such discipline on the wrongdoers as would be appropriate. Discipline would vary depending on the facts and circumstances, and may include (1) termination of employment; (2) initiation of a lawsuit to recover damages resulting from the misconduct; and (3) if the misconduct resulted in a significant restatement of our financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

Executive Officer Compensation Tables and Notes

The following tables set forth information regarding compensation paid to our CEO, our CFO and each of our three other most highly compensated executive officers who served as executive officers as of December 31, 2008 based on total compensation earned, excluding increases in pension value. The tables also provide compensation information with respect to one former executive officer who would have been among the three other most highly compensated executive officers during 2008 but who was no longer serving as an executive officer as of December 31, 2008.

SUMMARY COMPENSATION TABLE

								Change in
								Pension
								Value and
								Nonqualified
						Non-Equity		Deferred
				Stock	Option	Incentive Plan		Compensation	All Other
		Salary		Awards(1)	Awards(2)	Compensation(3)		Earnings(4)	Compensation(5)		Total
Name and Principal Position	Year	($)		($)	($)	($)		($)	($)		($)
(a)	(b)	(c)		(e)	(f)	(g)		(h)	(i)		(j)

David C. Dvorak	2008	742,308		1,277,585	2,768,078	691,350		239,814	38,977		5,758,112
President and	2007	605,731		266,151	1,827,280	409,889		125,367	39,836		3,274,254
Chief Executive Officer	2006	400,000		715,097	1,302,962	379,600		81,144	19,092		2,897,895
James T. Crines	2008	456,340		751,376	1,349,493	274,078		236,777	26,193		3,094,257
Executive Vice President,	2007	381,923		249,472	1,137,935	162,182		134,430	18,843		2,084,785
Finance and Chief Financial Officer
Bruno A. Melzi	2008	586,114	(6)	42,188	1,236,901	301,731	(6)	75,281 (6)	206,113	(6)	2,448,328	(6)
Chairman, Europe,	2007	523,415	(6)	(182,917)	1,186,763	193,403	(6)	67,140 (6)	457,225	(6)	2,245,029	(6)
Middle East and Africa	2006	467,841	(6)	691,514	1,302,450	355,692	(6)	74,591 (6)	455,610	(6)	3,347,698	(6)
Stephen H.L. Ooi	2008	387,427	(7)	287,672	1,686,551	199,447	(7)	—	82,932	(7)	2,644,029	(7)
President, Asia Pacific	2007	340,880	(7)	23,973	1,205,765	127,389	(7)	—	43,590	(7)	1,741,597	(7)
Cheryl R. Blanchard, Ph.D.	2008	384,865		465,226	697,942	198,129		109,643	21,290		1,877,095
Senior Vice President, Research
and Development and Chief
Scientific Officer
Sheryl L. Conley(8)	2008	151,523		(412,736)	1,631,864	—		—	484,414		1,855,065
Former Group President,	2007	380,000		(152,538)	1,126,177	168,492		204,881	18,895		1,745,907
Americas and Global Marketing	2006	370,000		571,273	1,074,117	373,964		224,637	17,649		2,631,640
and Chief Marketing Officer

(1)	Represents the dollar amount recognized for financial statement reporting purposes with respect to stock awards in accordance with SFAS 123(R). During 2008 and 2007, as a result of changes in our estimate of the number of performance shares granted January 18, 2006 that would vest, we reversed certain compensation expense relating to these performance shares that had been recognized for financial statement reporting purposes in 2006 in accordance with SFAS 123(R). Amounts reported in this column for each of 2008 and 2007 for Mr. Dvorak, Mr. Melzi and Ms. Conley have been reduced (in some cases below zero) by the reversed expense. Amounts reported for 2008 and 2007 for Mr. Crines, Mr. Ooi and Dr. Blanchard have not been reduced by the reversed expense, because the expense recognized in 2006 for these executive officers has not been reported in the Summary Compensation Table.

Ms. Conley forfeited unvested performance shares and RSUs when her employment terminated effective May 16, 2008. In accordance with SFAS 123(R), we reversed compensation expense relating to the forfeited awards that had been recognized for financial statement reporting purposes in 2007 and 2006. As a result, the amount reported in this column for 2008 for Ms. Conley is negative.

			2008 Expense	2007 Expense	2006 Expense
Name	Type of Award	Grant Date	($)	($)	($)

David C. Dvorak	RSUs	12/12/07	1,275,657	106,305	—
	Performance-Based RSUs	07/19/07	—	—	—
	Restricted Stock	05/01/07	399,537	266,358	—
	Performance Shares	01/18/06	(397,609)	(212,000)	609,609
	Restricted Stock	01/14/04	—	105,488	105,488

Total			1,277,585	266,151	715,097

James T. Crines	RSUs	12/12/07	551,612	45,968
	Performance-Based RSUs	07/19/07	—	—
	Restricted Stock	05/01/07	199,764	133,179
	Performance Shares	01/18/06	—	—
	Restricted Stock	01/14/04	—	70,325

Total			751,376	249,472

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

			2008 Expense	2007 Expense	2006 Expense
Name	Type of Award	Grant Date	($)	($)	($)

Bruno A. Melzi	RSUs	12/12/07	453,275	37,773	—
	Performance Shares	01/18/06	(411,087)	(220,690)	631,777
	Restricted Stock	01/02/02	—	—	53,738
	Restricted Stock	08/07/01	—	—	5,999

Total			42,188	(182,917)	691,514

Stephen H.L. Ooi	RSUs	12/12/07	287,672	23,973
	Performance Shares	01/18/06	—	—

Total			287,672	23,973

Cheryl R. Blanchard, Ph.D.	RSUs	12/12/07	465,226
	Performance Shares	01/18/06	—

Total			465,226

Sheryl L. Conley	RSUs	12/12/07	(42,084)	42,084	—
	Performance Shares	01/18/06	(370,652)	(194,622)	565,274
	Restricted Stock	08/07/01	—	—	5,999

Total			(412,736)	(152,538)	571,273

For a discussion of the assumptions made in the valuation, see Note 3 to the Consolidated Financial Statements included in our Annual Reports on Form 10-K for the years ended December 31, 2008 and December 31, 2007.

(2)	Amounts reported as compensation in this column represent the dollar amount recognized for financial statement reporting purposes rather than the intrinsic value of the option awards as of December 31, 2008. As of that date, option awards granted to the named executive officers between 2004 and 2008 had no intrinsic value. The closing price of our common stock on December 31, 2008 as reported by the New York Stock Exchange was $40.42. The exercise prices of option awards granted to the named executive officers between 2004 and 2008 range from $70.33 to $88.76. These option awards will have no intrinsic value until our stock price increases above these levels. The dollar amount recognized for financial statement reporting purposes with respect to the option awards in accordance with SFAS 123(R) is as follows:

				2008 Expense	2007 Expense	2006 Expense
Name	Type of Award	Grant Date		($)	($)	($)

David C. Dvorak	Stock Options	02/19/08		1,089,458	—	—
	Stock Options	05/01/07		632,500	421,667	—
	Stock Options	02/06/07		323,663	296,691	—
	Stock Options	01/18/06		314,188	314,188	314,188
	Stock Options	01/18/05	(a)	164,090	164,090	164,090
	Stock Options	01/18/05		244,179	244,179	244,179
	Stock Options	01/14/04		—	386,465	386,465
	Stock Options	01/13/03		—	—	194,040

Total				2,768,078	1,827,280	1,302,962

James T. Crines	Stock Options	02/12/08		383,058	—
	Stock Options	05/01/07		158,125	105,417
	Stock Options	02/06/07		231,188	211,922
	Stock Options	01/18/06		291,338	291,338
	Stock Options	01/18/05	(a)	114,859	114,859
	Stock Options	01/18/05		170,925	170,925
	Stock Options	01/14/04		—	243,474

Total				1,349,493	1,137,935

Bruno A. Melzi(b)	Stock Options	02/12/08		1,129,013	—	—
	Stock Options	02/06/07		107,888	1,186,763	—
	Stock Options	01/18/06		—	—	1,302,450

Total				1,236,901	1,186,763	1,302,450

Stephen H.L. Ooi(c)	Stock Options	02/12/08		645,150	—
	Stock Options	02/06/07		462,375	423,844
	Stock Options	01/18/06		293,242	293,242
	Stock Options	01/18/05	(a)	114,859	114,859
	Stock Options	01/18/05		170,925	170,925
	Stock Options	01/14/04		—	202,895

Total				1,686,551	1,205,765

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

				2008 Expense	2007 Expense	2006 Expense
Name	Type of Award	Grant Date		($)	($)	($)

Cheryl R. Blanchard, Ph.D.	Stock Options	02/12/08		201,609
	Stock Options	02/06/07		208,069
	Stock Options	01/18/06		186,942
	Stock Options	01/18/05	(a)	40,721
	Stock Options	01/18/05		60,601

Total				697,942

Sheryl L. Conley(d)	Stock Options	02/06/07		712,828	211,922	—
	Stock Options	01/18/06		582,675	291,338	291,338
	Stock Options	01/18/05	(a)	135,188	135,188	135,188
	Stock Options	01/18/05		201,173	201,173	201,173
	Stock Options	01/14/04		—	286,556	286,556
	Stock Options	01/13/03		—	—	159,863

Total				1,631,864	1,126,177	1,074,117

(a)	These stock options were subject to vesting conditions based on our actual 2005 performance. Options vested as to performance continue to be subject to time-based vesting requirements.

(b)	Under provisions of our stock option award agreement, Mr. Melzi immediately vests in options that have been held for at least one year because he has reached age 60. Accordingly, the SFAS 123(R) expense for stock options granted to Mr. Melzi is recognized over a one-year service period.

(c)	Under the age and service provisions of our stock option plan, if Mr. Ooi elected to retire, he would immediately vest in options that have been held for at least one year (“retiree treatment”). Accordingly, the SFAS 123(R) expense for stock options granted to Mr. Ooi is recognized over a one-year service period.

(d)	Ms. Conley became eligible for retiree treatment in 2008. Accordingly, the SFAS 123(R) expense for stock options granted to Ms. Conley in 2007 is recognized over a two-year service period.

For a discussion of the assumptions made in the valuation of our stock options, see Note 3 to the Consolidated Financial Statements included in our Annual Reports on Form 10-K for the years ended December 31, 2008 and December 31, 2007.

(3)	Includes the following awards under the EPIP and a supplemental performance incentive plan in place during 2006. For more information regarding the EPIP, see “Compensation Discussion and Analysis – Major Elements of Compensation – Annual Cash Incentives” beginning on page 15 and the narrative discussion beginning on page 24.

		Supplemental
		Performance Incentive
Name	EPIP($)	Plan (2006)($)	Total($)

David C. Dvorak
2008	691,350	—	691,350
2007	409,889	—	409,889
2006	279,600	100,000	379,600
James T. Crines
2008	274,078	—	274,078
2007	162,182	—	162,182
Bruno A. Melzi(6)
2008	301,731		301,731
2007	193,403	—	193,403
2006	272,518	83,174	355,692
Stephen H.L. Ooi(7)
2008	199,447	—	199,447
2007	127,389	—	127,389
Cheryl R. Blanchard, Ph.D.
2008	198,129	—	198,129
Sheryl L. Conley
2008	—	—	—
2007	168,492	—	168,492
2006	258,630	115,334	373,964

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

(4)	Amounts reported consist of the following:

	RIP Aggregate		BEP/RIP Aggregate		Aggregate Change in
	Change in Actuarial		Change in Actuarial		Actuarial Present Value of
	Present Value of		Present Value of		Accumulated Benefit under
	Accumulated		Accumulated		Trattamento Fine Rapporto,
Name	Benefit($)(a)		Benefit($)(a)		an Italian pension plan($)		Total($)

David C. Dvorak
2008	40,345		199,469		—		239,814
2007	24,130		101,237		—		125,367
2006	16,205		64,939		—		81,144
James T. Crines
2008	57,997		178,780		—		236,777
2007	36,073		98,357		—		134,430
Bruno A. Melzi
2008	—		—		75,281	(b)	75,281	(b)
2007	—		—		67,140	(c)	67,140	(c)
2006	—		—		74,591	(d)	74,591	(d)
Stephen H.L. Ooi
2008	—		—		—		—
2007	—		—		—		—
Cheryl R. Blanchard, Ph.D.
2008	44,766		64,877		—		109,643
Sheryl L. Conley
2008	—	(e)	—	(e)	—		—	(e)
2007	46,690		158,191		—		204,881
2006	27,577		197,060		—		224,637

(a)	Amounts represent the change in the actuarial present value of the accumulated benefit under the RIP and the BEP/RIP from December 31, 2007 to December 31, 2008, from December 31, 2006 to December 31, 2007 and from December 31, 2005 to December 31, 2006, respectively. The accumulated benefit is the benefit to which the executive would be entitled had he or she terminated employment as of December 31 of such year and elected to commence his or her benefit at the earliest age at which he or she would receive an unreduced benefit, assuming he or she had met the eligibility conditions, payable as a monthly benefit for as long as the executive lived. The expected benefit payments are discounted using interest and mortality assumptions to produce the present value of the accumulated benefit as of December 31 of such year. With respect to the RIP, the assumed interest rates for 2008, 2007 and 2006 are 5.79%, 6.16% and 6.14%, respectively, and the mortality assumption for each year is based on the 1994 Group Annuity Mortality Tables for men and women. With respect to the BEP/RIP, the assumed interest rates are 6.72% for the first 5 years, 7.12% for the next 15 years and 6.37% for years above 20 and the mortality assumption is based on the 2009 IRS mortality table. Mr. Ooi does not participate in a defined benefit pension plan. Because Ms. Conley’s employment terminated prior to December 31, 2008, the year end BEP/RIP actuarial present value of accumulated benefits is equal to the benefit paid to her and is less than her prior year’s actuarial present value of accumulated benefits since she is no longer eligible for subsidized early retirement benefits.

(b)	Amount represents the increase in the actuarial present value of the accumulated benefit from December 31, 2007 to December 31, 2008 calculated in Euros for the period, with the difference converted to U.S. Dollars using the average exchange rate for the year ended December 31, 2008 of 1 EUR = 1.47154 USD.

(c)	Amount represents the increase in the actuarial present value of the accumulated benefit from December 31, 2006 to December 31, 2007 calculated in Euros for the period, with the difference converted to U.S. Dollars using the average exchange rate for the year ended December 31, 2007 of 1 EUR = 1.36662 USD.

(d)	Amount represents the increase in the actuarial present value of the accumulated benefit from December 31, 2005 to December 31, 2006 calculated in Euros for the period, with the difference converted to U.S. Dollars using the average exchange rate for the year ended December 31, 2006 of 1 EUR = 1.25622 USD.

(e)	The change in actuarial present value of accumulated benefit in 2008 for Ms. Conley under the RIP was ($25,662) and under the BEP/RIP was ($103,073). The negative changes in actuarial present value reflect the termination of Ms. Conley’s employment on May 16, 2008 and are not shown in the table because Securities and Exchange Commission rules prohibit us from reporting negative figures in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

(5)	Amounts reported in 2008 consist of the following:

	Mr. Dvorak	Mr. Crines	Mr. Melzi(6)		Mr. Ooi(7)		Dr. Blanchard	Ms. Conley

Company matching contributions to the SIP	$10,350	$10,350	$—		$—		$10,098	$6,819
Company matching contributions to the BEP/SIP	23,054	10,185	—		—		6,969	—
Company-paid life insurance premiums	2,760	2,291	—		—		1,518	2,098
Company-paid long-term disability insurance premiums	2,813	3,367	—		—		2,705	1,342
Severance benefits	—	—	—		—		—	394,101	(a)
Holiday and unused vacation pay	—	—	12,560		—		—	77,304
Consulting fees	—	—	—		—		—	2,750	(b)
Company-paid supplemental health insurance premiums and claims	—	—	2,379		2,358		—	—
Annual medical check-up	—	—	1,339		—		—	—
Company contributions to Fondo Mario Negri, an Italian pension plan	—	—	11,703		—		—	—
Incremental cost of company-provided automobile	—	—	178,132(c	)	—		—	—
Automobile allowance	—	—	—		59,429		—	—
Incremental cost of company-provided employee driver	—	—	—		4,250(d	)	—	—
Country club dues	—	—	—		374		—	—
Central Provident Fund (CPF) allowance	—	—	—		1,358		—	—
Voluntary company contributions to CPF	—	—	—		15,163		—	—
Total	$38,977	$26,193	$206,113		$82,932		$21,290	$484,414

(a)	This amount represents a lump-sum severance payment in connection with the termination of Ms. Conley’s employment.

(b)	This amount represents fees we paid to Ms. Conley for consulting services rendered to us following termination of her employment.

(c)	This amount includes $149,609 related to the purchase of a company-provided automobile and $28,523 for fuel, maintenance, insurance and licenses.

(d)	This amount represents the portion (16%) of the salary and benefits paid to the employee driver that was attributable to transporting Mr. Ooi and his family.

(6)	Mr. Melzi’s compensation is paid in Euros and has been converted to U.S. Dollars for purposes of this table (a) for 2008 compensation, using the average exchange rate for the year ended December 31, 2008 of 1 EUR = 1.47154 USD, (b) for 2007 compensation, using the average exchange rate for the year ended December 31, 2007 of 1 EUR = 1.36662 USD, and (c) for 2006 compensation, using the average exchange rate for the year ended December 31, 2006 of 1 EUR = 1.25622 USD.

(7)	Mr. Ooi’s compensation is paid in Singapore Dollars and has been converted to U.S. Dollars for purposes of this table (a) for 2008 compensation, using the average exchange rate for the year ended December 31, 2008 of 1 SGD = .70749 USD, and (b) for 2007 compensation, using the average exchange rate for the year ended December 31, 2007 of 1 SGD = .662991 USD.

(8)	Ms. Conley’s employment terminated effective May 16, 2008.

Narrative Discussion

The following narrative provides additional information with respect to the compensation reported in the Summary Compensation Table.
2008 Base Salaries.  The 2008 base salaries for the named executive officers were as follows:

		Percentage
Name	2008 Base Salary	Increase from 2007

David C. Dvorak	$750,000	7.1%
James T. Crines	$456,500	10.0%
Bruno A. Melzi(1)	$586,114	12.0%
Stephen H.L. Ooi(2)	$387,427	13.7%
Cheryl R. Blanchard, Ph.D.	$385,000	10.0%
Sheryl L. Conley(3)	$394,100	3.7%

(1)	Mr. Melzi’s compensation is paid in Euros and has been converted to U.S. dollars for purposes of the above table using the average exchange rate for the year ended December 31, 2008 of 1 EUR = 1.47154 USD.

(2)	Mr. Ooi’s compensation is paid in Singapore Dollars and has been converted to U.S. dollars for purposes of the above table using the average exchange rate for the year ended December 31, 2008 of 1 SGD = .70749 USD.

(3)	Ms. Conley’s employment terminated effective May 16, 2008.
2008 EPIP Target Award Opportunities.  The 2008 target EPIP award opportunities for the named executive officers were 110% of base salary for Mr. Dvorak; 70% of base salary for Mr. Crines; and 60% of base salary for each of Messrs. Melzi and Ooi and Dr. Blanchard. Ms. Conley forfeited her award opportunity, which had been set at 60% of base salary, upon termination of her employment. Had Ms. Conley remained an employee through the end of 2008, she would have received a payout of approximately $202,883.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

The goals for the performance measures used in the EPIP for 2008 were set by the committee in February 2008 on the basis of the 2008 operating plan approved by the Board of Directors. Actual payouts could range between 0% and 200% of the specified percentage of the executive’s base salary based upon actual 2008 performance.
The following are the performance measures and goals for each of the performance measures set by the committee:

	Target	Minimum	Maximum

Adjusted Earnings per Share	$4.22/share	$3.59/share	$5.06/share

	(In millions)
Consolidated revenue	$4,299	$3,654	$5,159
Consolidated free cash flow	$527	$448	$632
The sum of the weighted performance for each performance measure was applied to the following payout schedule to determine the award. Each performance measure was capped at 120% of target and had a threshold of 85% of target with linear interpolation between 120% and 85%.

% of Performance Measure Goal	% of Award Target

120+	200
100	100
85	55
Less than 85	0
Adjusted earnings per share had to equal or exceed the target level ($4.22) in order for payments to exceed 100% of target. We calculate adjusted earnings per share for this purpose by excluding the following from earnings per share computed under generally accepted accounting principles: inventory step-up and acquisition, integration and other related expenses, including in-process research and development charges. Based on our 2008 financial results, payouts were made in an amount equal to 85.8% of the specified percentage of each executive’s base salary. See the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for the awards paid to each of the named executive officers under the EPIP for 2008.
2008 Equity Awards.  For information on the equity awards made in 2008 to the named executive officers, see the narrative discussion following the Grants of Plan Based Awards in 2008 table on page 26.
Severance Benefits.  Under the terms of our severance plan applicable to all U.S.-based salaried employees, Ms. Conley received severance benefits equal to 52 weeks’ salary upon termination of her employment effective May 16, 2008.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

GRANTS OF PLAN BASED AWARDS IN 2008

The following Grants of Plan Based Awards in 2008 table provides additional information about non-equity incentive plan awards and option awards granted to the named executive officers during the year ended December 31, 2008. The non-equity incentive plan awards were granted under the EPIP and the option awards were granted under the Zimmer Holdings, Inc. 2006 Stock Incentive Plan, or the 2006 Plan.

									All Other
									Option		Grant Date
									Awards:	Exercise	Fair Value	Closing
									Number of	or Base	of Stock	Market
			Estimated Possible Payouts Under						Securities	Price of	and	Price on
		Date of Comp.	Non-Equity Incentive Plan Awards(1)						Underlying	Option	Option	Date of
	Grant	Committee	Threshold		Target		Maximum		Options(2)	Awards(3)	Awards(4)	Grant
Name	Date	Action	($)		($)		($)		(#)	($/Sh)	($)	($/Sh)
(a)	(b)		(c)		(d)		(e)		(j)	(k)	(l)

David C. Dvorak	—	—	453,750		825,000		1,650,000		—	—	—	—
	02/19/08	02/19/08	—		—		—		200,000	76.33	4,692,000	76.51
James T. Crines	—	—	175,753		319,550		639,100		—	—	—	—
	02/12/08	12/07/07	—		—		—		71,250	78.53	1,671,525	78.38
Bruno A. Melzi	—	—	193,417	(5)	351,668	(5)	703,336	(5)	—	—	—	—
	02/12/08	12/07/07	—		—		—		52,500	78.53	1,231,650	78.38
Stephen H.L. Ooi	—	—	127,851	(6)	232,456	(6)	464,912	(6)	—	—	—	—
	02/12/08	12/07/07	—		—		—		37,500	78.53	879,750	78.38
Cheryl R. Blanchard, Ph.D.	—	—	127,050		231,000		462,000		—	—	—	—
	02/12/08	12/07/07	—		—		—		37,500	78.53	879,750	78.38
Sheryl L. Conley(7)	—	—	130,053		236,460		472,920		—	—	—	—
	02/12/08	12/07/07	—		—		—		37,500	78.53	879,750	78.38

(1)	Amounts shown in this column represent the executives’ EPIP incentive opportunity for 2008. Amounts actually earned for 2008 performance are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.” See “Compensation Discussion and Analysis – Major Elements of Compensation – Annual Cash Incentives” and the narrative discussion following the Summary Compensation Table for more information about the EPIP awards.

(2)	Amounts shown in this column represent stock options granted to Mr. Dvorak on February 19, 2008 and Messrs. Crines, Melzi and Ooi, Dr. Blanchard and Ms. Conley on February 12, 2008. See “Compensation Discussion and Analysis – Major Elements of Compensation – Equity-Based Incentives” and the narrative discussion below for a description of the material terms of these awards.

(3)	The committee set the exercise price of stock options at fair market value on the date of grant. The 2006 Plan defines “fair market value” as the average of the high and low selling prices of our common stock on the New York Stock Exchange on the date of grant. An exercise price in excess of fair market value may be used for employees based outside the United States.

(4)	Amounts represent the grant date fair value of option awards computed in accordance with SFAS 123(R). There is no assurance that the value realized by an executive, if any, will be at or near the amounts shown in this column. For a discussion of the assumptions made in the valuation, see Note 3 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(5)	Mr. Melzi’s compensation is paid in Euros and has been converted to U.S. Dollars for purposes of this table using the average exchange rate for the year ended December 31, 2008 of 1 EUR = 1.47154 USD.

(6)	Mr. Ooi’s compensation is paid in Singapore Dollars and has been converted to U.S. Dollars for purposes of this table using the average exchange rate for the year ended December 31, 2008 of 1 SGD = .70749 USD.

(7)	Ms. Conley forfeited all awards shown in this table upon the termination of her employment effective May 16, 2008.

Narrative Discussion

In December 2007, the committee approved stock option awards under the 2006 Plan with a grant date in February 2008 to 1,183 management-level employees, including all executive officers but our CEO. The Committee approved the CEO’s stock option award in February 2008 following the Committee’s review of his 2007 performance. The fair value of these awards is $23.46 per option, as determined using a Black-Scholes option pricing model. The stock options generally become exercisable in four equal installments on the first through fourth anniversaries of the grant date.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

	Option Awards(2)					Stock Awards
		Number of	Number of			Number of	Market Value
		Securities	Securities			Shares or	of Shares or
		Underlying	Underlying			Units of	Units of
		Unexercised	Unexercised	Option		Stock That	Stock That
		Options	Options	Exercise		Have Not	Have Not
		(#)	(#)	Price(3)	Option Expiration	Vested(4)	Vested(5)
Name	Grant Date(1)	Exercisable	Unexercisable	($)	Date	(#)	($)
(a)		(b)	(c)	(e)	(f)	(g)	(h)

David C. Dvorak	02/19/2008	—	200,000	76.33	02/18/2018
	05/01/2007	25,000	75,000	88.76	04/30/2017
	02/06/2007	13,125	39,375	83.68	02/05/2017
	01/18/2006	27,500	27,500	71.06	01/17/2016
	01/18/2005	17,556	5,852	79.60	01/17/2015
	01/18/2005	26,125	8,708	79.60	01/17/2015
	01/14/2004	73,333	—	70.33	01/13/2014
	01/13/2003	66,000	—	39.53	01/12/2013
	01/02/2002	50,000	—	30.19	01/01/2012
	12/03/2001	34,635	—	32.21	12/02/2011
	01/14/2004					2,500	101,050
	05/01/2007					22,532	910,743
	12/12/2007					18,680	755,046
James T. Crines	02/12/2008	—	71,250	78.53	02/11/2018
	05/01/2007	6,250	18,750	88.76	04/30/2017
	02/06/2007	9,375	28,125	83.68	02/05/2017
	01/18/2006	25,500	25,500	71.06	01/17/2016
	01/18/2005	12,289	4,096	79.60	01/17/2015
	01/18/2005	18,288	6,095	79.60	01/17/2015
	01/14/2004	46,200	—	70.33	01/13/2014
	01/13/2003	14,569	—	39.53	01/12/2013
	01/02/2002	15,000	—	30.19	01/01/2012
	01/02/2002	5,000	—	30.19	01/01/2012
	01/14/2004					1,666	67,340
	05/01/2007					11,266	455,372
	12/12/2007					8,078	326,513
Bruno A. Melzi	02/12/2008	—	52,500	78.53	02/11/2018
	02/06/2007	—	52,500	83.68	02/05/2017
	01/18/2006	57,000	—	71.06	01/17/2016
	01/18/2005	25,536	—	79.60	01/17/2015
	01/18/2005	38,000	—	79.60	01/17/2015
	12/12/2007					6,638	268,308
Stephen H.L. Ooi	02/12/2008	—	37,500	78.53	02/11/2018
	02/06/2007	9,375	28,125	83.68	02/05/2017
	01/18/2006	19,250	19,250	71.06	01/17/2016
	01/18/2005	12,289	4,096	79.60	01/17/2015
	01/18/2005	18,288	6,095	79.60	01/17/2015
	01/14/2004	38,500	—	70.33	01/13/2014
	01/13/2003	48,333	—	39.53	01/12/2013
	09/18/2002	25,000	—	37.13	09/17/2012
	01/02/2002	7,000	—	30.19	01/01/2012
	09/06/2001	4,011	—	27.30	09/05/2011
	08/07/2001	7,310	—	29.35	08/06/2011
	03/06/2001	11,199	—	30.88	03/05/2011
	12/12/2007					4,213	170,289
Cheryl R. Blanchard, Ph.D.	02/12/2008	—	37,500	78.53	02/11/2018
	02/06/2007	8,438	25,312	83.68	02/05/2017
	01/18/2006	16,363	16,362	71.06	01/17/2016
	01/18/2005	4,357	1,452	79.60	01/17/2015
	01/18/2005	6,484	2,161	79.60	01/17/2015
	01/14/2004	16,380	—	70.33	01/13/2014
	01/13/2003	12,000	—	39.53	01/12/2013
	01/02/2002	4,000	—	30.19	01/01/2012
	12/12/2007					6,813	275,381

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

	Option Awards(2)					Stock Awards
		Number of	Number of			Number of	Market Value
		Securities	Securities			Shares or	of Shares or
		Underlying	Underlying			Units of	Units of
		Unexercised	Unexercised	Option		Stock That	Stock That
		Options	Options	Exercise		Have Not	Have Not
		(#)	(#)	Price(3)	Option Expiration	Vested(4)	Vested(5)
Name	Grant Date(1)	Exercisable	Unexercisable	($)	Date	(#)	($)
(a)		(b)	(c)	(e)	(f)	(g)	(h)

Sheryl L. Conley(6)	02/06/2007	37,500	—	83.68	02/05/2017
	01/18/2006	51,000	—	71.06	01/17/2016
	01/18/2005	19,285	—	79.60	01/17/2015
	01/18/2005	28,698	—	79.60	01/17/2015
	01/14/2004	54,375	—	70.33	01/13/2014
	01/13/2003	54,375	—	39.53	01/12/2013
	01/02/2002	25,000	—	30.19	01/01/2012
	01/02/2002	10,000	—	30.19	01/01/2012
	09/06/2001	26,743	—	27.30	09/05/2011
	08/07/2001	12,092	—	29.35	08/06/2011
	03/06/2001	24,434	—	30.88	03/05/2011
	03/07/2000	22,907	—	22.02	03/06/2010
	01/03/2000	2,443	—	31.55	01/02/2010

(1)	For a better understanding of this table, we have included an additional column showing the grant date of stock options, restricted stock and RSUs.

Stock option grant dates prior to August 7, 2001 represent stock options granted prior to our spin-off from our former parent with respect to the former parent’s common stock. The number of underlying shares and exercise price shown represent the replacement on August 7, 2001 of the former parent’s option with an option to purchase our common stock which was intended to preserve the economic value of the option at the time of the spin-off. The number of shares covered by the replacement option was calculated by multiplying the number of the former parent’s shares under the original option by a factor of 2.03614, and the exercise price of the option was decreased by dividing the original exercise price by the same factor.

(2)	Stock options become exercisable in accordance with the following vesting schedule. Option awards may vest on an accelerated basis after the executive has held the award for at least one year if the executive reaches age 60 or retires.

Grant Date	Vesting

02/19/2008	25% per year beginning on the first anniversary of the grant date
02/12/2008	25% per year beginning on the first anniversary of the grant date
05/01/2007	25% per year beginning on the first anniversary of the grant date
02/06/2007	25% per year beginning on the first anniversary of the grant date
01/18/2006	25% per year beginning on the first anniversary of the grant date
01/18/2005	25% – 02/17/2006 following certification of our achievement of performance measures based on 2005 performance; 75% – ratably on the second through fourth anniversaries of the grant date
01/18/2005	25% per year beginning on the first anniversary of the grant date
01/14/2004	25% per year beginning on the first anniversary of the grant date
01/13/2003	25% per year beginning on the first anniversary of the grant date
09/18/2002	25% per year beginning on the first anniversary of the grant date
01/02/2002	25% per year beginning on the first anniversary of the grant date
12/03/2001	25% per year beginning on the first anniversary of the grant date
09/06/2001	25% per year beginning on the first anniversary of the grant date
08/07/2001	25% per year beginning on the first anniversary of the grant date
03/06/2001	This award was subject to price thresholds for exercisability above the exercise price. As of 12/31/2003, all price thresholds had been attained. This award fully vested on the fourth anniversary of the grant date.
03/07/2000	This award was subject to price thresholds for exercisability above the exercise price. As of 12/31/2003, all price thresholds had been attained. This award fully vested on the fourth anniversary of the grant date.
01/03/2000	This award was subject to price thresholds for exercisability above the exercise price. As of December 31, 2003, all price thresholds had been attained. This award fully vested on the fourth anniversary of the grant date.

(3)	Except as described in footnote 1 above, the option exercise price is equal to the average of the high and low selling prices of our common stock as reported by the New York Stock Exchange on the date of grant.

(4)	Restricted stock and RSU awards vest in accordance with the following schedule.

Grant Date	Vesting	Type of Award

12/12/2007	50% per year beginning on the first anniversary of the grant date	RSUs
05/01/2007	33 1/3% per year beginning on the third anniversary of the grant date	Restricted Stock
01/14/2004	33 1/3% per year beginning on the third anniversary of the grant date	Restricted Stock

(5)	Market value is calculated by multiplying the number of shares in column (g) by $40.42, the closing price of our common stock as reported by the New York Stock Exchange on December 31, 2008.

(6)	Upon the termination of her employment effective May 16, 2008, Ms. Conley forfeited 37,500 stock options granted on February 12, 2008 that had a grant date fair value of $879,750 and 14,790 unvested RSUs that had a grant date fair value of $1,010,009.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

OPTION EXERCISES AND STOCK VESTED IN 2008

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)
(a)	(b)	(c)	(d)	(e)

David C. Dvorak	—	—	21,180	898,814
James T. Crines	—	—	9,744	428,949
Bruno A. Melzi	72,000	478,440	6,637	258,246
Stephen H.L. Ooi	21,176	931,817	4,212	163,889
Cheryl R. Blanchard, Ph.D.	—	—	6,812	265,055
Sheryl L. Conley	30,542	217,541	—	—

(1)	Value realized is calculated on the basis of the difference between the exercise price and the closing price of our common stock as reported by the New York Stock Exchange on the date of exercise, multiplied by the number of shares of common stock underlying the options exercised.

(2)	Value realized is calculated on the basis of the closing price of our common stock as reported by the New York Stock Exchange on the date of vesting multiplied by the number of shares of common stock that vested.

PENSION BENEFITS IN 2008

		Number of	Present Value		Payments
		Years	of		During
		Credited	Accumulated		Last Fiscal
		Service	Benefit(2)		Year
Name	Plan Name(1)	(#)	($)		($)
(a)	(b)	(c)	(d)		(e)

David C. Dvorak	RIP	7.135	147,243		—
	BEP/RIP	7.135	489,182		—
James T. Crines	RIP	13.387	228,038		—
	BEP/RIP	13.387	496,925		—
Bruno A. Melzi	Trattamento Fine Rapporto	18.817	800,715	(3)	—
Stephen H.L. Ooi(4)	—	—	—		—
Cheryl R. Blanchard, Ph.D.	RIP	8.360	163,585		—
	BEP/RIP	8.360	152,416		—
Sheryl L. Conley	RIP	25.900	224,737	(5)	—
	BEP/RIP	25.900	—		852,100	(6)

(1)	The full name of the plan referred to as the RIP in the table is the Zimmer Holdings, Inc. Retirement Income Plan. The full name of the plan referred to as the BEP/RIP in the table is the Benefit Equalization Plan of Zimmer Holdings, Inc. and its Subsidiary or Affiliated Corporations Participating in the Zimmer Holdings, Inc. Retirement Income Plan or the Zimmer Puerto Rico Retirement Income Plan.

(2)	The accumulated benefit is the benefit to which the executive would be entitled had he or she terminated employment on December 31, 2008 and elected to commence his or her benefit at the earliest age at which he or she would receive an unreduced benefit, assuming he or she had met the eligibility conditions, payable as a monthly benefit for as long as the executive lived. If the executive terminated during 2008, the accumulated benefit is the benefit the executive is receiving or is entitled to receive. The expected benefit payments are discounted using interest and mortality assumptions to produce the present value of the accumulated benefit as of December 31, 2008. With respect to the RIP, the assumed interest rate is 5.79% and the mortality assumption is based on the 1994 Group Annuity Mortality Tables for men and women. With respect to the BEP/RIP, the assumed interest rates are 6.72% for the first 5 years, 7.12% for the next 15 years and 6.37% for years above 20 and the mortality assumption is based on the 2009 IRS mortality table.

(3)	Mr. Melzi’s compensation is paid in Euros and has been converted to U.S. Dollars for purposes of this table using the average exchange rate for the year ended December 31, 2008 of 1 EUR = 1.47154 USD.

(4)	Mr. Ooi is not eligible to participate in a defined benefit pension plan.

(5)	Ms. Conley’s employment terminated effective May 16, 2008. She will receive a reduced annuity commencing on or after age 55 or an unreduced annuity at age 65.

(6)	Ms. Conley’s employment terminated effective May 16, 2008. She received this amount from the BEP/RIP during 2008.

Narrative Discussion

The following narrative describes the retirement plans our named executive officers participated in during 2008.
Retirement Income Plan.  The RIP covers all non-union U.S. employees who had become participants prior to September 2, 2002. Messrs. Dvorak and Crines and Dr. Blanchard are the only named executive officers who were active participants in the RIP at December 31, 2008. We pay the entire cost of the RIP. Participants cannot make contributions to the RIP.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

Benefits under the RIP are determined based upon the following factors:

•	Final average compensation which is equal to the average of the highest five consecutive years of pension compensation during the 10 years immediately prior to the executive’s date of termination.

•	Pension compensation is equal to the executive’s annualized base salary plus regular incentive award payments received during the year.

•	Pension compensation is limited to $230,000 for 2008 and $245,000 for 2009. This limit increases annually by inflation.

•	Years of service include service earned while an employee of our former parent company. Service is capped at 40 years.

•	Estimated Social Security benefit payable at age 65.

•	Value of retirement benefits that will be paid from our former parent company’s retirement plan.
The retirement benefit payable at age 65 equals (a) 2% times final average compensation times years of service less (b) estimated Social Security benefit divided by 70 times years of service less (c) value of retirement benefits payable to the executive from the former parent company’s retirement plan.
Years of service in column (c) of the above table excluding service with the former parent would be 7.135 years for Mr. Dvorak, 7.0 years for Mr. Crines, 7.0 years for Dr. Blanchard and 6.9 years for Ms. Conley.
The executive may commence his or her retirement benefit prior to age 65. If the benefit commences prior to age 65, it is reduced to recognize that the executive will likely receive the benefit for more years than if he or she had waited until age 65 to commence the benefit. The reduction in the benefit depends upon the number of years of service the executive has accrued at retirement. The following table sets forth the percentage reduction in the benefit at each year from age 65 down to age 55.

Retirement	5 or More Years of
Age	Service But Less Than 10	10 or More Years of Service

65	0%	0%
64	10%	0%
63	18%	0%
62	26%	0%
61	33%	0%
60	39%	0%
59	44%	4%
58	49%	8%
57	54%	12%
56	58%	16%
55	61%	20%
The executive may elect between a number of optional forms of annuity payments. In lieu of the annuity options, the executive may elect a lump sum distribution of the value of his or her benefit accrued as of December 31, 2002, plus an annuity option for the portion of his or her benefit accrued after December 31, 2002. All optional forms of payment are approximately equal to each other in value.
The RIP is a qualified plan under the Code and is funded entirely by us. We deposit contributions into a trust for the benefit of plan participants. The assets may only be used to pay participants’ retirement benefits and plan expenses.
Benefit Equalization Plan of the Retirement Income Plan.  The BEP/RIP supplements the RIP. Like the RIP, the BEP/RIP is available only to executives who became employees before September 2, 2002. The plan generally uses the same benefit formula as the RIP described above with the following exceptions:

•	Limitation on compensation is ignored.

•	40 year service limitation is ignored.

•	Regular incentive award payments paid during the year are replaced by regular incentive award payments earned during the year.

•	An executive may receive a lump sum payment of his or her entire benefit for payments after December 31, 2008. In accordance with Section 409A of the Code, payments are delayed six months from the date of separation from service.
The executive’s benefit from the BEP/RIP is reduced by the benefit payable from the RIP. The primary purpose of the BEP/RIP is to provide retirement benefits to executives that are comparable, as a percentage of compensation, to benefits provided to employees whose compensation has not been limited by the annual compensation limit under U.S. law.
The BEP/RIP is a “non-qualified plan” under the Code. We do not make contributions for the benefit of the plan participants into a trust. Therefore, when benefits are paid, they are distributed from our general assets. The promise to provide these benefits is limited to our ability to pay the benefits in the event of our bankruptcy or insolvency.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

The committee has granted additional years of service in excess of a participant’s actual years of service only twice. We do not expect the committee to grant any additional service credit in the future.
U.S. Executives Eligible for Early Retirement.  None of the U.S.-based named executive officers who were our employees at December 31, 2008 meet the conditions for early retirement.
Non-U.S. Pension Plans.  We maintain a number of pension plans for our employees whose principal place of employment is outside the United States. These pension plans are governed, and in some cases mandated, by the laws of the applicable countries and can vary significantly from plan to plan. As a resident of Italy, Mr. Melzi’s pension benefits will be provided under plans regulated by Italian law and labor agreements. Mr. Melzi participates in a defined contribution type plan known as the Trattamento Fine Rapporto (TFR). We contribute a percentage of Mr. Melzi’s pay into the TFR. At the time of Mr. Melzi’s termination, he will be entitled to receive the account balance held for him in the TFR. As a resident of Singapore, Mr. Ooi will receive his pension benefit from the Central Provident Fund (CPF), which is a government-provided defined contribution plan. We contribute a percentage of Mr. Ooi’s pay into the CPF as required by Singapore law. We also contribute an additional voluntary contribution to the CPF. The portion of the additional voluntary contributions that exceeds the allowable limitations is returned to Mr. Ooi.

NONQUALIFIED DEFERRED COMPENSATION IN 2008

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
	in Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)
(a)	(b)	(c)	(d)	(e)	(f)

David C. Dvorak	466,241	23,054	(729,975)	—	1,677,415
James T. Crines	22,634	10,185	(6,517)	—	66,178
Bruno A. Melzi	—	—	—	—	—
Stephen H.L. Ooi	—	—	—	—	—
Cheryl R. Blanchard, Ph.D.	24,778	6,969	(35,608)	—	79,132
Sheryl L. Conley	84,246	—	(46,561)	(80,169)	53,938

(1)	All of the amounts shown in this column are or were previously reported in the Summary Compensation Table, as follows:

	Amount Reported as Salary	Amount Reported as Non-Equity
	in the Summary Compensation	Incentive Compensation in
	Table of this Proxy	the Summary Compensation
	Statement	Table of 2007 Proxy Statement
	($)	($)

Mr. Dvorak	76,846	389,395
Mr. Crines	22,634	—
Mr. Melzi	—	—
Mr. Ooi	—	—
Dr. Blanchard	24,778	—
Ms. Conley	—	84,246

(2)	The amounts shown in this column are reported in the Summary Compensation Table as part of All Other Compensation.

(3)	The amounts shown in this column are not reported as compensation in the Summary Compensation Table as they do not represent above-market or preferential earnings on deferred compensation.

(4)	Of the amounts shown in this column, the following amounts are or were previously reported in the Summary Compensation Table:

Aggregate Amount Reported in
the Summary Compensation
Table of this and prior Proxy
Statements
($)

Mr. Dvorak	1,677,415
Mr. Crines	55,573
Mr. Melzi	—
Mr. Ooi	—
Dr. Blanchard	31,747
Ms. Conley	53,938

The following is a description of the two plans that allowed executive officers to defer 2008 compensation.
Benefit Equalization Plan of the Zimmer Holdings, Inc. Savings and Investment Program.  The BEP/SIP is a non-qualified plan that supplements the SIP. It provides an opportunity for eligible executives to make pre-tax deferrals once their base pay reaches the maximum compensation limit for tax-qualified plans. A participant may elect to defer under this plan, on a pre-tax basis, up to 30% of base pay in excess of the maximum compensation limit, which was $230,000 for 2008. A participant’s pre-tax savings contribution percentage under this plan will be equal to his or her total pre-tax and after-tax savings percentage

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

under the SIP as of the beginning of a year and may not be changed during the year. Participants may also receive company contributions under this plan that they would otherwise forego under the SIP because of U.S. tax law limitations. Participants must initially elect to enroll in the BEP/SIP by December 31 of the year preceding the year in which contributions will be allocated to their accounts. Elections remain in effect for future years unless a participant elects, as of the beginning of a subsequent year, to suspend participation in either this plan or the SIP.
The plan does not offer any above-market rates of return. Participants may select from various investment alternatives to serve as the measure of investment earnings on their accounts. Investment alternatives under this plan are the same as those offered under the SIP with the exception of our company stock fund, which is not available under this plan. During 2008, the investment alternatives included approximately two dozen different mutual funds from a number of different fund families. Our contributions follow the investment direction of participant contributions. Participants may change the investment direction of their existing account balances at any time by contacting the plan administrator. During 2008, the rates of return of the various investment alternatives available under the plan ranged from (46.42)% to 4.82%.
We do not hold contributions to the plan in a trust and, therefore, they may be subject to the claims of our creditors in the event of our bankruptcy or insolvency. When payments come due under the plan we distribute cash from our general assets. The plan does not permit loans. During employment, the plan permits withdrawals only for extreme financial hardship or unforeseen emergencies. A participant must withdraw all available funds from his or her SIP account before making a withdrawal from this plan. If a participant makes a withdrawal from this plan, his or her contributions to the plan will be suspended for the remainder of the year.
Unless a participant elected otherwise, his or her account balance will be paid in a single lump sum following separation of service. For amounts deferred prior to 2008, a participant may have irrevocably elected, however, prior to the beginning of each year, to defer receipt of the portion of his or her account balance attributable to that year’s contributions for a period of one to five years following retirement and/or to have that amount paid in equal annual installments following retirement over a period of (1) up to 15 years, (2) the participant’s life expectancy, or (3) the joint life expectancy of the participant and his or her designated beneficiary. Despite any election that a participant might have made, if the participant terminates employment prior to attaining age 55 with at least ten years of service, or if the participant’s account balance at the time of retirement is $15,000 or less, the participant’s account balance will be paid in a single lump sum following his or her termination of employment or retirement. In accordance with Section 409A of the Code, payments are delayed six months following a participant’s separation from service.
Executive Performance Incentive Plan.  The EPIP allows an executive to elect to defer, on a pre-tax basis, from 25% to 95% of his or her annual incentive award. To be effective, a participant must make the election by December 31 of the year preceding the year in which the annual incentive award would otherwise be payable.
The plan does not offer any above-market rates of return. Participants may select from various investment alternatives to serve as the measure of investment earnings on their accounts, including an equity index fund and a bond index fund. Participants may change the investment direction of their existing account balances as of January 1 of any year. During 2008, the rates of return of the various investment alternatives available under the plan ranged from (37.75)% to 3.76%.
We do not hold contributions to the plan in a trust and, therefore, they may be subject to the claims of our creditors in the event of our bankruptcy or insolvency. When payments come due under the plan we distribute cash from our general assets. The plan does not permit loans or withdrawals during employment.
Unless a participant elected otherwise, his or her account balance will be paid in a single lump sum six months after separation of service. For amounts deferred prior to 2008, a participant may have irrevocably elected, prior to the beginning of each year, to defer receipt of the portion of his or her account balance attributable to that year’s contributions for a period of one to five years following termination of employment and/or to have that amount paid in equal annual installments following termination over a period of (1) up to ten years, (2) the participant’s life expectancy, or (3) the joint life expectancy of the participant and his or her designated beneficiary.
Our obligation to make payments to a participant will terminate if, after termination of employment, the participant either discloses our confidential information to unauthorized persons or otherwise conducts himself or herself in a manner which the committee determines is contrary to our best interests.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT

The table below reflects the estimated amount of compensation payable to each of the named executive officers in the event of termination of his or her employment. The table shows the potential compensation payable to each named executive officer, other than Ms. Conley, upon a termination following a change in control, voluntary resignation, retirement, death, disability, company-initiated (with-cause) termination and company-initiated (without cause) termination, assuming such termination was effective as of December 31, 2008. Ms. Conley’s employment with us terminated effective May 16, 2008. With respect to Ms. Conley, the table shows compensation payable only upon a company-initiated (without cause) termination effective as of that date. The table excludes certain amounts payable pursuant to plans that do not discriminate in favor of executive officers and that are available generally to all salaried employees. The amounts shown are only estimates of the amounts that would be payable to the executives upon termination of employment and do not reflect tax positions we may take or the accounting treatment of such payments. Actual amounts to be paid can only be determined at the time of separation.

	Termination Scenario
						Company-	Company-
						Initiated	Initiated
	Change in	Voluntary				(with	(without
Compensation Components	Control($)	Resignation($)	Retirement($)	Death($)	Disability($)	Cause)($)	Cause)($)

David C. Dvorak
Severance – Salary(1)	1,500,000	—	—	—	—	—	—
Severance – EPIP Award(2)	1,650,000	—	—	—	—	—	—
2008 EPIP Award(3)	825,000	—	—	691,350	691,350	—	—
Stock Options(4)	854,593	854,593	854,593	854,593	854,593	854,593	854,593
Restricted Stock(5)	1,011,793	—	—	1,011,793	1,011,793	—	261,315
RSUs(6)	755,046	—	—	—	—	—	—
RIP(7)	98,784	98,784	98,784	78,140	98,784	98,784	98,784
Nonqual. Pension & Def. Comp.
BEP/RIP(8)	1,143,450	516,769	516,769	318,267	516,769	516,769	516,769
BEP/SIP(9)	240,587	240,587	240,587	240,587	240,587	240,587	240,587
EPIP(10)	1,436,828	1,436,828	1,436,828	1,436,828	1,436,828	1,436,828	1,436,828
Health and Welfare(11)	73,274	—	—	—	—	—	—
Disability(12)	—	—	—	—	5,871,015	—	—
Outplacement(13)	25,000	—	—	—	—	—	—
Gross-up(14)	2,976,252	—	—	—	—	—	—
James T. Crines
Severance – Salary(1)	913,000	—	—	—	—	—	—
Severance – EPIP Award(2)	639,100	—	—	—	—	—	—
2008 EPIP Award(3)	319,550	—	—	274,078	274,078	—	—
Stock Options(4)	217,566	217,566	217,566	217,566	217,566	217,566	217,566
Restricted Stock(5)	522,711	—	—	522,711	522,711	—	146,037
RSUs(6)	326,513	—	—	—	—	—	—
RIP(7)	152,988	152,988	152,988	133,950	152,988	152,988	152,988
Nonqual. Pension & Def. Comp.
BEP/RIP(8)	974,459	488,160	488,160	355,660	488,160	488,160	488,160
BEP/SIP(9)	66,178	66,178	66,178	66,178	66,178	66,178	66,178
Health and Welfare(11)	27,613	—	—	—	—	—	—
Disability(12)	—	—	—	—	1,849,715	—	—
Outplacement(13)	25,000	—	—	—	—	—	—
Gross-up(14)	—	—	—	—	—	—	—

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

	Termination Scenario
						Company-	Company-
						Initiated	Initiated
	Change in	Voluntary				(with	(without
Compensation Components	Control($)	Resignation($)	Retirement($)	Death($)	Disability($)	Cause)($)	Cause)($)

Bruno A. Melzi
Severance – Salary(1)	—	—	—	—	—	—	—
Severance – EPIP Award(2)	—	—	—	—	—	—	—
2008 EPIP Award(3)	351,668	—	—	301,731	301,731	—	—
RSUs(6)	268,308	—	—	—	—	—	—
Non-U.S. Pension Plans
Trattamento Fine Rapporto(15)	800,715	800,715	800,715	800,715	800,715	800,715	800,715
Fondo Mario Negri(16)	271,168	271,168	271,168	271,168	271,168	271,168	271,168
Termination Indemnity(17)	2,116,982	302,426	—	—	—	—	2,116,982
Health and Welfare(11)	111,524	—	—	—	—	—	—
Outplacement(13)	25,000	—	—	—	—	—	—
Gross-up(14)	—	—	—	—	—	—	—
Stephen H.L. Ooi
Severance – Salary(1)	775,074	—	—	—	—	—	—
Severance – EPIP Award(2)	464,912	—	—	—	—	—	—
2008 EPIP Award(3)	232,456	—	—	199,447	199,447	—	—
Stock Options(4)	437,260	437,260	437,260	437,260	437,260	437,260	437,260
RSUs(6)	170,289	—	—	—	—	—	—
Health and Welfare(11)	133,568	—	—	—	—	—	—
Outplacement(13)	25,000	—	—	—	—	—	—
Gross-up(14)	—	—	—	—	—	—	—
Cheryl R. Blanchard, Ph.D.
Severance – Salary(1)	770,000	—	—	—	—	—	—
Severance – EPIP Award(2)	462,000	—	—	—	—	—	—
2008 EPIP Award(3)	231,000	—	—	198,129	198,129	—	—
Stock Options(4)	51,600	51,600	51,600	51,600	51,600	51,600	51,600
RSUs(6)	275,381	—	—	—	—	—	—
RIP(7)	112,046	112,046	112,046	74,019	112,046	112,046	112,046
Nonqual. Pension & Def. Comp.
BEP/RIP(8)	403,812	163,311	163,311	96,398	163,311	163,311	163,311
BEP/SIP(9)	39,206	39,206	39,206	39,206	39,206	39,206	39,206
EPIP(10)	39,926	39,926	39,926	39,926	39,926	39,926	39,926
Health and Welfare(11)	39,484	—	—	—	—	—	—
Disability(12)	—	—	—	—	1,551,669	—	—
Outplacement(13)	25,000	—	—	—	—	—	—
Gross-up(14)	828,157	—	—	—	—	—	—
Sheryl L. Conley
Stock Options(4)	—	—	—	—	—	—	8,000,450
Outplacement(13)	—	—	—	—	—	—	15,000

(1)	Amount shown in “Change in Control” column represents two times the executive’s base salary in effect as of December 31, 2008. See the narrative that follows this table for a description of the change in control severance agreements we have with each of the executives. In the event of termination of employment following a change in control, we believe that Mr. Melzi would be entitled to the termination indemnity described in footnote 17 in lieu of the severance payable under the change in control severance agreement. In the case of Messrs. Dvorak and Crines, Dr. Blanchard and Ms. Conley, the “Company-Initiated (without Cause)” column excludes severance payable under our severance plan for U.S. employees, which does not discriminate in favor of executive officers and is available generally to all salaried employees. In the case of Mr. Melzi, severance payable in the event of a company-initiated termination without cause is included in the termination indemnity described in footnote 17. In Singapore, our practice is to provide three months salary in lieu of notice to all employees, including Mr. Ooi.

(2)	Amount represents two times the executive’s target incentive award opportunity under the EPIP for 2008. In the event of termination of employment following a change in control, we believe that Mr. Melzi would be entitled to the termination indemnity described in footnote 17 in lieu of the severance payable under the change in control severance agreement.

(3)	Amount represents the actual amount payable to the executive under the EPIP for 2008 assuming the executive terminated employment effective December 31, 2008 as a result of the specified termination event.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

(4)	Amount represents the value of the executive’s “in the money” vested stock options (including otherwise unvested stock options, the vesting of which would accelerate as a result of the specified termination event). Value is calculated on the basis of the difference between the exercise price and $40.42, the closing price of our common stock on the New York Stock Exchange on December 31, 2008, multiplied by the number of shares of common stock underlying “in-the-money” options. With respect to Ms. Conley, value is calculated on the basis of the difference between the exercise price and $70.11, the closing price of our common stock on the New York Stock Exchange on May 16, 2008, the date of her termination of employment, multiplied by the number of shares of common stock underlying “in-the-money” options.

(5)	Amount represents the value of shares of restricted stock held by the executive that would be deemed fully vested as a result of the specified termination event. Value is calculated by multiplying the number of shares deemed fully vested by $40.42, the closing price of our common stock on the New York Stock Exchange on December 31, 2008.

(6)	Amount represents the value of unvested RSUs held by the executive that would vest as a result of the specified termination event. Value is calculated by multiplying the number of unvested RSUs that will vest by $40.42, the closing price of our common stock on the New York Stock Exchange on December 31, 2008.

(7)	Amount represents the present value of the executive’s accumulated benefit commencing at age 65 under the RIP assuming the executive terminated employment effective December 31, 2008 as a result of the specified termination event. The amount shown in the column captioned “Death” for each executive represents the benefit payable upon the death of the executive to his or her surviving spouse. The amount is equal to the retirement benefit payable at age 65, reduced to take into account the greater number of years during which the executive would have been expected to receive the retirement benefit had he or she retired on his or her date of death. The benefit is further reduced to an equivalent value form of annuity that pays a benefit to the executive for life and pays 50% of this amount upon his or her death to the surviving spouse for the surviving spouse’s life. The death benefit value is equal to the present value of 50% of this benefit amount payable to the executive over the life of the surviving spouse.

(8)	Amount represents the present value of the executive’s accumulated benefit commencing at age 65 under the BEP/RIP assuming the executive terminated employment effective December 31, 2008 as a result of the specified termination event. See the narrative that follows this table for a description of the additional benefit amount included in the amounts shown in the column captioned “Change in Control” that would be payable in the event of a change in control. The amount shown in the column captioned “Death” for each executive represents the benefit payable upon the death of the executive to his or her surviving spouse. The amount is equal to the retirement benefit payable at age 65, reduced to take into account the greater number of years during which the executive would have been expected to receive the retirement benefit had he or she retired on his or her date of death. The benefit is further reduced to an equivalent value form of annuity that pays a benefit to the executive for life and pays 50% of this amount upon his or her death to the surviving spouse for the surviving spouse’s life. The death benefit value is equal to the present value of 50% of this benefit amount payable to the executive over the life of the surviving spouse. The amounts were determined using interest rates of 4.41% for the first 5 years, 4.57% for the next 15 years, and 4.27% for years above 20. The mortality table is the IRS 2009 mortality table.

(9)	Amount represents the executive’s vested account balance in the BEP/SIP as of December 31, 2008. This amount will be paid in a lump sum unless an executive elects to receive payment of his or her account balance in annual installments. Only an executive who has attained age 55 and completed 10 years of service as of the date of termination may make this election.

(10)	Amount represents the balance of the deferred compensation account under the EPIP as of December 31, 2008 for Mr. Dvorak and Dr. Blanchard. See “Nonqualified Deferred Compensation in 2008 – Executive Performance Incentive Plan” on page 32 for more information about this plan, including available forms of payment and material conditions applicable to receipt of payments.

(11)	Amount represents the cost of health and welfare benefits that the executive would be eligible to receive assuming the specified termination event occurred as of December 31, 2008. The value of Mr. Ooi’s benefits includes an automobile allowance for 24 months.

(12)	Amount represents the present value of the executive’s benefit under our Long-Term Disability Income Plan for Highly Compensated Employees assuming the executive became disabled effective December 31, 2008. Under the plan as in effect as of that date, a participant would be entitled to a monthly benefit equal to 70% of his or her monthly base earnings (including salary, the average of the annual incentive earned for the year preceding the date of disability and the target annual bonus for the year in which the disability occurred, and sales commission, as applicable) reduced by the benefits payable under our base long-term disability insurance plan, supplemental insurance plan and certain other sources of income (including social security disability benefits). Benefits would be payable until the earliest of the following: (1) the date the participant ceases to be totally disabled; (2) the date the participant accepts or refuses a job we offer to him or her at a salary at least equal to that which he or she was earning immediately prior to becoming disabled; or (3) the participant’s 65th birthday (or a later date if benefits commenced under the plan after the participant reached age 63 1/2). The present value was determined by discounting the expected benefit payments using an interest rate of 5.79% and a mortality table for disabled employees. The present value excludes benefits payable under our base long-term disability insurance plan, which does not discriminate in favor of executive officers and is available generally to all salaried employees. The present value does include the benefit payable under the insured, supplemental insurance policy because that benefit is paid for by us, but is not available to all salaried employees.

(13)	Amount represents the estimated cost of outplacement services to be provided to the executive in the event of a change in control and termination of employment. With respect to Ms. Conley, amount represents the maximum cost of outplacement services to be provided to Ms. Conley during the one-year period following her termination of employment on May 16, 2008.

(14)	See the narrative that follows this table for a description of “gross-up” payments to be made in the event of a change in control.

(15)	Amount represents the present value of Mr. Melzi’s accumulated benefit under the Trattamento Fine Rapporto assuming he terminated employment effective December 31, 2008 as a result of the specified termination event.

(16)	Amount represents an estimate of Mr. Melzi’s account balance as of December 31, 2008 in the Fondo Mario Negri, a private fund to which we annually pay a percentage of Mr. Melzi’s salary in accordance with the Italian National Labour Collective Agreement for individuals graded as “Dirigenti”. This estimated amount is equal to the account balance as of December 31, 2006 plus the actual contributions we made to the account during 2007 and 2008 plus interest, assuming an interest rate equal to the rate at which interest was credited in 2006.

(17)	Amount shown in the “Change in Control” and “Company-Initiated (without Cause)” columns represents an estimate of a termination indemnity that would be due Mr. Melzi in the case his employment is involuntarily terminated as determined under Italian law. The termination indemnity consists of the following: a notice allowance (12 months of pay after 12 years of service) plus a supplementary allowance indemnity (a minimum of 8 months of pay and maximum of 18 months of pay) plus a seniority allowance (4 months of pay at age 61). For purposes of this table, we have assumed that the aggregate termination indemnity payment would be equal to 28 months of pay. “Pay” for this purpose includes salary, bonus and benefits. Amount shown in the “Voluntary Resignation” column represents compensation payable to Mr. Melzi if he were to voluntarily resign without “just cause” and without “justified reason” as determined under Italian law. This amount is equal to 4 months of pay. If Mr. Melzi were to voluntarily resign with “justified reason” as determined under

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

Italian law, he would be entitled to 12 months of pay unless the “justified reason” was refusal to change his place of work, in which case he would be entitled to 16 months of pay. If Mr. Melzi were to voluntarily resign with “just cause” as determined under Italian law, he would be entitled to 16 months of pay.

Change in Control Arrangements

We have entered into change in control severance agreements with each of the named executive officers who are currently our employees. During 2008, we entered into new agreements with our U.S.-based named executive officers. The new agreements are identical in all material respects to the agreements previously in place, except that they have been updated to address new regulatory requirements and interpretations under Code Sections 409A and 162(m). The agreements are intended to provide for continuity of management in the event we undergo a change in control. The agreements renew annually unless either we or the executive gives prior notice of termination or a change in control shall have occurred prior to January 1 of such year. If a change in control occurs during the term of the agreement, the agreement will continue in effect for a period of not less than 36 months (in the case of Mr. Dvorak) or not less than 24 months (in the case of our other named executive officers) beyond the month in which the change in control occurred.
The agreements provide the executives with certain severance benefits following a change in control of us and termination of their employment. Under each agreement, a change in control would include any of the following events: (1) a “person,” as defined in the Exchange Act, acquires 20% or more of the combined voting power of our then-outstanding securities; (2) a majority of our directors are replaced during a two-year period; or (3) our stockholders approve a merger or consolidation (unless our stockholders own 75% of the surviving entity) or approve a plan of complete liquidation.
If, following a change in control, the executive’s employment is terminated for any reason other than for cause (as defined in the agreement), or death, or by the executive for good reason (as defined in the agreement), the executive would be entitled to a lump sum severance payment equal to two times the sum of the executive’s base salary and target incentive awards under our EPIP. In the event Mr. Melzi’s employment is terminated following a change in control, we believe that he would be entitled to the termination indemnity described in footnote 17 above in lieu of this lump sum severance payment. In addition, the executive would receive a payout of any unpaid incentive compensation which has been allocated or awarded to the executive for the completed calendar year preceding the date of termination and a pro rata portion to the date of termination of the aggregate value of all contingent incentive compensation awards to the executive for the current calendar year. If prior to a change in control, the executive’s employment is terminated without cause at the direction of a person who has entered into an agreement with us, the consummation of which would constitute a change in control, or by the executive for good reason, the executive would be entitled to a lump-sum severance payment equal to two times the sum of the executive’s base salary and the amount of the largest aggregate annual bonus paid to the executive during the three years immediately prior to the year in which the termination occurred. In addition, the executive would receive a payout of any unpaid incentive compensation which has been allocated or awarded to the executive for the completed calendar year preceding the date of termination provided that the performance conditions applicable to such incentive compensation are met and an amount equal to a pro rata portion to the date of termination of the average annual award paid to the executive under our incentive compensation plans during the three years immediately prior to the year in which the notice of termination was given.
Further, all outstanding stock options granted to the executive would become immediately vested and exercisable and all restrictions on restricted stock awards would lapse, unless otherwise provided for under a written stock award agreement. The executive would receive a cash amount equal to the unvested portion, if any, of our matching contributions (and attributable earnings) credited to the executive under the SIP. The executive would receive a cash amount or the additional benefit to which the executive would have been entitled had he or she been fully vested and credited with two additional years of service and age for the purpose of calculating his or her tax-qualified and nonqualified pension benefits. This additional benefit is included in the amount shown in the above table in the row captioned “BEP/RIP”. Mr. Dvorak would receive a lump-sum payment equal to three times the annual value for life and health (including medical and dental) insurance benefits. All other executives would receive a lump-sum payment equal to two times the annual value for life and health (including medical and dental) insurance benefits and any applicable perquisites prior to termination.
In the event that any payments made to an executive in connection with a change in control and termination of employment would be subject to excise tax as excess parachute payments under the Code, we will “gross up” the executive’s compensation to fully offset such excise taxes provided the payments exceed 110% of the maximum total payment which could be made without triggering the excise taxes. If the aggregate parachute payments exceed such maximum amount but do not exceed 110% of such maximum amount, then the parachute payments would be automatically reduced so that no portion of the parachute payments is subject to excise tax and no gross-up payment would be made.
To receive the severance benefits provided under the agreements, an executive must sign a general release of claims.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

Non-Compete Arrangements

We have entered into Non-Disclosure, Non-Competition and Non-Solicitation Employment Agreements with each of the named executive officers.
Agreements with U.S.-Based Executives.  The agreements with U.S.-based executives provide that the executive is restricted from competing with us for a period of 18 months following termination of employment within a specified territory, which generally includes every country in which we have significant operations. To the extent an executive is unable to obtain employment consistent with his or her training and education solely because of the provisions of this agreement, the executive will be eligible to receive, subject to the terms of the agreement: (1) payments equal to the executive’s monthly base pay at the time of his or her termination for each month of such unemployment through the end of the non-competition period; or (2) to the extent the executive is able to obtain employment, but solely because of the agreement, the monthly base pay for the replacement employment is less than the executive’s monthly base pay at the time of his or her termination, payments equal to the difference in monthly base pay for each such month through the end of the non-competition period.
Agreement with Mr. Melzi.  The agreement with Mr. Melzi provides that he is restricted from competing with us in Italy, France, Switzerland and Germany for a period of 18 months following termination of employment. In exchange for Mr. Melzi’s undertakings in the agreement, as is common under Italian law, he will be eligible to receive, subject to the terms of the agreement, a gross amount equal to sixty percent (60%) of his fixed base compensation during the 365 days preceding the effective date of his termination. This amount will be payable in three equal installments over the non-competition period.
Agreement with Mr. Ooi.  The agreement with Mr. Ooi is substantially the same as the agreements with our U.S.-based executives except that Mr. Ooi’s agreement provides that he is restricted from competing with us in Asia and Australia for a period of 18 months following termination of employment.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

DIRECTOR COMPENSATION

2008 DIRECTOR COMPENSATION TABLE

The following table sets forth information regarding the compensation we paid to our non-employee directors for 2008. Mr. Dvorak is not included in this table because he received no additional compensation for his service as a director. Ms. Bernard and Mr. Casper are not included in this table because they were not members of the Board of Directors during 2008.

	Fees Earned or Paid
	in Cash(1)	Stock Awards(2)	Option Awards(3)	Total
Name	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(h)

Stuart M. Essig(4)	57,875	142,545	—	200,420
Larry C. Glasscock	97,500	136,295	11,131	244,926
Robert A. Hagemann	55,000	161,295	—	216,295
Arthur J. Higgins	75,250	161,295	—	236,545
John L. McGoldrick	131,000	136,295	—	267,295
Cecil B. Pickett, Ph.D.	46,000	161,295	—	207,295
Augustus A. White, III, M.D., Ph.D.	98,000	136,295	—	234,295

(1)	Amounts include fees that were paid in cash plus fees that were voluntarily deferred at each director’s election under our Restated Deferred Compensation Plan for Non-Employee Directors, or the DCP. As explained more fully below, compensation that a director elects to defer is credited to the director’s deferred compensation account as either treasury units, dollar units or deferred share units, or DSUs, and will be paid in cash following the director’s retirement or other termination of service from the Board.

(2)	Represents the dollar amount recognized in 2008 for financial statement reporting purposes with respect to stock awards in accordance with SFAS 123(R), as follows:

	Mr. Essig	Mr. Glasscock	Mr. Hagemann	Mr. Higgins	Mr. McGoldrick	Dr. Pickett	Dr. White

RSUs (granted 05-05-08)	$100,000	$100,000	$100,000	$100,000	$100,000	$100,000	$100,000
DSUs (granted 05-05-08)	36,295	36,295	36,295	36,295	36,295	36,295	36,295
DSUs (mandatory deferral)	6,250	—	25,000	25,000	—	25,000	—

Total	$142,545	$136,295	$161,295	$161,295	$136,295	$161,295	$136,295

For a discussion of the assumptions made in the valuation, see Note 3 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

The following table sets forth the grant date fair value of annual grants of RSUs and DSUs awarded to each director during 2008 as well as DSUs granted to each of Messrs. Essig, Hagemann and Higgins and Dr. Pickett during 2008 pursuant to the mandatory deferral provisions of the DCP.

	Mr. Essig	Mr. Glasscock	Mr. Hagemann	Mr. Higgins	Mr. McGoldrick	Dr. Pickett	Dr. White

RSUs (granted 05-05-08)	$100,000	$100,000	$100,000	$100,000	$100,000	$100,000	$100,000
DSUs (granted 05-05-08)	36,295	36,295	36,295	36,295	36,295	36,295	36,295
DSUs (mandatory deferral)	6,250	—	25,000	25,000	—	25,000	—

Total	$142,545	$136,295	$161,295	$161,295	$136,295	$161,295	$136,295

The following table sets forth, as of December 31, 2008, the aggregate number of RSUs held by each director and the aggregate number of DSUs that will be settled in shares of our common stock held by each director.

	Mr. Essig	Mr. Glasscock	Mr. Hagemann	Mr. Higgins	Mr. McGoldrick	Dr. Pickett	Dr. White

Number of RSUs	2,446	2,446	1,378	1,818	2,446	1,378	2,446
Number of DSUs	—	5,243	926	1,744	6,040	926	4,998

Total	2,446	7,689	2,304	3,562	8,486	2,304	7,444

(3)	Represents the grant date fair value and the dollar amount recognized in 2008 for financial statement reporting purposes in accordance with SFAS 123(R) with respect to stock options that were awarded to Mr. Glasscock in May 2008 pursuant to his election under the DCP to convert the portion of his annual retainer for Board service not subject to mandatory deferral into stock options. Under the terms of our Stock Plan for Non-Employee Directors, or the Director Stock Plan, these stock options vested on December 31, 2008.

For a discussion of the assumptions made in the valuation of our stock options, see Note 3 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

The following table sets forth the aggregate number of shares of our common stock underlying unexercised stock options held by each director as of December 31, 2008.

	Mr. Essig	Mr. Glasscock	Mr. Hagemann	Mr. Higgins	Mr. McGoldrick	Dr. Pickett	Dr. White

Number of Shares Underlying Stock Options	2,380	55,244	—	—	50,000	—	—

(4)	Mr. Essig resigned from the Board of Directors effective August 6, 2008.
The Board of Directors believes that providing competitive compensation is necessary to attract and retain qualified non-employee directors. The key components of director compensation include annual retainers, committee chair annual fees, meeting fees and equity-based awards. It is the Board’s practice to provide a mix of cash and equity-based compensation to more closely align the interests of directors with our stockholders.
Retainers and Meeting Fees.  During 2008, we paid each non-employee director an annual retainer of $50,000 subject to mandatory deferral requirements as described below. We also paid each non-employee director a fee of $1,500 for attending each Board meeting and each Board committee meeting. We also paid each Board committee chair an additional annual fee of $7,500 and we paid an additional annual retainer of $30,000 to the non-executive Chairman of the Board. We pay non-employee directors one-fourth of their annual retainers and committee chair annual fees and fees for attending Board and committee meetings held during the prior three months at the end of each calendar quarter.
Equity-Based Compensation and Mandatory Deferrals.  During 2008, we awarded each non-employee director 500 DSUs as of the date of the annual meeting of stockholders with an initial value based on the price of our common stock on that date. We require that these annual DSU awards be credited to a deferred compensation account under the provisions of the DCP. DSUs represent an unfunded, unsecured right to receive shares of our common stock or the equivalent value in cash, and the value of DSUs varies directly with the price of our common stock. We also require that 50% of a director’s annual retainer be deferred and credited to his or her deferred compensation account in the form of DSUs with an initial value equal to the amount of fees deferred until the director holds a total of at least 5,000 DSUs. Non-employee directors may elect to defer receipt of compensation in excess of their mandatory deferral and annual DSU award. Elective deferrals are credited to the director’s deferred compensation account in the form of either treasury units, dollar units or DSUs with an initial value equal to the amount of fees deferred. The value of treasury units and dollar units does not change after the date of deferral. Amounts deferred as treasury units are credited with interest at a rate based on the six-month U.S. Treasury bill discount rate for the preceding year. Amounts deferred as dollar units are credited with interest at a rate based on the rate of return of our invested cash during the preceding year. All treasury units, dollar units and DSUs are immediately vested and payable following termination of the non-employee director’s service on the Board. We settle annual DSU awards and mandatory deferral DSUs in shares of our common stock. We pay the value of treasury units, dollar units and elective deferral DSUs in cash. Directors may elect to receive the cash payment in a lump sum or in not more than ten annual installments. Non-employee directors may also elect to convert all or a portion of their annual retainer not subject to mandatory deferral into stock options using a ratio of an option to purchase three shares of common stock for each DSU the director would have received if he or she had elected to defer such compensation. These stock options become fully exercisable on the last day of the calendar year in which the options are granted if the director continues as a non-employee director throughout that year.
During 2008, we also awarded each non-employee director RSUs as of the date of the annual meeting of stockholders with an initial value of $100,000 based on the price of our common stock on that date. These awards were made under the Director Stock Plan. The RSUs vested immediately and are subject to mandatory deferral until May 5, 2011 or, if later, the director’s retirement or other termination of service from the Board. We will settle the RSUs in shares of our common stock.
Insurance, Expense Reimbursement and Director Education.  We provide non-employee directors with travel accident insurance and reimburse reasonable expenses they incur for transportation, meals and lodging when on company business. We also reimburse non-employee directors for reasonable out-of-pocket expenses, including tuition costs incurred in attending director education programs approved by the company. In February 2008, a majority of our Board attended a director education program presented by the National Association of Corporate Directors.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our equity compensation plans as of December 31, 2008, including the 2006 Plan, the 2001 Stock Incentive Plan, or the 2001 Plan, the TeamShare Stock Option Plan, the Director Stock Plan, the DCP, the Employee Stock Purchase Plan and the Independent Sales Representatives Deferred Annual Final Compensation and Equity Incentive Plan, or the Sales Representative Plan.

	A		B		C
					Number of securities
					remaining available for
	Number of securities to be				future issuance under
	issued upon exercise of		Weighted-average exercise		equity compensation plans
	outstanding options,		price of outstanding options,		(excluding securities reflected
Plan Category	warrants and rights (#)		warrants and rights ($)		in column (A)) (#)

Equity compensation plans approved by security holders(1)	16,070,815	(2)	$71.25(3)		13,755,565	(4)(5)(6)(7)(8)
Equity compensation plans not approved by security holders(9)	229,519	(10)	N/A	(11)	520,481
Total	16,300,334		$71.25		14,276,048

(1)	Consists of the 2006 Plan, the 2001 Plan, the TeamShare Stock Option Plan, the Director Stock Plan, the DCP and the Employee Stock Purchase Plan.

(2)	Includes 348,908 options granted prior to our separation from our former parent with respect to common stock of the former parent which were replaced on August 7, 2001 with options to purchase our common stock. The replacement options were intended to preserve the economic value of the original options at the time of the separation. The number of shares of our common stock covered by replacement options was calculated by multiplying the number of shares of common stock of the former parent under the original options by a factor of 2.03614, and the exercise price of the options was decreased by dividing the original exercise price by the same factor. The weighted-average exercise price of the outstanding replacement options as of December 31, 2008 was $28.93. Also includes shares which may be issued pursuant to the following outstanding awards: (1) 19,877 DSUs issued pursuant to the terms of the DCP, as described in footnote 6 below, and (2) 150,892 RSUs issued pursuant to the terms of the 2006 Plan and the Director Stock Plan.

(3)	Represents the weighted average exercise price of outstanding options. Does not take into consideration outstanding DSUs or RSUs, which, once vested, may be converted into shares of our common stock on a one-for-one basis upon distribution at no additional cost.

(4)	No shares remain available for future issuance under the 2001 Plan, which by its terms expired in August 2006. The 2001 Plan was replaced by the 2006 Plan, which provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, RSUs, performance units and performance shares. A maximum of 10,000,000 shares of our common stock may be issued pursuant to awards under the 2006 Plan. Of the 10,000,000 total shares that may be issued, no more than 1,000,000 shares may be issued pursuant to incentive stock option awards, and no more than 1,000,000 shares may be issued pursuant to full value awards. As of December 31, 2008, 318,529 full value awards had been granted and not cancelled under the 2006 Plan, leaving a maximum of 681,471 full value awards that could still be granted under the plan.

(5)	Includes 5,240,322 shares available under the 2006 Plan and 4,146,746 shares available under the TeamShare Stock Option Plan as of December 31, 2008. If stockholders vote to adopt the 2009 Stock Incentive Plan at the meeting, no further awards will be made under the 2006 Plan and the TeamShare Stock Option Plan, and shares remaining available for issuance under those plans as of the effective date of the 2009 Stock Incentive Plan will be merged into the 2009 Stock Incentive Plan and will be available for issuance under that plan. The proposed terms of the 2009 Stock Incentive Plan are summarized in Proposal 3 beginning on page 42.

(6)	The Director Stock Plan provides for the grant of stock options, restricted stock and RSUs. A maximum of 2,000,000 shares of our common stock may be issued pursuant to awards under the plan. Of the 2,000,000 total shares that may be issued, not more than 500,000 shares may be issued pursuant to full value awards. As of December 31, 2008, 14,356 full value awards had been granted and not cancelled under the Director Stock Plan, leaving a maximum of 485,644 full value awards that could still be granted under the plan.

(7)	The DCP provides for the mandatory deferral of certain compensation payable to our non-employee directors in the form of DSUs. When amounts are deferred, a director’s deferred compensation account is credited with that number of DSUs equal to the deferral amount divided by the fair market value of a share of our common stock. Such DSUs are payable in shares of our common stock after cessation of the individual’s service as a director. A maximum of 200,000 shares of our common stock may be issued under the plan.

(8)	Includes 2,421,604 shares available for purchase under the Employee Stock Purchase Plan.

(9)	Consists of the Sales Representative Plan, which is described below.

(10)	This number is the sum of the actual deferred stock units awarded under the plan as of December 31, 2008 (229,519) and the number of deferred stock units that would have been awarded (0) if all outstanding stock option units as of December 31, 2008 (168,605) were converted into deferred stock units as of December 31, 2008.

(11)	Deferred stock units are converted into shares of our common stock on a one-for-one basis upon distribution at no additional cost, but were acquired as described below.
The Sales Representative Plan is an unfunded, deferred compensation plan for our independent distributors. A participant may allocate each year’s contribution to his or her account in 10% increments between deferred stock units and a non-interest bearing deferred compensation account. For plan years prior to 2008, participants could also allocate contributions to stock option units. Neither stock option units nor deferred stock units have any dividend or voting rights. A participant’s stock option units will be converted into deferred stock units upon the earlier of (1) the ten-year anniversary of the date of grant of the applicable stock option unit, or (2) the date of the termination of the participant’s distributor agreement. Deferred stock units will be converted into shares of common stock on a one-to-one basis upon distribution from the plan. Prior to 2009, participants may have elected to receive distributions of their interest in the plan in annual installments over a period of three to ten years. For amounts deferred after 2008, distributions of participants’ interests in the plan will generally be made in three annual installments. The maximum number of shares that may be issued over the life of the plan is 750,000.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm for 2009. PwC has served as our independent registered public accounting firm since 2001. Representatives of PwC attended all meetings of the Audit Committee in 2008. We expect that representatives of PwC will be present at the annual meeting and will be available to respond to appropriate questions. They will also have an opportunity to make a statement if they desire to do so.
The Audit Committee’s appointment of PwC is being submitted to the stockholders for ratification. If a majority of stockholders voting on the matter do not ratify the selection, the Audit Committee will reconsider its choice taking into consideration the views of the stockholders and may, but will not be required to, appoint a different independent registered public accounting firm.
The following table shows the fees that we paid or accrued for audit and other services provided by PwC for the years 2008 and 2007. All of the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process, described below.

	2008	2007

Audit Fees(1)	$4,445,000	$3,814,000
Audit-Related Fees(2)	122,000	108,000
Tax Fees(3)	64,000	130,000
All Other Fees(4)	13,000	—

	$4,644,000	$4,052,000

(1)	This category includes the audit of our annual financial statements, the audit of our internal control over financial reporting, the review of interim financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and statutory audits required by non-U.S. jurisdictions.

(2)	This category consists of assurance and related services provided by PwC that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include due diligence relating to mergers and acquisitions, employee benefit plan audits, accounting research and consultation and restructuring-related statutory reports for various countries.

(3)	This category consists of tax services provided by PwC for tax compliance, tax advice and tax planning.

(4)	This category consists primarily of software purchases in connection with statutory audits in non-U.S. jurisdictions.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and permissible non-audit services to be provided to us by our independent registered public accounting firm prior to commencement of services. Mr. Glasscock, Audit Committee Chairman, has the delegated authority to pre-approve such services up to a specified aggregate fee amount. These pre-approval decisions are presented to the full Audit Committee at its next scheduled meeting.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

PROPOSAL 3. APPROVAL OF THE 2009 STOCK INCENTIVE PLAN

On February 13, 2009, the Board of Directors adopted, subject to stockholder approval, the 2009 Stock Incentive Plan, or the 2009 Plan. The Board of Directors has directed that the proposal to approve the 2009 Plan be submitted to stockholders for approval. Stockholder approval is also being sought to comply with New York Stock Exchange corporate governance listing standards and so that compensation attributable to awards under the 2009 Plan may be deductible for tax purposes as performance-based compensation under Section 162(m) of the Code. (See the discussion of Section 162(m) under “U.S. Federal Income Tax Consequences” below.)
The Board believes that approval of the 2009 Plan is in our best interest and the best interest of our stockholders, as equity awards granted under the plan will help to attract, motivate and retain talented employees, align employee and stockholder interests and link employee compensation with company performance. We expect that, if the 2009 Plan is approved by stockholders, the number of shares available for grant under the 2009 Plan will suffice for the next three to four years. The number of persons who will be eligible to participate in the 2009 Plan is approximately 8,500.
If approved by stockholders, the 2009 Plan will replace the 2006 Plan and the TeamShare Stock Option Plan. The 2006 Plan was approved by stockholders in 2006 and the TeamShare Stock Option Plan was last approved by stockholders in 2005. We refer to these two plans collectively as the Prior Plans. If the 2009 Plan is approved, no further grants will be made under the Prior Plans, and shares remaining available for issuance under the Prior Plans will be merged into the 2009 Plan. As of December 31, 2008, there were 5,240,322 shares remaining available for issuance under the 2006 Plan and 4,146,746 shares remaining available for issuance under the TeamShare Stock Option Plan.
The 2009 Plan is similar to the 2006 Plan with respect to the types of awards that may be granted under the plan and with respect to most of its other terms and provisions. The main differences between the 2009 Plan and the 2006 Plan are the following:

•	the class of persons eligible to participate in the 2009 Plan has been expanded to include all employees;

•	the expiration date of the 2009 Plan has been extended to May 31, 2015;

•	the number of shares of common stock that may be granted pursuant to awards under the 2009 Plan as compared to the aggregate number remaining available under the Prior Plans has been increased by 5,000,000 shares; and

•	the 2009 Plan contains a fungible share pool. Under the fungible share pool, each stock option and stock appreciation right granted under the 2009 Plan will reduce the available share pool by one share, and each full value award granted under the plan will reduce the available share pool by two shares.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE 2009 PLAN.

Summary of the 2009 Plan

Purpose

The purpose of the 2009 Plan is to promote the success and enhance the value of the company by linking the personal interests of our employees to those of our stockholders and by providing employees with long-term incentives for outstanding performance. The 2009 Plan is further intended to provide flexibility for us to motivate, attract and retain the services of employees who will be largely responsible for our long-term performance, growth and financial success.

Administration

The 2009 Plan is administered by the Board of Directors through the Compensation and Management Development Committee, or the committee, which is composed entirely of non-employee directors who are intended to meet the criteria of “outside director” under Section 162(m) of the Code and “non-employee director” under Section 16 of the Exchange Act. The committee selects the employees who receive awards, the form of those awards and all terms and conditions of the awards. The committee also certifies the level of attainment of performance targets.

Eligibility; Forms of Awards

Awards may be granted only to employees of the company, including its subsidiaries and affiliates. The committee may grant incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, RSUs, performance units and performance shares.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

Shares Authorized; Fungible Share Pool

The total number of shares available for awards under the 2009 Plan will be equal to the sum of the following: (1) 5,000,000 shares, plus (2) the aggregate number of shares remaining available for issuance under the Prior Plans as of the effective date of the 2009 Plan and (3) the aggregate number of shares underlying outstanding awards under the Prior Plans as of the effective date of the 2009 Plan that terminate or expire or are cancelled or forfeited during the term of the 2009 Plan without having been exercised or fully vested.
Each option or stock appreciation right granted under the 2009 Plan will reduce the number of shares available for grant by one share for every one share granted. Each award granted under the 2009 Plan that may result in the issuance of our common stock, other than an option or stock appreciation right, will reduce the number of shares available for grant by two shares for every one share granted.
No more than 1,000,000 shares may be issued pursuant to incentive stock option awards. No individual participant may be granted awards in any single calendar year in respect of more than 500,000 shares of common stock. For purposes of this limit, the number of shares in awards that are made with respect to a period longer than one calendar year will be considered to have been made on a pro rata basis in the calendar years during such period.

Qualifying Performance Criteria

Awards of performance shares and performance units will be, and any other type of award (except incentive stock options) in the discretion of the committee may be, contingent upon achievement of qualifying performance criteria. The committee will determine the specific targets for the selected qualifying performance criteria. For awards that are intended to qualify for exemption from the limitation on deductibility imposed by Section 162(m) of the Code, the targets will be established within the required time period. Following the applicable performance period, the committee will determine the extent to which the criteria have been achieved and the corresponding level to which vesting requirements have been satisfied and will certify these determinations in writing.
The qualifying performance criteria will be based on one or more of the following measures: net sales; revenue; gross profit; operating profit; net earnings; earnings per share; profit margin (gross, operating or net); cash flow, net cash flow or free cash flow; acquisition integration synergies; acquisition integration milestone achievements; stock price performance; total stockholder return; expense reduction; debt or net debt reduction; or financial return ratios. These measures may be based on the company as a whole or on a business unit, affiliate or subsidiary, either individually, alternatively or in any combination, as determined by the committee.

Stock Options and Stock Appreciation Rights

Stock options awarded may be either incentive stock options or nonqualified stock options. Options will expire no later than 10 years after the date of grant and may not be exercised prior to one year following the date of grant unless otherwise determined by the committee. The exercise price of stock options may not be less than the fair market value of common stock on the date of grant. The committee may establish other vesting or performance requirements which must be met prior to the exercise of the stock options. Stock options may be granted in tandem with stock appreciation rights.

Restricted Stock and RSU Awards

The committee may also grant shares of restricted stock or RSUs that are subject to the continued employment of the employee and may also be subject to performance criteria at the discretion of the committee. Generally, if the employee’s employment terminates prior to the completion of the specified employment or the attainment of the specified performance goals, the awards will lapse. The committee may provide for a pro-rated attainment of time-based restrictions.
Generally, an award will not vest during a period less than one year following the date of the award unless the committee determines otherwise. During the restriction period, unless the committee determines otherwise, an employee who holds restricted stock will be entitled to vote the shares and to receive cash dividends, if any are declared. An employee who holds RSUs will have none of the rights of a stockholder until the restriction period has ended and shares of common stock have been issued.

Long-Term Performance Awards

The committee may grant performance units or performance shares. Performance units entitle the employee to receive a specified dollar value, variable under conditions specified in the award, if the performance objectives specified in the award are achieved and other terms and conditions are satisfied. Performance shares entitle the employee to receive a specified number of shares of common stock, or the equivalent cash value, if the objectives specified in the award are achieved and other terms are satisfied.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

Adjustments

The number, class and price of stock options and other awards are subject to appropriate adjustment in the event of certain changes in our common stock, including stock dividends, stock splits, recapitalizations, reorganizations, corporate separation or division, mergers, consolidations, split-ups, combinations or exchanges of shares and similar transactions.

Change in Control

Unless the committee otherwise expressly provides in the agreement relating to an award, in the event an employee’s employment with us terminates pursuant to a qualifying termination (as defined in the 2009 Plan) during the three year period following a change in control (as defined in the 2009 Plan): (1) all of the employee’s outstanding options will become immediately fully vested and exercisable and (2) all time-based restrictions imposed under awards of restricted stock and RSUs will immediately lapse.
If we undergo a change in control during the award period applicable to an award that is subject to the achievement of performance criteria, unless the committee otherwise expressly provides in the agreement relating to an award, the number of shares or units deemed earned will be the greater of (1) the target number of shares or units specified in the employee’s award agreement or (2) the number of shares or units that would have been earned by applying the qualifying performance criteria specified in the award agreement to our actual performance from the beginning of the applicable award period to the date of the change in control.
In addition, in the event of a change in control, the committee may (1) determine that outstanding options will be assumed by, or replaced with comparable options by, the surviving corporation and that outstanding awards will be converted to similar awards of the surviving corporation, or (2) take such other actions with respect to outstanding options and awards as the committee deems appropriate.

Amendment of the Plan

The Board of Directors may amend or suspend the 2009 Plan at any time and from time to time; provided, however, that, except in connection with a corporate transaction involving us (including any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding awards may not be amended, without stockholder approval, to reduce the exercise price of outstanding options or stock appreciation rights or to cancel outstanding options or stock appreciation rights in exchange for cash, other awards, or options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights; and provided, further, that the Board of Directors shall submit for stockholder approval any amendment (other than an amendment pursuant to the adjustment provisions described above) required to be submitted for stockholder approval by law, regulation or applicable stock exchange requirements or that otherwise would: (1) increase the maximum stock award levels described above; (2) reduce the price at which stock options may be granted to below fair market value on the date of grant; (3) extend the term of the 2009 Plan; or (4) change the class of persons eligible to be participants.

Employees Based Outside the U.S.

The 2009 Plan provides that the committee may modify the terms and conditions of awards granted to employees who are employed outside the United States in order to comply with provisions of laws in other countries in which we operate or have employees.

U.S. Federal Income Tax Consequences

The U.S. federal income tax consequences arising with respect to awards granted under the 2009 Plan will depend on the type of the award. The following provides only a general description of the application of federal income tax laws to certain awards under the 2009 Plan. This discussion is intended for the information of stockholders considering how to vote at the meeting and not as tax guidance to employees, as the consequences may vary with the types of awards made, the method of payment or settlement and other factors. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.
From the employees’ standpoint, as a general rule, ordinary income will be recognized at the time of payment of cash or delivery of actual shares of common stock (for example, upon exercise of nonqualified stock options). Future appreciation on shares of common stock held beyond the ordinary income recognition event will be taxable at capital gains rates when the shares of common stock are sold. We, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the employee, and we will not be entitled to any tax deduction in respect of capital gain income recognized by the employee.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

Exceptions to these general rules may arise under the following circumstances: (1) if shares of common stock, when delivered, are subject to a substantial risk of forfeiture by reason of failure to satisfy any employment-, service-, or performance-related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses (unless the employee makes a special election to ignore the risk of forfeiture); (2) if an employee is granted an option that qualifies as an “incentive stock option,” no ordinary income will be recognized, and we will not be entitled to any tax deduction, if shares of common stock acquired upon exercise of such option are held more than the longer of one year from the date of exercise and two years from the date of grant; (3) we will not be entitled to a tax deduction for compensation attributable to awards granted to certain of our most highly compensated executive officers, if and to the extent such compensation does not qualify as “performance-based compensation” under Section 162(m) of the Code, and such compensation, along with any other non-performance-based compensation paid in the same calendar year, exceeds $1 million; and (4) an award may be taxable to the employee at 20 percentage points above ordinary income tax rates at the time it becomes vested, plus interest at the underpayment rate plus one percentage point, even if that is prior to the delivery of the cash or common stock in settlement of the award, if the award constitutes “deferred compensation” under Section 409A of the Code, and the requirements of Section 409A of the Code are not satisfied.
Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation paid to certain of its most highly compensated executive officers in excess of $1,000,000 in any year. Compensation that qualifies as performance-based compensation is excluded from the $1,000,000 deductibility cap and therefore remains fully deductible. We intend that options and stock appreciation rights granted at the fair market value of the common stock on the date of grant will qualify as performance-based compensation. Performance shares, performance units, restricted stock and RSUs granted under the 2009 Plan will only qualify as performance-based compensation when the committee conditions such grants on the achievement of specific performance goals in accordance with the requirements of Section 162(m) of the Code.
The 2009 Plan provides that we have the right to require the recipient of any award under the 2009 Plan to pay to us an amount necessary for us to satisfy our obligation to pay the minimum required federal, state, or local income tax, Federal Insurance Contribution Act tax, social insurance tax or other required withholding amount applicable to the employee with respect to such award. We may, to the extent permitted by law, withhold from other amounts payable to the employee an amount necessary to satisfy these obligations. Unless the committee determines otherwise, an employee may satisfy the withholding obligation by having shares retained or by delivering shares held for more than six months.

Incorporation by Reference

The above description is only a summary of the 2009 Plan and is qualified in its entirety by reference to the full text, a copy of which is included in this proxy statement as Appendix B.

Plan Benefits

See “Plan Benefits” beginning on page 48 for a description of awards made under the Prior Plans in 2008.

PROPOSAL 4. APPROVAL OF AN EXTENSION OF THE
STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

On February 13, 2009, the Board of Directors adopted, subject to stockholder approval, an amendment to the Stock Plan for Non-Employee Directors, or the Director Stock Plan, and directed that the amendment be submitted to stockholders for consideration and approval at the annual meeting. Our former parent, in its capacity as our sole stockholder, approved the Director Stock Plan in 2001. The Board of Directors amended the plan in 2005 to ensure compliance with Code Section 409A.
The only change stockholders are being asked to approve is to extend the term of the Director Stock Plan beyond its current scheduled expiration date in 2011 to December 31, 2015.
The Director Stock Plan is the sole plan for providing equity-based compensation in the form of stock options, restricted stock and RSUs to our non-employee directors. The Board believes that the Director Stock Plan is in our best interest and the best interest of our stockholders, as equity awards granted under the plan help to attract and retain experienced and highly qualified non-employee directors, align director and stockholder interests and link director compensation with company performance.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF AN EXTENSION OF THE DIRECTOR STOCK PLAN.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

Summary of the Director Stock Plan

Purpose

The purpose of the Director Stock Plan is to secure for the company and stockholders the benefits of the incentive inherent in increased common stock ownership by the members of the Board of Directors.

Administration; Eligible Directors

The Director Stock Plan is administered by the Board of Directors. The Board has the power under the plan to grant awards of stock options, restricted stock and RSUs to directors who are not our current or former employees. After the election of seven directors on May 4, 2009, the Board will have eight non-employee directors.

Shares Subject to the Plan

A maximum of 2,000,000 shares of our common stock may be issued pursuant to awards under the Director Stock Plan. No more than 25% of the awards may be in the form of restricted stock or RSUs.

Terms and Conditions of Stock Options

The exercise price of stock options is equal to the fair market value of our common stock on the date of grant. Stock options expire no later than 10 years after the date of grant. As discussed in the narrative following the 2008 Director Compensation Table, non-employee directors may elect to convert all or a portion of their annual retainer not subject to mandatory deferral into stock options using a ratio of an option to purchase three shares of common stock for each deferred share unit the director would have received if he or she had elected to defer such compensation. These stock options become fully exercisable on the last day of the calendar year in which the options are granted if the director continues as a non-employee director throughout that year.

Terms and Conditions of Restricted Stock and RSUs

The Board of Directors may grant awards of restricted stock or RSUs that may be subject to objectives specified by the Board. The Board shall (1) select the non-employee directors to whom restricted stock and RSUs may from time to time be granted, (2) determine the number of shares to be covered by each award granted, (3) determine the terms and conditions of any award and (4) prescribe the form of the agreement, legend or other instrument necessary or advisable in the administration of awards.

Change in Control

In the event a non-employee director’s membership on the Board terminates pursuant to a qualifying termination (as defined in the Director Stock Plan) during the three year period following a change in control (as defined in the Director Stock Plan), all of the director’s outstanding stock options will become immediately fully vested and exercisable.
In addition, in the event of a change in control, the Board of Directors may (1) determine that outstanding stock options will be assumed by, or replaced with comparable options by, the surviving corporation and that outstanding awards will be converted to similar awards of the surviving corporation, or (2) take such other actions with respect to outstanding stock options and awards as the Board deems appropriate.

Amendment or Discontinuance

The Board may amend the Director Stock Plan at any time and from time to time as it deems advisable; provided, however, that, except in connection with a corporate transaction involving us (including any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding awards may not be amended, without stockholder approval, to reduce the exercise price of outstanding stock options or to cancel outstanding stock options in exchange for cash, other awards, or stock options with an exercise price that is less than the exercise price of the original stock options; and provided, further, that except as provided in the plan, the Board may not, without further approval by the stockholders, increase the maximum number of shares of common stock which may be issued pursuant to awards under the plan, reduce the minimum option exercise price, extend the period during which awards may be granted or exercised under the plan or change the class of persons eligible to receive awards under the plan.

U.S. Federal Income Tax Consequences

The U.S. federal income tax consequences arising with respect to awards granted under the Director Stock Plan will depend on the type of the award. The following provides only a general description of the application of federal income tax laws to

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

certain awards under the plan. This discussion is intended for the information of stockholders considering how to vote at the meeting and not as tax guidance to non-employee directors, as the consequences may vary with the types of awards made, the method of payment or settlement and other factors.
From the non-employee directors’ standpoint, as a general rule, ordinary income will be recognized at the time of payment of cash or delivery of actual shares of common stock (for example, upon exercise of nonqualified stock options). Future appreciation on shares of common stock held beyond the ordinary income recognition event will be taxable at capital gains rates when the shares of common stock are sold. We, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the non-employee director, and we will not be entitled to any tax deduction in respect of capital gain income recognized by the non-employee director.

Incorporation by Reference

The above description is only a summary of the Director Stock Plan and is qualified in its entirety by reference to the full text, a copy of which is included in this proxy statement as Appendix C

Plan Benefits

See “Plan Benefits” beginning on page 48 for a description of awards made under the Director Stock Plan for 2008.

PROPOSAL 5. APPROVAL OF AN EXTENSION OF THE RESTATED
DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

On February 13, 2009, the Board of Directors adopted, subject to stockholder approval, an amendment to the Restated Deferred Compensation Plan for Non-Employee Directors, or the DCP, and directed that the amendment be submitted to stockholders for consideration and approval at the annual meeting. Our former parent, in its capacity as our sole stockholder, approved the DCP in 2001. The Board of Directors amended the DCP in 2005 to (1) limit the number of shares of common stock that may be issued under the plan to 200,000, (2) establish an expiration date for the plan and (3) ensure compliance with Code Section 409A.
The only change to the DCP is to extend the plan’s term beyond its current scheduled expiration date in 2010 to December 31, 2015.
Under the terms of the DCP, we award each non-employee director 500 deferred share units, or DSUs, as of the date of each annual meeting of stockholders with an initial value based on the price of our common stock on that date. We also require that 50% of a director’s annual retainer be deferred and credited to his or her deferred compensation account in the form of DSUs with an initial value equal to the amount of fees deferred until the director holds a total of at least 5,000 DSUs. We settle annual DSU awards and mandatory deferral DSUs in shares of our common stock following a director’s termination of service on the Board. The Board believes that the DCP is in our best interest and the best interest of our stockholders, as the annual DSU awards granted under the plan help to attract and retain experienced and highly qualified non-employee directors. In addition, the annual DSU awards and the mandatory deferral DSUs serve to align director and stockholder interests and link director compensation with company performance.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF AN EXTENSION OF THE DCP.

Summary of the DCP

Administration

The DCP is administered by the Board of Directors, which has the authority to adopt rules and regulations to carry out the plan and to interpret, construe and implement the provisions of the plan.

Eligibility

Any member of the Board who is not an officer or employee of the company is eligible to participate in the DCP.

Amount of Deferral

Until such time as a participant meets the guideline level of share unit ownership established by the Board, fifty percent of the basic fee payable to the participant for membership on the Board will be deferred and credited to the participant’s deferred compensation account as share units equal to the number of shares of our common stock that could have been purchased with the deferred fee. As an additional mandatory deferral, at each annual meeting of stockholders, each participant will receive 500 deferred share units.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

A participant may elect to defer receipt of compensation in excess of the participant’s mandatory deferral.

Period of Deferral; Form of Payment

Mandatory deferrals and annual deferred share units will be paid in shares of our common stock within sixty days after the cessation of the participant’s service as a director.
Elective deferrals will be paid in cash.

Shares Subject to the Plan

The maximum number of shares of our common stock that may be issued and distributed under the DCP is 200,000 shares.

Conversion into Options

A participant may elect to convert the portion of the basic fee payable for service on the Board that is not subject to mandatory deferral into options to purchase shares of our common stock. The stock options will be issued pursuant to the Director Stock Plan and will be granted as of the date of the next annual meeting of stockholders following the election to convert.

Participant’s Rights Unsecured

The rights of any participant to receive future payments under the provisions of the DCP is an unsecured claim against our general assets.

Amendment

The Board of Directors may amend, modify or terminate the DCP at any time or from time to time; provided, however, that the Board of Directors will submit for stockholder approval any amendment required to be submitted for stockholder approval by law, regulation or applicable stock exchange requirements.

Incorporation by Reference

The above description is only a summary of the DCP and is qualified in its entirety by reference to the full text, a copy of which is included in this proxy statement as Appendix D.

Plan Benefits

See “Plan Benefits” below for a description of mandatory deferrals and annual deferred share units awarded under the DCP for 2008.

PLAN BENEFITS

If the 2009 Plan is approved by stockholders, the grant of awards under the plan will be entirely within the discretion of the committee. Similarly, the grant of awards under each of the Director Stock Plan and the DCP is entirely within the discretion of the Board of Directors. It is currently not possible for us to determine the benefits or amounts that will be awarded in the future under each of these plans. As outlined above, the proposed 2009 Plan will replace the Prior Plans. If the 2009 Plan had been in place during 2008, the committee does not believe that the decisions made with respect to grants under the Prior Plans in 2008 would have been different. The closing price of our common stock on March 5, 2009 was $33.05.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

The following table sets forth the awards received by or allocated to the persons listed under the Prior Plans, the Director Stock Plan and the DCP for 2008.

	Prior Plans		Director Stock Plan		DCP
	Number of	Number of	Number of	Number of
	Securities	Securities	Securities	Securities	Number of
	Underlying	Underlying	Underlying	Underlying	Securities
	Nonqualified	All Other	Nonqualified	All Other	Underlying
	Stock Options	Awards	Stock Options	Awards	All Other
Name and Position	Granted	Granted	Granted	Granted	Awards Granted

David C. Dvorak	200,000	—	—	—	—
President and Chief Executive Officer
James T. Crines	71,250	—	—	—	—
Executive Vice President, Finance and Chief Financial Officer
Bruno A. Melzi	52,500	—	—	—	—
Chairman, Europe, Middle East and Africa
Stephen H.L. Ooi	37,500	—	—	—	—
President, Asia Pacific
Cheryl R. Blanchard, Ph.D.	37,500	—	—	—	—
Senior Vice President, Research and Development and Chief Scientific Officer
Sheryl L. Conley	37,500	—	—	—	—
Former Group President, Americas and Global Marketing and Chief Marketing Officer
All current executive officers as a group	514,423	24,866	—	—	—
Betsy J. Bernard	—	—	—	—	—
Director Nominee
Marc N. Casper	—	—	—	—	—
Director Nominee
Robert A. Hagemann	—	—	—	1,378	926
Director Nominee
Arthur J. Higgins	—	—	—	1,378	926
Director Nominee
Cecil B. Pickett, Ph.D.	—	—	—	1,378	926
Director Nominee
Augustus A. White, III, M.D., Ph.D.	—	—	—	1,378	500
Director Nominee
All current directors who are not executive officers as a group	—	—	485	8,268	4,278
All employees, including all officers who are not executive officers, as a group	3,548,649	13,000	—	—	—

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, our directors, executive officers and the beneficial holders of more than 10% of our common stock are required to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on our records, we believe that during 2008 all applicable Section 16(a) filing requirements were met, except that one report on Form 4, covering a stock option grant to such executive officer on February 12, 2008, was filed one day late on behalf of each of Cheryl R. Blanchard, Ph.D., James T. Crines, Sheryl L. Conley, Derek M. Davis, Jon E. Kramer, Bruno A. Melzi, Stephen H.L. Ooi and Chad F. Phipps due to administrative error.

2010 Proxy Proposals

To be considered for inclusion in next year’s proxy statement, we must receive stockholder proposals relating to the 2010 annual meeting of stockholders at our principal executive offices, 345 East Main Street, Warsaw, Indiana 46580, Attention: Corporate Secretary, no later than November 20, 2009.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

Under our Restated By-Laws, no business may be brought before an annual meeting except as set forth in the notice of the meeting or as otherwise brought before the meeting by or at the direction of the Chairman of the Board or by a stockholder entitled to vote who has delivered notice to us containing certain information set forth in the Restated By-Laws, not later than the 90th day nor earlier than the 120th day prior to the first anniversary of the preceding year’s annual meeting. For our meeting in 2010, we must receive this notice no later than February 3, 2010 and no earlier than January 4, 2010. However, in the event that the 2010 annual meeting is called for a date that is more than 30 days before or more than 60 days after May 4, 2010, notice must be delivered no earlier than the 120th day prior to the 2010 annual meeting and not later than the later of the 90th day prior to the 2010 annual meeting or the 10th day following the day public announcement of the date of the meeting is first made. These notice requirements are deemed satisfied by a stockholder who has complied with Securities and Exchange Commission Rule 14a-8 and whose proposal is included in our proxy statement. A copy of the by-law provisions discussed above may be obtained by writing us at our principal executive offices, 345 East Main Street, Warsaw, Indiana 46580, Attention: Corporate Secretary.

Incorporation by Reference

The sections of this proxy statement entitled “Audit Committee Report” and “Compensation Committee Report” do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate them by reference therein.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

Appendix A

ZIMMER HOLDINGS, INC.
CATEGORICAL STANDARDS OF DIRECTOR INDEPENDENCE

As permitted by the rules of the New York Stock Exchange, the Board has adopted categorical standards to assist it in making determinations of independence. These standards incorporate, and are consistent with, the definition of “independent” contained in the New York Stock Exchange listing rules. Any determination of independence for a director who does not meet these standards will be specifically explained in the Company’s proxy statement. The standards are as follows:

A. A director will not be independent if, within the preceding three years:

1.	the director was employed by the Company;

2.	an immediate family member of the director was employed by the Company as an executive officer;

3.	the director, or an immediate family member of the director, received more than $120,000 during any twelve-month period in direct compensation from the Company, other than director and Board committee fees or deferred compensation for prior service;

4.	the director is a current partner or employee of the Company’s internal or external auditor;

5.	an immediate family member of the director is a current employee of the Company’s internal or external auditor and personally works on the Company’s audit or is a current partner of the Company’s internal or external auditor;

6.	the director or an immediate family member was (but is no longer) a partner or employee of the Company’s internal or external auditor and personally worked on the Company’s audit within that time;

7.	an executive officer of the Company was on the compensation committee of the board of directors of a company that concurrently employed the director or employed an immediate family member of the director as an executive officer; or

8.	a company made payments to or received payments from the Company for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues, and such company currently employs the director or currently employs an immediate family member of the director as an executive officer.

B.	A director will not be independent if:

1.	the director is employed as an executive officer of a company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is more than 5% of the total consolidated assets of the company that employs the director;

2.	the Company owns or controls more than 5% of the outstanding equity interests of a company that employs the director as an executive officer; or

3.	the director serves as an officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions to the organization are more than 5% of the organization’s total annual charitable receipts or more than 10% of the Company’s total annual charitable contributions. (Any automatic matching of employees’ charitable contributions would not be included in the Company’s annual charitable contributions for this purpose).

C.	A director will not be independent for purposes of serving on the Company’s Audit Committee if:

1.	the director or an immediate family member of the director accepts any consulting, advisory, or other compensatory fee from the Company, other than director or Board committee fees or fixed amounts of compensation under a retirement plan or deferred compensation plan for prior service;

2.	the director is a partner, member, managing director or executive officer of, or occupies a similar position with, an entity which provides accounting, consulting, legal, investment banking or financial advisory services to the Company; or

3.	the director is an affiliate of the Company apart from the director’s capacity as a member of the Board and any Board committee.

D.	For purposes of these director independence standards:

1.	references to the Company include the Company’s consolidated subsidiaries;

A-1

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

2.	a director’s “immediate family members” include his or her spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares the director’s home; and

3.	an “affiliate” of the Company is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

Each director should promptly report to the Board any change in the employment or other affiliations of the director and/or his or her family members that could result in a related person transaction or otherwise affect the director’s independence.

A-2

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

Appendix B

ZIMMER HOLDINGS, INC.
2009 STOCK INCENTIVE PLAN

1. General:

(a) Establishment of Plan; Merger of Prior Plans. Effective as of the Effective Date (defined below), the Zimmer Holdings, Inc. 2009 Stock Incentive Plan (the “Plan”) is hereby established as a successor to the Zimmer Holdings, Inc. 2006 Stock Incentive Plan and the Zimmer Holdings, Inc. TeamShare Stock Option Plan (collectively, the “Prior Plans”). The Prior Plans are hereby merged with and into this Plan effective as of the Effective Date, and no additional grants shall be made thereafter under the Prior Plans. Outstanding grants under the Prior Plans shall continue in effect according to their terms as in effect before the Plan merger (subject to such amendments as the Committee (defined below) determines, consistent with the Prior Plans, as applicable), and the shares with respect to outstanding grants under the Prior Plans shall be issued or transferred under this Plan.

(b) Effective Date. The Plan was approved by the Board of Directors on February 13, 2009 and will become effective on May 4, 2009 (the “Effective Date”), subject to the affirmative vote of the holders of a majority of the votes cast at the 2009 annual meeting of stockholders.

(c) Purpose. The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of employees of the Company to those of the Company’s stockholders and by providing employees with long-term incentives for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of employees who will be largely responsible for the long-term performance, growth and financial success of the Company.

2. Definitions: For purposes of this Plan:

(a) “Affiliate” means any entity in which the Issuer has, directly or indirectly, an ownership interest of at least 20%.

(b) “Associated Option” shall have the meaning set forth in Section 7.

(c) “Award” means an award of options, stock appreciation rights, performance shares, performance units, restricted stock or restricted stock units granted under this Plan.

(d) “Board” or “Board of Directors” means the Board of Directors of the Issuer.

(e) “Change in Control” shall have the meaning set forth in Section 14(d).

(f) “Committee” shall have the meaning set forth in Section 4.

(g) “Current Portion” shall have the meaning set forth in Section 8(a).

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Common Stock” means the Issuer’s common stock.

(j) “Company” means the Issuer (Zimmer Holdings, Inc.) and its Subsidiaries and Affiliates.

(k) “Deferred Portion” shall have the meaning set forth in Section 8(a).

(l) “Disability” means qualifying for and receiving payments under a disability pay plan of the Company.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “Fair Market Value” means the average of the high and low sale prices of a share of Common Stock on the New York Stock Exchange composite tape on the date of measurement or on any date as determined by the Committee and, if there were no trades on such date, on the day on which a trade occurred next preceding such date.

(o) “Issuer” means Zimmer Holdings, Inc.

(p) “Plan” means this Zimmer Holdings, Inc. 2009 Stock Incentive Plan.

(q) “Prior Plans” means, collectively, the Zimmer Holdings, Inc. 2006 Stock Incentive Plan and the Zimmer Holdings, Inc. TeamShare Stock Option Plan.

(r) “Qualifying Performance Criteria” shall have the meaning set forth in Section 6(a).

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

(s) “Qualifying Termination” shall have the meaning set forth in Section 14(e).

(t) “Regulations” shall have the meaning set forth in Section 4(c).

(u) “Restriction Period” shall have the meaning set forth in Section 9(b)(2).

(v) “Retirement” shall mean termination of the employment of an employee with the Company on or after (i) the employee’s 65th birthday or (ii) the employee’s 55th birthday if the employee has completed 10 years of service with the Company. For purposes of this Section 2(v) and all other purposes of this Plan, Retirement shall also mean termination of employment of an employee with the Company for any reason (other than the employee’s death, resignation, willful misconduct or activity deemed detrimental to the interests of the Company) where, on termination, the employee’s attained age (expressed as a whole number) plus completed years of service (expressed as a whole number) plus one (1) equals at least 70 and the employee has completed 10 years of service with the Company and, where applicable, the employee has executed a general release, a covenant not to compete and/or a covenant not to solicit. For purposes of this Plan, an employee’s service with the Company’s former parent, Bristol-Myers Squibb Company, and its subsidiaries and affiliates before August 6, 2001, shall be included as service with the Company, provided that the employee was employed by Bristol-Myers Squibb Company on August 5, 2001 and has been continuously employed by the Company since August 6, 2001.

(w) “Subcommittee” shall have the meaning set forth in Section 4(b).

(x) “Subsidiary” shall mean any corporation which at the time qualifies as a subsidiary of the Issuer under the definition of “subsidiary corporation” in Section 424 of the Code.

(y) “Tax Date” shall have the meaning set forth in Section 13(a).

(z) “Withholding Tax” shall have the meaning set forth in Section 13(c).

3. Shares of Common Stock Subject to the Plan:

(a) Shares Authorized; Share Counting; Fungible Share Pool. Subject to the other provisions of this Section 3, the total number of shares available for grant as Awards pursuant to this Plan shall be equal to the sum of the following: (i) 5,000,000 shares, plus (ii) the aggregate number of shares remaining available for issuance under the Prior Plans as of the Effective Date, and (iii) the aggregate number of shares underlying outstanding awards under the Prior Plans as of the Effective Date that terminate or expire or are cancelled or forfeited during the term of this Plan without having been exercised or fully vested. Substitute or assumed Awards made under Section 19 shall not be considered in applying this limitation. Solely for the purpose of applying the foregoing limitation and subject to the replenishment provisions of Section 3(b) below:

(1) each option or stock appreciation right granted under this Plan shall reduce the number of shares available for grant by one share for every one share granted;

(2) each Award granted under this Plan that may result in the issuance of Common Stock, other than an option or stock appreciation right, shall reduce the number of shares available for grant by two shares for every one share granted; and

(3) if Awards are granted in tandem, so that only one of the Awards may actually be exercised, only the Award that results in the greater reduction in the number of shares available for grant shall result in a reduction of the shares so available, and the other Award shall be disregarded.

(b) Shares Again Available.

(1) In the event all or any portion of an Award terminates or expires or is cancelled or forfeited during the term of this Plan without being exercised or fully vested or is settled for cash, the number of shares not issued that were deducted for such Award pursuant to Section 3(a) above shall be restored and may again be used for Awards under the Plan.

(2) Notwithstanding anything to the contrary contained herein:

(A) shares that participants tender during the term of this Plan to pay the purchase price of options in accordance with Section 7(b)(5) shall not be added to the aggregate Plan limit described above;

(B) shares that the Company retains or causes participants to surrender to satisfy Withholding Tax requirements in accordance with Section 13 shall not be added to the aggregate Plan limit described above;

(C) shares that are repurchased by the Company using option exercise proceeds shall not be added to the aggregate Plan limit described above;

(D) if a stock appreciation right included in an option in accordance with Section 7(b)(12) is exercised, the number of shares covered by the option or portion thereof which is surrendered on exercise of the stock appreciation

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

right shall be considered issued pursuant to the Plan and shall count against the aggregate Plan limit described above, regardless of whether or not any shares are actually issued to the participant upon exercise of the stock appreciation right; and

(E) shares covered by any stock appreciation right granted in accordance with Section 18, to the extent that it is exercised and settled in Common Stock, and whether or not shares are actually issued to the participant upon exercise of the right, shall be considered issued pursuant to the Plan and shall count against the aggregate Plan limit described above.

(c) Individual Limitation. No individual participant may be granted Awards in any single calendar year during the term of this Plan in respect of more than 500,000 shares of Common Stock. For purposes of the foregoing limitation, the number of shares in Awards that are made with respect to a period longer than one calendar year shall be considered to have been made on a pro rata basis in the calendar years during such period. Substitute or assumed Awards made under Section 19 shall not be included in applying this limitation.

(d) Maximum Number of Incentive Stock Options. The number of shares of Common Stock with respect to which incentive stock options may be granted shall not exceed 1,000,000 shares during the term of this Plan.

(e) Adjustment. The limitations under Sections 3(a), (c) and (d) are subject to adjustment in number and kind pursuant to Section 12.

(f) Treasury or Market Purchased Shares. Common Stock issued hereunder may be authorized and unissued shares or issued shares acquired by the Company on the market or otherwise.

4. Administration: The Plan shall be administered under the supervision of the Board of Directors, which may exercise its powers, to the extent herein provided, through the agency of its Compensation and Management Development Committee (the “Committee”), which shall be appointed by the Board of Directors.

(a) Composition of Committee. The Committee shall consist of not less than two (2) members of the Board who are intended to meet the definition of “outside director” under the provisions of Section 162(m) of the Code and the definition of “non-employee directors” under the provisions of the Exchange Act or rules or regulations promulgated thereunder.

(b) Delegation and Administration. The Committee may delegate to one or more separate committees (any such committee a “Subcommittee”) composed of one or more directors of the Issuer (who may, but need not be, members of the Committee) the ability to grant Awards with respect to participants who are not executive officers of the Company under the provisions of the Exchange Act or rules or regulations promulgated thereunder, and such actions shall be treated for all purposes as if taken by the Committee. Any action by any such Subcommittee within the scope of such delegation shall be deemed for all purposes to have been taken by the Committee and references in this Plan to the Committee shall include any such Subcommittee. The Committee may delegate the administration of the Plan to an officer or officers of the Issuer, and such administrator(s) may have the authority to execute and distribute agreements or other documents evidencing or relating to Awards granted by the Committee under this Plan, to maintain records relating to the grant, vesting, exercise, forfeiture or expiration of Awards, to process or oversee the issuance of shares of Common Stock upon the exercise, vesting and/or settlement of an Award, to interpret the terms of Awards and to take such other actions as the Committee may specify, provided that in no case shall any such administrator be authorized to grant Awards under the Plan. Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and references in this Plan to the Committee shall include any such administrator, provided that the actions and interpretations of any such administrator shall be subject to review and approval, disapproval or modification by the Committee.

(c) Regulations. The Committee, from time to time, may adopt rules and regulations (“Regulations”) for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the terms of the Plan, as the Committee shall deem appropriate. The interpretation and construction of any provision of the Plan by the Committee shall, unless otherwise determined by the Board of Directors, be final and conclusive.

(d) Records and Actions. The Committee shall maintain a written record of its proceedings. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the Committee.

5. Eligibility: Awards may be granted only to employees of the Company, including Subsidiaries and Affiliates which become such after the Effective Date. Any director who is not an employee of the Company shall be ineligible to receive an Award under the Plan. The adoption of this Plan shall not be deemed to give any employee any right to an Award, except to the extent and upon such terms and conditions as may be determined by the Committee.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

6. Qualifying Performance Criteria: Awards under Section 8 of this Plan shall be, and any other type of Award (other than incentive stock options) in the discretion of the Committee may be, contingent upon achievement of Qualifying Performance Criteria.

(a) Available Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, Affiliate or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award:

(1) net sales,

(2) revenue,

(3) gross profit,

(4) operating profit,

(5) net earnings,

(6) earnings per share,

(7) profit margin (gross, operating or net),

(8) cash flow, net cash flow or free cash flow,

(9) acquisition integration synergies (measurable savings and efficiencies resulting from integration),

(10) acquisition integration milestone achievements,

(11) stock price performance,

(12) total stockholder return,

(13) expense reduction,

(14) debt or net debt reduction, and

(15) financial return ratios (including return on equity, return on assets or net assets, return on capital or invested capital and return on operating profit).

(b) Adjustments. The Committee may adjust any evaluation of performance under a Qualifying Performance Criteria to exclude the effects of any of the following items or events that occurs or otherwise impacts reported results during a performance period: (1) asset write-downs, (2) litigation or claim judgments or settlements, (3) changes in tax law, accounting principles or other such laws or provisions affecting reported results, (4) accruals for reorganization or restructuring programs, (5) acquisition and integration expenses and purchase accounting, (6) share-based payments, and (7) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Issuer’s annual report to stockholders for the applicable year. Notwithstanding satisfaction or completion of any Qualifying Performance Criteria, to the extent specified at the time of grant of an Award, the number of shares, stock options, stock appreciation rights, performance shares, performance units, restricted stock, or restricted stock units or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Qualifying Performance Criteria may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

(c) Establishment and Achievement of Targets. The Committee shall establish the specific targets for the selected Qualified Performance Criteria. For Awards that are intended to qualify for exemption from the limitation on deductibility imposed by Section 162(m) of the Code or any successor provision, the targets shall be established within the required time period. These targets may be set at a specific level or may be expressed as relative to the comparable measure at comparison companies or a defined index. In cases where Qualifying Performance Criteria are established, the Committee shall determine the extent to which the criteria have been achieved and the corresponding level to which vesting requirements have been satisfied or other restrictions are to be removed from the Award or the extent to which a participant’s right to receive an Award should lapse in cases where the Qualifying Performance Criteria have not been met, and shall certify these determinations in writing. The Committee may provide for the determination of the attainment of such targets in installments where it deems appropriate.

7. Stock Options: Stock options under the Plan shall consist of incentive stock options under Section 422 of the Code or nonqualified stock options (options not intended to qualify as incentive stock options), as the Committee shall determine. In

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

addition, the Committee may grant stock appreciation rights in conjunction with an option, as set forth in Section 7(b)(12), or may grant an option in conjunction with an award of performance units or performance shares, as set forth in Section 7(b)(11) (an “Associated Option”).

Each option shall be subject to the following terms and conditions:

(a) Grant of Options. The Committee shall (1) select the employees of the Company to whom options may from time to time be granted, (2) determine whether incentive stock options or nonqualified stock options are to be granted, (3) determine the number of shares to be covered by each option so granted, (4) determine the terms and conditions (not inconsistent with the Plan) of any option granted hereunder (including but not limited to restrictions upon the options, conditions of their exercise (including as to nonqualified stock options, subject to any Qualifying Performance Criteria), or restrictions on the shares of Common Stock issuable upon exercise thereof), (5) determine whether nonqualified stock options or incentive stock options granted under the Plan shall include stock appreciation rights and, if so, the Committee shall determine the terms and conditions thereof in accordance with Section 7(b)(12) hereof, (6) determine whether any nonqualified stock options granted under the Plan shall be Associated Options, and (7) prescribe the form of the instruments necessary or advisable in the administration of options.

(b) Terms and Conditions of Option. Any option granted under the Plan shall be evidenced by a Stock Option Agreement entered into by the Company and the optionee, in such form as the Committee shall approve, which agreement shall be subject to the following terms and conditions and shall contain such additional terms and conditions not inconsistent with the Plan, and in the case of an incentive stock option not inconsistent with the provisions of the Code applicable to incentive stock options, as the Committee shall prescribe:

(1) Number of Shares Subject to an Option. The Stock Option Agreement shall specify the number of shares of Common Stock subject to the Agreement. If the option is an Associated Option, the number of shares of Common Stock subject to such Associated Option shall initially be equal to the number of performance units or performance shares subject to the Award, but one share of Common Stock shall be canceled for each performance unit or performance share paid out under the Award.

(2) Option Price. The purchase price per share of Common Stock purchasable under an option will be determined by the Committee but will be not less than the Fair Market Value of a share of Common Stock on the date of the grant of the option, except as provided in Section 19 relating to assumed or substitute Awards.

(3) Option Period. The period of each option shall be fixed by the Committee, but no option shall be exercisable after the expiration of ten years from the date the option is granted.

(4) Consideration. Unless the Committee determines otherwise, each optionee, as consideration for the grant of an option, shall remain in the continuous employ of the Company for at least one year from the date of the granting of such option, and no option shall be exercisable until after the completion of such one year period of employment by the optionee.

(5) Exercise of Option. The Committee shall determine the time or times at which an option may be exercised in whole or in part during the option period. An optionee may exercise an option by giving written notice of exercise to the Company specifying the number of shares to be purchased. Such written notice must be accompanied by payment in full of the purchase price and Withholding Taxes (as defined in Section 13 hereof), due either (i) by certified or bank check, (ii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, (iii) in shares of Common Stock owned by the optionee having a Fair Market Value at the date of exercise equal to such purchase price, provided that payment in shares of Common Stock will not be permitted unless at least 100 shares of Common Stock are required and delivered for such purpose, (iv) in any combination of the foregoing, or (v) by any other method that the Committee approves. At its discretion, the Committee may modify or suspend any method for the exercise of stock options, including any of the methods specified in the previous sentence. Delivery of shares for exercising an option shall be made either through the physical delivery of shares or through an appropriate certification or attestation of valid ownership. Shares of Common Stock used to exercise an option shall have been held by the optionee for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the option. No shares shall be issued until full payment therefor has been made. An optionee shall have the rights of a stockholder only with respect to shares of stock that have been recorded on the Company’s books on behalf of the optionee or for which certificates have been issued to the optionee.

Notwithstanding anything in the Plan to the contrary, the Committee may, in its sole discretion, allow the exercise of a lapsed grant if the Committee determines that: (i) the lapse was solely the result of the Company’s inability to execute the exercise of an option Award due to conditions beyond the Company’s control and (ii) the optionee made valid and reasonable efforts to exercise the Award. In the event the Committee makes such a determination, the Company shall allow the exercise to occur as promptly as possible following its receipt of exercise instructions subsequent to such determination.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

(6) Nontransferability of Options. An option or stock appreciation right granted under the Plan may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution, and may be exercised, during the optionee’s lifetime, only by the optionee; provided that the Board may permit further transferability, on a general or specific basis, and may impose conditions and limitations on any permitted transferability.

Notwithstanding the foregoing, the Committee may set forth in a Stock Option Agreement at the time of grant or thereafter, that the options (other than incentive stock options) may be transferred to members of the optionee’s immediate family, to one or more trusts solely for the benefit of such immediate family members and to partnerships in which such family members or trusts are the only partners. For this purpose, immediate family means the optionee’s spouse, parents, children, stepchildren, grandchildren and legal dependants. Any transfer of options under this provision will not be effective until notice of such transfer is delivered to the Company.

(7) Termination of Employment Other than by Retirement or Death. If an optionee shall cease to be employed by the Company for any reason (other than termination of employment by reason of Retirement or death) after the optionee shall have been continuously so employed for one year after the granting of the option, or as otherwise determined by the Committee, the option shall be exercisable only to the extent that the optionee was otherwise entitled to exercise it at the time of such cessation of employment with the Company, unless otherwise determined by the Committee. The option shall remain exercisable for three months after such cessation of employment (or, if earlier, the end of the option period), unless the Committee determines otherwise. The Plan does not confer upon any optionee any right with respect to continuation of employment by the Company.

(8) Retirement of Optionee. If an optionee shall cease to be employed by the Company by reason of Retirement after the optionee shall have been continuously employed by the Company for a period of at least one year after the granting of the option, or as otherwise determined by the Committee, all remaining unexercised portion(s) of the option shall immediately vest and become exercisable by the optionee and shall remain exercisable for the remainder of the option period set forth therein, except that, in the case of an incentive stock option, the option shall remain exercisable for three months following Retirement (or, if earlier, the end of the option period).

(9) Death of Optionee. Except as otherwise provided in Section 7(b)(14), in the event of the optionee’s death (i) while in the employ of the Company or (ii) after cessation of employment due to Retirement, the option shall be fully exercisable by the executors, administrators, legatees or distributees of the optionee’s estate, as the case may be, at any time following such death. In the event of the optionee’s death after cessation of employment for any reason other than Retirement, the option shall be exercisable by the executors, administrators, legatees or distributees of the optionee’s estate, as the case may be, at any time during the twelve month period following such death. Notwithstanding the foregoing, unless the Committee determines otherwise, in no event shall an option be exercisable unless the optionee shall have been continuously employed by the Company for a period of at least one year after the option grant, and no option shall be exercisable after the expiration of the option period set forth in the Stock Option Agreement. In the event any option is exercised by the executors, administrators, legatees or distributees of the estate of a deceased optionee, the Company shall be under no obligation to issue stock thereunder unless and until the Company is satisfied that the person or persons exercising the option are the duly appointed legal representatives of the deceased optionee’s estate or the proper legatees or distributees thereof.

(10) No Deferral Feature. No option or stock appreciation right granted under this Plan shall include any feature for the deferral of compensation other than, in the case of an option, the deferral of recognition of income until the later of exercise or disposition of the option under Section 83 of the Code, or the time the stock acquired pursuant to the exercise of the option first becomes substantially vested (as defined in regulations interpreting Section 83 of the Code), or, in the case of a stock appreciation right, the deferral of recognition of income until the exercise of the stock appreciation right.

(11) Long-Term Performance Awards. The Committee may from time to time grant nonqualified stock options under the Plan in conjunction with and related to an award of performance units or performance shares made under a Long-Term Performance Award as set forth in Section 8(b)(11). In such event, notwithstanding any other provision hereof, (i) the number of shares to which the Associated Option applies shall initially be equal to the number of performance units or performance shares granted by the Award, but such number of shares shall be reduced on a one-share-for-one unit or share basis to the extent that the Committee determines, pursuant to the terms of the Award, to pay to the optionee or the optionee’s beneficiary the performance units or performance shares granted pursuant to such Award, and (ii) such Associated Option shall be cancelable in the discretion of the Committee, without the consent of the optionee, under the conditions and to the extent specified in the Award.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

(12) Stock Appreciation Rights. In the case of any option granted under the Plan, either at the time of grant or by amendment of such option at any time after such grant, there may be included a stock appreciation right which shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee shall impose, including the following:

(A) A stock appreciation right shall be exercisable to the extent, and only to the extent, that the option in which it is included is at the time exercisable, and may be exercised within such period only at such time or times as may be determined by the Committee (and in no event after expiration of ten years from the date the option was granted);

(B) A stock appreciation right shall entitle the optionee (or any person entitled to act under the provisions of Section 7(b)(9)) to surrender unexercised the option in which the stock appreciation right is included (or any portion of such option) to the Company and to receive from the Company in exchange therefor that number of shares having an aggregate value equal to (or, in the discretion of the Committee, less than) the excess of the value of one share (provided such value does not exceed such multiple of the option price per share as may be specified by the Committee) over the option price per share specified in such option (as determined by the Committee in accordance with Section 7(b)(2)) times the number of shares called for by the option, or portion thereof, which is so surrendered. The Committee shall be entitled to cause the Company to settle its obligation, arising out of the exercise of a stock appreciation right, by the payment of cash equal to the aggregate value of the shares the Company would otherwise be obligated to deliver or partly by the payment of cash and partly by the delivery of shares. Any such election shall be made within 30 business days after the receipt by the Committee of written notice of the exercise of the stock appreciation right. The value of a share for this purpose shall be the Fair Market Value thereof on the last business day preceding the date of the election to exercise the stock appreciation right;

(C) No fractional shares shall be delivered under this Section 7(b)(12) but in lieu thereof a cash adjustment shall be made;

(D) If a stock appreciation right included in an option is exercised, such option shall be deemed to have been exercised to the extent of the number of shares called for by the option or portion thereof which is surrendered on exercise of the stock appreciation right and no new option may be granted covering such shares under this Plan; and

(E) If an option which includes a stock appreciation right is exercised, such stock appreciation right shall be deemed to have been canceled to the extent of the number of shares called for by the option or portion thereof is exercised and no new stock appreciation rights may be granted covering such shares under this Plan.

(13) Incentive Stock Options. Incentive stock options may only be granted to employees of the Issuer and its Subsidiaries and parent corporations, as defined in Section 424 of the Code. In the case of any incentive stock option granted under the Plan, the aggregate Fair Market Value of the shares of Common Stock (determined at the time of grant of each option) with respect to which incentive stock options granted under the Plan and any other plan of the Issuer or its parent or a Subsidiary which are exercisable for the first time by an employee during any calendar year shall not exceed $100,000 or such other amount as may be required by the Code.

(14) Rights of Transferee. Notwithstanding anything to the contrary herein, if an option has been transferred in accordance with Section 7(b)(6), the option shall be exercisable solely by the transferee. The option shall remain subject to the provisions of the Plan, including that it will be exercisable only to the extent that the optionee or optionee’s estate would have been entitled to exercise it if the optionee had not transferred the option. In the event of the death of the optionee prior to the expiration of the right to exercise the transferred option, the period during which the option shall be exercisable will terminate on the date one year following the date of the optionee’s death. In the event of the death of the transferee prior to the expiration of the right to exercise the option, the period during which the option shall be exercisable by the executors, administrators, legatees and distributees of the transferee’s estate, as the case may be, will terminate on the date one year following the date of the transferee’s death. In no event will the option be exercisable after the expiration of the option period set forth in the Stock Option Agreement. The option shall be subject to such other rules as the Committee shall determine.

(15) No Reload. Options shall not be granted under this Plan in consideration for and shall not be conditioned upon the delivery of shares of Common Stock in payment of the option price and/or tax withholding obligation under any other employee stock option.

8. Long-term Performance Awards: Long-term performance awards under the Plan shall consist of the conditional grant of a specified number of performance units or performance shares. The conditional grant of a performance unit to a participant will entitle the participant to receive a specified dollar value, variable under conditions specified in the Award, if the Qualifying Performance Criteria specified in the Award are achieved and the other terms and conditions thereof are satisfied. The conditional grant of a performance share to a participant will entitle the participant to receive a specified number of shares of

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

Common Stock, or the equivalent cash value, as determined by the Committee, if the Qualifying Performance Criteria specified in the Award are achieved and the other terms and conditions thereof are satisfied. Each Award shall be subject to the following terms and conditions:

(a) Grant of Awards. The Committee shall (1) select the employees of the Company to whom Awards under this Section 8 may from time to time be granted, (2) determine the number of performance units or performance shares covered by each Award, (3) determine the terms and conditions of each performance unit or performance share awarded and the award period and performance objectives with respect to each Award, (4) determine the extent to which a participant may elect to defer payment of a percentage of an Award (the “Deferred Portion”) pursuant to the terms of a deferred compensation plan of the Company, (5) determine whether payment with respect to the portion of an Award which has not been deferred (the “Current Portion”) and the payment with respect to the Deferred Portion of an Award shall be made entirely in cash, entirely in Common Stock or partially in cash and partially in Common Stock, (6) determine whether the Award is to be made independently of or in conjunction with a nonqualified stock option granted under the Plan, and (7) prescribe the form of the instruments necessary or advisable in the administration of the Awards.

(b) Terms and Conditions of Award. Any Award conditionally granting performance units or performance shares to a participant shall be evidenced by a Performance Unit Agreement or Performance Share Agreement, as applicable, executed by the Company and the participant, in such form as the Committee shall approve, which agreement shall contain in substance the following terms and conditions applicable to the Award and such additional terms and conditions as the Committee shall prescribe:

(1) Number and Value of Performance Units. The Performance Unit Agreement shall specify the number of performance units conditionally granted to the participant. If the Award has been made in conjunction with the grant of an Associated Option, the number of performance units granted shall initially be equal to the number of shares which the participant is granted the right to purchase pursuant to the Associated Option, but one performance unit shall be canceled for each share of the Issuer’s Common Stock purchased upon exercise of the Associated Option or for each stock appreciation right included in such option that has been exercised. The Performance Unit Agreement shall specify the threshold, target and maximum dollar values of each performance unit and corresponding performance objectives as provided under Section 8(b)(5).

(2) Number and Value of Performance Shares. The Performance Share Agreement shall specify the number of performance shares conditionally granted to the participant. If the Award has been made in conjunction with the grant of an Associated Option, the number of performance shares granted shall initially be equal to the number of shares which the participant is granted the right to purchase pursuant to the Associated Option, but one performance share shall be canceled for each share of the Issuer’s Common Stock purchased upon exercise of the Associated Option or for each stock appreciation right included in such option that has been exercised. The Performance Share Agreement shall specify that each Performance Share will have a value equal to one (1) share of Common Stock.

(3) Award Periods. For each Award, the Committee shall designate an award period with a duration to be determined by the Committee in its discretion, but in no event less than three calendar years, within which specified performance objectives are to be attained. There may be several award periods in existence at any one time and the duration of performance objectives may differ from each other.

(4) Consideration. Each participant, as consideration for the award of performance units or performance shares, shall remain in the continuous employ of the Company for at least one year after the date of the making of such Award, and no Award shall be payable until after the completion of such one year of employment by the participant, except as otherwise determined by the Committee.

(5) Performance Objectives. The Committee shall select the Qualifying Performance Criteria and specific targets for each award period.

(6) Determination and Payment of Performance Units or Performance Shares Earned. As soon as practicable after the end of an award period, the Committee shall determine the extent to which Awards have been earned on the basis of the Company’s actual performance in relation to the Qualifying Performance Criteria as set forth in the Performance Unit Agreement or Performance Share Agreement and certify these results in writing. The Performance Unit Agreement or Performance Share Agreement shall specify that as soon as practicable after the end of each award period, the Committee shall determine whether the conditions of Sections 8(b)(4) and 8(b)(5) hereof have been met and, if so, shall ascertain the amount payable or shares which should be distributed to the participant in respect of the performance units or performance shares. As promptly as practicable after it has determined that an amount is payable or should be distributed in respect of an Award, and within 90 days after the end of the award period, the Committee shall cause the

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

Current Portion of such Award to be paid or distributed to the participant or the participant’s beneficiaries, as the case may be, in the Committee’s discretion, either entirely in cash, entirely in Common Stock or partially in cash and partially in Common Stock. Payment of any Deferred Portion of an Award shall be determined by the terms of the Company deferred compensation plan under which the deferral was elected.

In making payment in the form of Common Stock hereunder, the cash equivalent of such Common Stock shall be determined by the Fair Market Value of the Common Stock on the day the Committee designates the performance units shall be payable.

(7) Nontransferability of Awards and Designation of Beneficiaries. No Award under this Section of the Plan shall be transferable by the participant other than by will or by the laws of descent and distribution, except that a participant may designate a beneficiary pursuant to the provisions hereof. If any participant or the participant’s beneficiary shall attempt to assign the participant’s rights under the Plan in violation of the provisions thereof, the Company’s obligation to make any further payments to such participant or the participant’s beneficiaries shall forthwith terminate.

A participant may name one or more beneficiaries to receive any payment of an Award to which the participant may be entitled under the Plan in the event of the participant’s death, on a form to be provided by the Committee. A participant may change the participant’s beneficiary designation from time to time in the same manner. If no designated beneficiary is living on the date on which any payment becomes payable to a participant’s beneficiary, or if no beneficiary has been specified by the participant, such payment will be payable to the participant’s estate.

(8) Retirement and Termination of Employment Other Than by Death. In the event of the Retirement prior to the end of an award period of a participant who has satisfied the one year employment requirement of Section 8(b)(4) with respect to an Award prior to Retirement, or as otherwise determined by the Committee, the participant, or his estate, shall be entitled to a payment of such Award at the end of the award period, pursuant to the terms of the Plan and the participant’s Performance Unit Agreement or Performance Share Agreement, provided, however, that the participant shall be deemed to have earned that proportion (to the nearest whole unit or share) of the value of the performance units or performance shares granted to the participant under such Award as the number of months of the award period which have elapsed since the first day of the calendar year in which the Award was made to the end of the month in which the participant’s Retirement occurs, bears to the total number of months in the award period, subject to the attainment of performance objectives associated with the Award as certified by the Committee. The participant’s right to receive any remaining performance units or performance shares shall be canceled and forfeited.

Subject to Section 8(b)(6) hereof, the Performance Unit Agreement or Performance Share Agreement shall specify that the right to receive the performance units or performance shares granted to such participant shall be conditional and shall be canceled, forfeited and surrendered if the participant’s continuous employment with the Company shall terminate for any reason, other than the participant’s death or Retirement, prior to the end of the award period, or as otherwise determined by the Committee.

(9) Reserved.

(10) Death of Participant. In the event of the death prior to the end of an award period of a participant who has satisfied the one year employment requirement with respect to an Award under this Section 8 prior to the date of death, or as otherwise determined by the Committee, the participant’s beneficiaries or estate, as the case may be, shall be entitled to a payment of such Award upon the end of the award period, pursuant to the terms of the Plan and the participant’s Performance Unit Agreement or Performance Share Agreement, provided, however, that the participant shall be deemed to have earned that proportion (to the nearest whole unit or share) of the value of the performance units or performance shares granted to the participant under such Award as the number of months of the award period which have elapsed since the first day of the calendar year in which the Award was made to the end of the month in which the participant’s death occurs, bears to the total number of months in the award period. The participant’s right to receive any remaining performance units or performance shares shall be canceled and forfeited.

The Committee may, in its discretion, waive, in whole or in part, such cancellation and forfeiture of any performance units or performance shares.

(11) Grant of Associated Option. If the Committee determines that the conditional grant of performance units or performance shares under the Plan is to be made to a participant in conjunction with the grant of a nonqualified stock option under the Plan, the Committee shall grant the participant an Associated Option under the Plan subject to the terms and conditions of this Section 8(b)(11). In such event, such Award shall be contingent upon the participant’s being granted such an Associated Option pursuant to which: (i) the number of shares the optionee may purchase shall initially be equal to the number of performance units or performance shares conditionally granted by the Award, (ii) such number

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

of shares shall be reduced on a one-share-for-one-unit or share basis to the extent that the Committee determines, pursuant to Section 8(b)(6) hereof, to pay to the participant or the participant’s beneficiaries the performance units or performance shares conditionally granted pursuant to the Award, and (iii) the Associated Option shall be cancelable in the discretion of the Committee, without the consent of the participant, under the conditions and to the extent specified herein and in Section 8(b)(6) hereof.

If no amount is payable in respect of the conditionally granted performance units or performance shares, the Award and such performance units or performance shares shall be deemed to have been canceled, forfeited and surrendered, and the Associated Option, if any, shall continue in effect in accordance with its terms. If any amount is payable in respect of the performance units or performance shares and such units or shares were granted in conjunction with an Associated Option, the Committee shall, within 30 days after the determination of the Committee referred to in the first sentence of Section 8(b)(6), determine, in its sole discretion, either:

(A) to cancel in full the Associated Option, in which event the value of the performance units or performance shares payable pursuant to Sections 8(b)(5) and (6) shall be paid or the performance shares shall be distributed;

(B) to cancel in full the performance units or performance shares, in which event no amount shall be paid to the participant in respect thereof and no shares shall be distributed but the Associated Option shall continue in effect in accordance with its terms; or

(C) to cancel some, but not all, of the performance units or performance shares, in which event the value of the performance units payable pursuant to Sections 8(b)(5) and (6) which have not been canceled shall be paid or the performance shares shall be distributed and the Associated Option shall be canceled with respect to that number of shares equal to the number of conditionally granted performance units or performance shares that remain payable.

Any action taken by the Committee pursuant to the preceding sentence shall be uniform with respect to all Awards having the same award period. If the Committee takes no such action, it shall be deemed to have determined to cancel in full the Award in accordance with clause (B) above.

(12) Compliance with Section 409A of the Code: Notwithstanding any provision of the Plan to the contrary, in the event any Award under this Section 8 constitutes or provides for a deferral of compensation within the meaning of Section 409A of the Code, the Award shall comply in all respects with the applicable requirements of Section 409A of the Code; the Performance Share Agreement or Performance Unit Agreement, as the case may be, shall include all provisions required for the Award to comply with the applicable requirements of Section 409A of the Code; and those provisions of the Performance Share Agreement or Performance Unit Agreement, as the case may be, shall be deemed to constitute provisions of the Plan.

9. Restricted Stock and Restricted Stock Units: An Award of restricted stock under the Plan shall consist of a grant of shares of Common Stock of the Issuer, the grant, issuance, retention and/or vesting of which is subject to the terms and conditions hereinafter provided. An Award of a restricted stock unit to a participant will entitle the participant to receive a specified number of shares of Common Stock or cash, as determined by the Committee, if the objectives specified in the Award, if any, are achieved and the other terms and conditions thereof are satisfied. Each Award shall be subject to the following terms and conditions:

(a) Grant of Awards: The Committee shall (i) select the employees to whom restricted stock or restricted stock units may from time to time be granted, (ii) determine the number of shares to be covered by each Award granted, (iii) determine the terms and conditions (not inconsistent with the Plan) of any Award granted hereunder, and (iv) prescribe the form of the agreement, legend or other instrument necessary or advisable in the administration of Awards under the Plan.

(b) Terms and Conditions of Awards: Any Award granted under this Section 9 shall be evidenced by a Restricted Stock Agreement or Restricted Stock Unit Agreement entered into by the Issuer and the participant, in such form as the Committee shall approve, which agreement shall be subject to the following terms and conditions and shall contain such additional terms and conditions not inconsistent with the Plan as the Committee shall prescribe:

(1) Number of Shares Subject to an Award: The agreement shall specify the number of shares of Common Stock or the number of restricted stock units subject to the Award.

(2) Restriction Period: The period of restriction applicable to each Award (the “Restriction Period”) shall be established by the Committee but may not be less than one year, unless the Committee determines otherwise. The Restriction Period applicable to each Award shall commence on the award date.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

(3) Consideration: Each participant, as consideration for the grant of an Award, shall remain in the continuous employ of the Company for at least one year from the date of the granting of such Award, or as otherwise determined by the Committee, and the participant’s right to any shares of restricted stock or restricted stock units covered by such an Award shall be forfeited if the participant does not remain in the continuous employ of the Company for at least one year from the date of the granting of the Award, except as otherwise determined by the Committee.

(4) Restriction Criteria: The Committee shall establish the criteria upon which the Restriction Period shall be based. Restrictions shall be based upon either or both of (i) the continued employment of the participant or (ii) the attainment of one or more Qualifying Performance Criteria.

(c) Terms and Conditions of Restrictions and Forfeitures: The restricted stock or restricted stock units awarded pursuant to the Plan shall be subject to the following restrictions and conditions:

(1) During the Restriction Period, the participant will not be permitted to sell, transfer, pledge or assign the Award made under this Section 9.

(2) Except as provided in Section 9(c)(1), or as the Committee may otherwise determine, a participant holding restricted stock shall have all of the rights of a stockholder of the Issuer, including the right to vote the shares and receive dividends and other distributions provided that distributions in the form of stock shall be subject to the same restrictions as the underlying restricted stock. A participant holding restricted stock units shall have none of the rights of a stockholder of the Issuer during the Restriction Period.

(3) Unless the Committee shall expressly otherwise provide in the agreement relating to an Award made under this Section 9, in the event of a participant’s Retirement or death prior to the end of the Restriction Period for a participant who has satisfied the one year employment requirement of Section 9(b)(3), all time-based restrictions imposed under such Award shall immediately lapse, but such Award shall continue to be subject to the satisfaction of any targets for Qualifying Performance Criteria set forth in the agreement relating to such Award.

(4) Unless the Committee shall expressly otherwise provide in the agreement relating to an Award made under this Section 9, if during the Restriction Period a participant terminates employment with the Company for any reason other than Retirement or death, the shares covered by a restricted stock Award that are not already vested shall be canceled and forfeited and will be deemed to be reacquired by the Issuer and any restricted stock units still subject to restriction shall be forfeited by the participant.

(5) In cases of special circumstances as determined by the Committee, the Committee may, in its sole discretion when it finds that such an action would be in the best interests of the Company, accelerate or waive in whole or in part any or all remaining time-based restrictions with respect to all or part of a participant’s restricted stock or restricted stock units.

(6) In the event that the participant fails promptly to pay or make satisfactory arrangements as to the Withholding Taxes as provided in Section 13, (i) all shares of restricted stock still subject to restriction shall be forfeited by the participant and will be deemed to be reacquired by the Company; and (ii) all restricted stock units still subject to restriction shall be forfeited by the participant.

(7) A participant may, at any time prior to the expiration of the Restriction Period, waive all rights to receive all or some of the shares covered by or corresponding to an Award by delivering to the Company a written notice of such waiver.

(8) Notwithstanding the other provisions of this Section 9, the Committee may adopt rules which would permit a gift by a participant holding restricted stock or the benefits of a restricted stock unit, to members of the participant’s immediate family (spouse, parents, children, stepchildren, grandchildren or legal dependants) or to a trust whose beneficiary or beneficiaries shall be either such a person or persons or the participant.

(9) Any attempt to dispose of an Award under this Section 9 in a manner contrary to the restrictions shall be ineffective.

(d) Compliance with Section 409A of the Code Notwithstanding any provision of the Plan to the contrary, in the event any Award under this Section 9 constitutes or provides for a deferral of compensation within the meaning of Section 409A of the Code, the Award shall comply in all respects with the applicable requirements of Section 409A of the Code; the Restricted Stock Agreement or Restricted Stock Unit Agreement, as the case may be, shall include all provisions required for the Award to comply with the applicable requirements of Section 409A of the Code; and those provisions of the Restricted Stock Agreement or Restricted Stock Unit Agreement, as the case may be, shall be deemed to constitute provisions of the Plan.

10. Forfeiture of Awards; Recapture of Benefits: The Committee may, in its discretion, provide in an agreement evidencing any Award that, in the event that the participant engages, within a specified period after termination of

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

employment, in certain activity specified by the Committee that is deemed detrimental to the interests of the Company (including, but not limited to, the breach of any non-solicitation and/or non-compete agreements with the Company), the participant will forfeit all rights under any Awards that remain outstanding as of the time of such act and will return to the Company an amount of shares of Common Stock with a Fair Market Value (determined as of the date such shares are returned) or, in the case of stock appreciation rights, performance units or restricted stock units that are settled in cash, an amount of cash, equal to the amount of any gain realized upon the exercise of or lapsing of restrictions on any Award that occurred within a specified time period.

11. Determination of Breach of Conditions: The determination of the Committee as to whether an event has occurred resulting in a forfeiture or a termination of an Award or any reduction of the Company’s obligations in accordance with the provisions of the Plan shall be conclusive.

12. Adjustment of and Changes in the Common Stock:

(a) Effect of Outstanding Awards. The existence of outstanding Awards shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, exchanges, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company or any issuance of Common Stock or other securities or subscription rights thereto, or any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. Further, except as expressly provided herein or by the Committee, (i) the issuance by the Company of Common Stock or any class of securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations to the Company convertible into such shares or other securities, (ii) the payment of a dividend in property other than shares of Common Stock, or (iii) the occurrence of any similar transaction, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to stock options or other Awards theretofore granted or the purchase price per share, unless the Committee shall determine, in its sole discretion, that an adjustment is necessary or appropriate.

(b) Adjustments. If the outstanding Common Stock or other securities of the Company, or both, for which an Award is then exercisable or as to which an Award is to be settled shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, extraordinary dividend of cash and/or assets, recapitalization, reorganization, corporate separation or division (including, but not limited to, a split-up, spin-off, split-off or distribution to Company stockholders other than a normal cash dividend) or any similar event affecting the Common Stock or other securities of the Company, the Committee shall appropriately and equitably adjust the number and kind of shares or other securities which are subject to this Plan or subject to any Awards theretofore granted, and the exercise or settlement prices of such Awards, so as to maintain the proportionate number of shares of Common Stock or other securities without changing the aggregate exercise or settlement price.

(c) Fractional Shares. No right to purchase fractional shares shall result from any adjustment in stock options or stock appreciation rights pursuant to this Section 12. In case of any such adjustment, the shares subject to the stock option or stock appreciation right shall be rounded down to the nearest whole share.

(d) Assumption of Awards. Any other provision hereof to the contrary notwithstanding (except for Section 12(a)), in the event the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for the assumption of outstanding Awards by the surviving corporation or its parent, for their continuation by the Company (if it is the surviving corporation), for accelerated vesting and accelerated expiration, or for settlement in cash.

13. Taxes:

(a) Each participant shall, no later than the Tax Date (as defined below), pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Withholding Tax (as defined below) with respect to an Award, and the Company shall, to the extent permitted by law, have the right to deduct such amount from any payment of any kind otherwise due to the participant. The Company shall also have the right to retain or sell without notice, or to demand surrender of, shares of Common Stock in value sufficient to cover the amount of any Withholding Tax, and to make payment (or to reimburse itself for payment made) to the appropriate taxing authority of an amount in cash equal to the amount of such Withholding Tax, remitting any balance to the participant. For purposes of this paragraph, the value of shares of Common Stock so retained or surrendered shall be the average of the high and low sales prices per share on the New York Stock Exchange composite tape on the date that the amount of the Withholding Tax is to be determined (the “Tax Date”) and the value of shares of Common Stock so sold shall be the actual net sales price per share (after deduction of commissions) received by the Company.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

(b) Notwithstanding the foregoing, if the stock options have been transferred, the optionee shall provide the Company with funds sufficient to pay such Withholding Tax. If such optionee does not satisfy the optionee’s tax payment obligation and the stock options have been transferred, the transferee may provide the funds sufficient to enable the Company to pay such taxes. However, if the stock options have been transferred, the Company shall have no right to retain or sell without notice, or to demand surrender from the transferee of, shares of Common Stock in order to pay such Withholding Tax.

(c) The term “Withholding Tax” means the minimum required withholding amount applicable to the participant, including federal, state and local income taxes, Federal Insurance Contribution Act taxes, social insurance contributions, payroll tax, payment on account and any other governmental impost or levy.

(d) The participant shall be entitled to satisfy the obligation to pay any Withholding Tax, in whole or in part, by providing the Company with funds sufficient to enable the Company to pay such Withholding Tax or, unless the Committee determines otherwise, by requiring the Company to retain or to accept upon delivery thereof by the participant shares of Common Stock held by the participant for more than six months having a Fair Market Value sufficient to cover the amount of such Withholding Tax. Each election by a participant to have shares retained or to deliver shares for this purpose shall be subject to the following restrictions: (i) the election must be in writing and be made on or prior to the Tax Date; (ii) the election must be irrevocable; and (iii) the election shall be subject to the disapproval of the Committee.

14. Change in Control.

(a) Unless the Committee shall otherwise expressly provide in the agreement relating to an Award, in the event a participant’s employment with the Company terminates pursuant to a Qualifying Termination (as defined below) during the three (3) year period following a Change in Control of the Issuer (as defined below):

(1) all outstanding options shall become immediately fully vested and exercisable (to the extent not yet vested and exercisable as of the date of the Qualifying Termination); and

(2) all time-based restrictions imposed under all outstanding Awards of restricted stock and restricted stock units shall immediately lapse.

(b) Unless the Committee shall otherwise expressly provide in the agreement relating to an Award, if the Company undergoes a Change in Control during the award period applicable to an Award that is subject to the satisfaction of any targets for Qualifying Performance Criteria, the number of shares or units deemed earned shall be the greater of (i) the target number of shares or units specified in the participant’s Award agreement or (ii) the number of shares or units that would have been earned by applying the Qualifying Performance Criteria specified in the Award agreement to the Company’s actual performance from the beginning of the applicable award period to the date of the Change in Control.

(c) In addition, in the event of a Change in Control of the Issuer, the Committee may:

(1) determine that outstanding options shall be assumed by, or replaced with comparable options by, the surviving corporation (or a parent or subsidiary of the surviving corporation) and that outstanding Awards shall be converted to similar awards of the surviving corporation (or a parent or subsidiary of the surviving corporation), or

(2) take such other actions with respect to outstanding options and other Awards as the Committee deems appropriate.

(d) For purposes of this Plan, a Change in Control shall be deemed to have occurred on the earliest of the following dates:

(1) The date any person (as defined in Section 14(d)(3) of the Exchange Act) shall have become the direct or indirect beneficial owner of twenty percent (20%) or more of the then outstanding common shares of the Issuer;

(2) The date a merger or consolidation of the Issuer with any other corporation is consummated other than (i) a merger or consolidation which would result in the voting securities of the Issuer outstanding immediately prior thereto continuing to represent at least 75% of the combined voting power of the voting securities of the Issuer or the surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Issuer in which no Person acquires more than 50% of the combined voting power of the Issuer’s then outstanding securities;

(3) The date the stockholders of the Issuer approve a plan of complete liquidation of the Issuer or an agreement for the sale or disposition by the Issuer of all or substantially all of the Issuer’s assets; or

(4) The date there shall have been a change in a majority of the Board of Directors within a two (2) year period beginning after the effective date of the Plan, unless the nomination for election by the Issuer’s stockholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the two (2) year period.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

(e) For purposes of this Plan provision, a Qualifying Termination shall be deemed to have occurred under the following circumstances:

(1) A Company-initiated termination for reasons other than the employee’s death, Disability, resignation without good cause, willful misconduct or activity deemed detrimental to the interests of the Company, provided the participant executes a general release and, where applicable, a non-solicitation and/or non-compete agreement with the Company;

(2) The participant resigns with good cause, which includes (i) a substantial adverse alteration in the nature or status of the participant’s responsibilities, (ii) a reduction in the participant’s base salary or levels of entitlement or participation under any incentive plan, award program or employee benefit program without the substitution or implementation of an alternative arrangement of substantially equal value, or (iii) the Company requiring the participant to relocate to a work location more than fifty (50) miles from the participant’s work location prior to the Change in Control.

15. Amendment of the Plan: The Board of Directors may amend or suspend this Plan at any time and from time to time; provided, however, that, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding awards may not be amended, without stockholder approval, to reduce the exercise price of outstanding stock options or stock appreciation rights or to cancel outstanding stock options or stock appreciation rights in exchange for cash, other awards, or stock options or stock appreciation rights with an exercise price that is less than the exercise price of the original stock options or stock appreciation rights; and provided, further, that the Board of Directors shall submit for stockholder approval any amendment (other than an amendment pursuant to the adjustment provisions of Section 12) required to be submitted for stockholder approval by law, regulation or applicable stock exchange requirements or that otherwise would:

(a) increase the limitations in Section 3;

(b) reduce the price at which stock options may be granted to below Fair Market Value on the date of grant;

(c) extend the term of this Plan; or

(d) change the class of persons eligible to be participants.

In addition, no such amendment or alteration shall be made which would impair the rights of any participant, without such participant’s consent, under any Award theretofore granted, provided that no such consent shall be required with respect to any amendment or alteration if the Committee determines in its sole discretion that such amendment or alteration either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated.

16. Miscellaneous:

(a) By accepting any benefits under the Plan, each participant and each person claiming under or through such participant shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken or to be taken or made under the Plan by the Company, the Board, the Committee or any other committee appointed by the Board.

(b) No participant or any person claiming under or through him shall have any right or interest, whether vested or otherwise, in the Plan or in any Award, contingent or otherwise, unless and until all of the terms, conditions and provisions of the Plan and the Agreement that affect such participant or such other person shall have been complied with.

(c) Neither the adoption of the Plan nor its operation shall in any way affect the rights and powers of the Company to dismiss or discharge any employee at any time.

17. Term of the Plan: The Plan shall expire on May 31, 2015, unless suspended or discontinued earlier by action of the Board of Directors. The expiration of the Plan, however, shall not affect the rights of participants under Awards theretofore granted to them, and all Awards shall continue in force and operation after termination of the Plan except as they may lapse or be terminated by their own terms and conditions.

18. Employees Based Outside of the United States: Notwithstanding any provision of the Plan to the contrary, in order to foster and promote achievement of the purposes of the Plan or to comply with provisions of laws in other countries in which the Company operates or has employees, the Committee, in its sole discretion, shall have the power and authority to (i) determine which employees employed outside the United States are eligible to participate in the Plan, (ii) modify the terms and conditions of Awards granted to employees who are employed outside the United States, (iii) establish subplans, modified option exercise procedures and other terms and procedures to the extent such actions may be necessary or advisable, and

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

(iv) grant to employees employed in countries wherein the granting of stock options is impossible or impracticable, as determined by the Committee, stock appreciation rights with terms and conditions that, to the fullest extent possible, are substantially identical to the stock options granted hereunder; provided, however, that in no event shall the exercise price of an option or stock appreciation right be less than the Fair Market Value of a share of Common Stock on the date of grant and provided, further, that in no event shall an option or stock appreciation right be exercisable after the expiration of ten years from the date of grant thereof.

19. Grants in Connection with Corporate Transactions and Otherwise: Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to assume the equity-based awards or make substitute Awards under this Plan to an employee of another corporation who becomes an employee of the Company by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company in substitution for an award granted by such corporation, or (ii) limit the right of the Company to grant options or make other awards outside of this Plan. The terms and conditions of any substitute or assumed Awards may vary from the terms and conditions required by the Plan. Any substitute or assumed Awards that are made pursuant to this Section 19 shall not count against the limitations provided under Section 3.

20. Governing Law: The validity, construction, interpretation and effect of the Plan and agreements issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Indiana, without giving effect to the conflict of laws provisions thereof. The Committee may provide that any dispute as to any Award shall be presented and determined in such forum as the Committee may specify, including through binding arbitration.

21. Unfunded Plan: Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to participants who are granted Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate or earmark any cash or other property which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation or earmarking, nor shall the Company or the Committee be deemed to be a trustee of stock or cash to be awarded under the Plan.

22. Compliance with Other Laws and Regulations: This Plan, the grant and exercise of Awards hereunder, and the obligation of the Issuer to sell, issue or deliver shares of Common Stock under such Awards, shall be subject to all applicable federal, state and local laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required. The Issuer shall not be required to register in a participant’s name or deliver any shares of Common Stock prior to the completion of any registration or qualification of such shares under any federal, state or local law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Issuer is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Issuer’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder, the Issuer shall be relieved of any liability with respect to the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. No stock option shall be exercisable and no shares of Common Stock shall be issued and/or transferable under any other Award unless a registration statement with respect to the shares underlying such stock option is effective and current or the Issuer has determined that such registration is unnecessary.

23. Liability of Issuer: The Issuer shall not be liable to a participant or other persons as to (a) the non-issuance or sale of shares of Common Stock as to which the Issuer has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Issuer’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and (b) any tax consequence expected, but not realized, by any participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

Appendix C

ZIMMER HOLDINGS, INC.
STOCK PLAN FOR NON-EMPLOYEE DIRECTORS
(As Proposed to Be Amended May 4, 2009)

1. Purpose.

The purpose of the Zimmer Holdings, Inc. Stock Plan for Non-Employee Directors (the “Plan”) is to secure for Zimmer Holdings, Inc. (the “Company”) and its stockholders the benefits of the incentive inherent in increased Common Stock ownership by the members of the Board of Directors of the Company (the “Board”) who are Eligible Directors as defined in the Plan.

2. Administration.

The Plan shall be administered by the Board. The Board shall have all the powers vested in it by the terms of the Plan, such powers to include authority (within the limitations described herein) to prescribe the form of the agreement embodying awards of stock options (“Options”), restricted stock (“Restricted Stock”) and restricted stock units (“Restricted Stock Units”) made under the Plan (Options, Restricted Stock and Restricted Stock Units, in the aggregate, to be “Awards”). The Board shall, subject to the provisions of the Plan, grant Awards under the Plan and shall have the power to construe the Plan, to determine all questions arising thereunder and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable. Any decision of the Board in the administration of the Plan, as described herein, shall be final and conclusive. No member of the Board shall be liable for anything done or omitted to be done by such member or by any other member of the Board in connection with the Plan, except for such member’s own willful misconduct or as expressly provided by statute.

The Committee shall maintain appropriate records of awards granted and vested prior to January 1, 2005, that may provide for a deferral of compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), together with any earnings or losses attributable thereto. Such awards shall be governed by the terms of the Plan as in effect on October 3, 2004.

3. Amount of Stock.

The stock which may be issued and sold under the Plan will be the common stock (par value $.01 per share) of the Company (“Common Stock”), of a total number not exceeding 2,000,000 shares, subject to adjustment as provided in Section 7 below. The stock to be issued may be either authorized and unissued shares or issued shares acquired by the Company or its subsidiaries. In the event that Awards granted under the Plan terminate or expire (without being exercised, in the case of Options) or are cancelled, forfeited, exchanged or surrendered, new Awards may be granted covering the shares not issued under such lapsed Awards. No more than 25% of the Awards will be in the form of Restricted Stock or Restricted Stock Units.

4. Eligible Directors.

The members of the Board who are eligible to participate in the Plan (“Eligible Directors”) are persons who serve as directors of the Company on or after the effective date of the Plan and:

(a) who are not current or former employees of the Company and

(b) who are not and, in the past, have not been eligible to receive options on Company stock by participation as an employee in another plan sponsored by the Company or under a contractual arrangement with the Company.

5. Terms and Conditions of Options.

Each Option granted under the Plan shall be evidenced by an agreement in such form as the Board shall prescribe from time to time in accordance with the Plan and shall comply with the following terms and conditions:

(a) The Option exercise price shall be the fair market value of the Common Stock shares subject to such Option on the date the Option is granted, which shall be the average of the high and the low sales prices of a Common Stock share on the date of grant as reported on the New York Stock Exchange Composite Transactions Tape or, if the New York Stock Exchange is closed on that date, on the last preceding date on which the New York Stock Exchange was open for trading.

(b) Each year, as of the date of the annual meeting of the stockholders of the Company (“Annual Meeting”), and at such other dates as the Board deems appropriate, the Board may award Options to purchase shares of Common Stock to Eligible Directors who have been elected or reelected or who are continuing as members of the Board.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

(c) For any calendar year, a participant may elect to convert all or any portion of the basic fee payable for services on the Board, except those amounts which are subject to the Mandatory Deferral (as defined in the Zimmer Holdings, Inc. Deferred Compensation Plan for Non-Employee Directors (the “Deferral Plan”)), into Options to purchase shares of the Company’s Common Stock (“Deferral Options”). The Deferral Options will be granted as of the date of the next Annual Meeting following the election to convert, or at such other time as the Board may determine. The Deferral Options will be issued at a conversion ratio equal to an option to purchase three shares of Common Stock for each Share Unit the participant would be entitled to receive if the participant chose to defer all or any portion of the basic fee payable into Share Units under the Deferral Plan. The Deferral Options will have an exercise price equal to the market value of a share of the Company’s Common Stock on the date of grant. The Deferral Options will become fully exercisable on December 31st of the year in which the Deferral Options are granted if the participant continues as an Eligible Director of the Company, or at such earlier time as provided under this Plan. A participant’s election to convert all or any portion of the basic fee payable into Deferral Options shall be made in accordance with the provisions of the Deferral Plan.

(d) Each Eligible Director who is appointed to the Board before the effective date of the spin-off of the Company from Bristol-Myers Squibb Company (the “Distribution Date”) shall receive, during the 90-day period commencing on the Distribution Date, Options to purchase a total of 50,000 shares. Each Eligible Director who is appointed to the Board on or after the Distribution Date and before the Company’s first Annual Meeting shall receive, during the 90-day period commencing on the director’s date of appointment, Options to purchase a total of 50,000 shares. These Options shall be granted by the Board during the applicable 90-day period in three installments of 16,667 shares, 16,667 shares and 16,666 shares. These Options will be collectively referred to herein as “Founder’s Options”. Except as specifically provided herein, Founder’s Options will be subject to the same terms and conditions as all other Options.

(e) No Option granted under the Plan shall be transferable by the optionee other than by will or by the laws of descent and distribution, and such Option shall be exercisable, during the optionee’s lifetime, only by the optionee. Notwithstanding the foregoing, the Board may set forth in a Stock Option Agreement, at the time of grant or thereafter, that the Options may be transferred to members of the optionee’s immediate family, to trusts solely for the benefit of such immediate family members and to partnerships in which such family members and/or trusts are the only partners. For this purpose, immediate family means the optionee’s spouse, parents, children, stepchildren, grandchildren and legal dependants. Any transfer of Options made under this provision will not be effective until notice of such transfer is delivered to the Company.

(f) No Option or any part of an Option shall be exercisable:

(i) after the expiration of ten years from the date the Option was granted,

(ii) unless written notice of the exercise is delivered to the Company specifying the number of shares to be purchased and payment in full is made for the shares of Common Stock being acquired thereunder at the time of exercise, such payment shall be made in such form or manner that the Board at its discretion may from time to time designate and that may include, without limitation, payment:

(A) in United States dollars by certified check, or bank draft, or

(B) by tendering to the Company Common Stock shares owned by the person exercising the Option and having a fair market value equal to the cash exercise price applicable to such Option, such fair market value to be the average of the high and low sales prices of a Common Stock share on the date of exercise as reported on the New York Stock Exchange Composite Transactions Tape or, if the New York Stock Exchange is closed on that date, on the last preceding date on which the New York Stock Exchange was open for trading (shares of Common Stock used to exercise an option shall have been held by the optionee for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the option) or

(C) by a combination of United States dollars and Common Stock shares as aforesaid, and

(iii) unless the person exercising the Option has been, at all times during the period beginning with the date of grant of the Option and ending on the date of such exercise, an Eligible Director of the Company, except that:

(A) if such a person shall cease to be such an Eligible Director for reasons other than retirement or death, while holding an Option that has not expired and has not been fully exercised, such person, at any time within one year after the date he ceases to be such an Eligible Director (but in no event after the Option has expired under the provisions of Section 5(f)(i) above), may exercise the Option with respect to any Common Stock shares as to which such person has not exercised the Option on the date the person ceased to be such an Eligible Director only to the extent that the Option is exercisable at the time of termination.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

(B) if such person shall cease to be such an Eligible Director by reason of retirement or death while holding an Option that has not expired and has not been fully exercised, such person, or in the case of death, the executors, administrators or distributees, as the case may be, may at any time following the date of retirement or death (but in no event after the expiration of the Option period set forth in Section 5(f)(i) above), exercise the Option with respect to any shares of Common Stock as to which such person has not exercised the Option on the date the person ceased to be such an Eligible Director, notwithstanding the provisions of Sections 5(c) and 5(g),

(C) if any person who has ceased to be such an Eligible Director for reasons other than death, shall die holding an Option that has not been fully exercised, such person’s executors, administrators, heirs or distributees, as the case may be, may, at any time within the greater of (1) one year after the date of death or (2) the remainder for the period in which such person could have exercised the Option had the person not died (but in no event under either (1) or (2) after the Option has expired under the provisions of Section 5(f)(i) above), exercise the Option with respect to any shares as to which the decedent could have exercised the Option at the time of death.

In the event any Option is exercised by the executors, administrators, legatees or distributees of the estate of a deceased optionee, the Company shall be under no obligation to issue stock thereunder unless and until the Company is satisfied that the person or persons exercising the Option are the duly appointed legal representatives of the deceased optionee’s estate or the proper legatees or distributees thereof.

(g) Except with respect to Founder’s Options and Deferral Options, one-quarter (25%) of the total number of shares of Common Stock covered by the Option shall become exercisable on the first anniversary date of the grant of the Option; thereafter an additional one-quarter (25%) of the shares shall become exercisable annually on each subsequent anniversary date of the grant of the Option until the Option is fully exercisable. With respect to Founder’s Options, the total number of shares of Common Stock covered by the Founder’s Option shall become fully exercisable on the third anniversary date of the date of grant of the first installment of the optionee’s Founder’s Options.

(h) Notwithstanding anything to the contrary herein, if an Option has been transferred in accordance with Section 5(e), the Option shall be exercisable solely by the transferee. The Option shall remain subject to the provisions of the Plan, including that it will be exercisable only to the extent that the optionee or optionee’s estate would have been entitled to exercise it if the optionee had not transferred the Option. In the event of the death of the transferee prior to the expiration of the right to exercise the Option, the Option shall be exercisable by the executors, administrators, legatees and distributees of the transferee’s estate, as the case may be for a period of one year following the date of the transferee’s death but in no event shall the Option be exercisable after the expiration of the Option period set forth in the Stock Option Agreement. The Option shall be subject to such other rules as the Board shall determine.

(i) No Deferral Feature. No Option granted under this Plan shall include any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of the Option under Section 83 of the Code, or the time the stock acquired pursuant to the exercise of the Option first becomes substantially vested (as defined in regulations interpreting Section 83 of the Code).

6. Terms and Conditions of Restricted Stock and Restricted Stock Units.

Restricted Stock Awards under the Plan shall consist of grants of shares of Common Stock of the Company. The conditional grant of a Restricted Stock Unit to a participant will entitle the participant to receive a specified number of shares of Common Stock, if the objectives specified in the Award, if any, are achieved and the other terms and conditions thereof are satisfied. Each Award will be subject to the following terms and conditions:

(a) The Board shall (i) select the members to whom Restricted Stock and Restricted Stock Unit Awards may from time to time be granted, (ii) determine the number of shares to be covered by each Award granted, (iii) determine the terms and conditions (not inconsistent with the Plan) of any Award granted hereunder, and (iv) prescribe the form of the agreement, legend or other instrument necessary or advisable in the administration of Awards under the Plan.

(b) Any Restricted Stock and Restricted Stock Unit Award granted under the Plan shall be evidenced by an agreement executed by the Company and the recipient, in such form as the Board shall approve and with such terms and conditions as the Board shall prescribe.

(c) The shares of Restricted Stock awarded pursuant to the Plan shall be subject to the following restrictions and conditions:

(i) During the restriction period, the participant will not be permitted to sell, transfer, pledge or assign Restricted Stock awarded under this Plan.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

(ii) Except as the Board may otherwise determine, a participant holding Restricted Stock shall have all of the rights of a stockholder of the Company, including the right to vote the shares and receive dividends and other distributions, provided that distributions in the form of stock shall be subject to the same restrictions as the underlying Restricted Stock.

(d) Compliance with Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, in the event any Award under this Section 6 constitutes or provides for a deferral of compensation within the meaning of Section 409A of the Code, the Award shall comply in all respects with the applicable requirements of Section 409A of the Code; the agreement evidencing the Award shall include all provisions required for the Award to comply with the applicable requirements of Section 409A of the Code; and those provisions of the Award agreement shall be deemed to constitute provisions of the Plan.

7. Adjustment in the Event of Change in Stock.

In the event of changes in the outstanding Common Stock by reason of stock dividends, recapitalizations, mergers, consolidations, stock splits, combinations or exchanges of shares and the like, the aggregate number and class of shares available under the Plan, the number, class and the price of shares subject to outstanding Options and Awards of Restricted Stock and Restricted Stock Units shall be appropriately adjusted by the Board, whose determination shall be conclusive.

8. Miscellaneous Provisions.

(a) Except as expressly provided for in the Plan, no Eligible Director or other person shall have any claim or right to be granted an Award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Eligible Director any right to be retained in the service of the Company.

(b) Except as provided for under Section 5(e), a participant’s rights and interest under the Plan may not be assigned or transferred in whole or in part either directly or by operation of law or otherwise (except in the event of a participant’s death, by will or the laws of descent and distribution), including, but not by way of limitations, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such right or interest of any participant in the Plan shall be subject to any obligation or liability of such participant.

(c) No Common Stock shares shall be issued hereunder unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable federal, state and other securities laws and regulations.

(d) It shall be a condition to the obligation of the Company to issue Common Stock shares upon exercise of an Option or with respect to any other Award, that the participant (or any beneficiary or person entitled to receive the benefit of an Award) pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold federal, state, local or foreign income or other taxes. If the amount requested is not paid, the Company may refuse to issue Common Stock shares.

(e) The expenses of the Plan shall be borne by the Company.

(f) The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the issuance of shares in connection with an Award under the Plan and issuance of shares in connection with Awards shall be subordinate to the claims of the Company’s general creditors.

(g) By accepting any Award or other benefit under the Plan, each participant and each person claiming under or through such person shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, any action taken under the Plan by the Company or the Board.

9. Change in Control.

In the event an Eligible Director’s membership on the Board terminates pursuant to a qualifying termination (as defined below) during the three (3) year period following a change in control of the Company (as defined below) and prior to the exercise of Options granted under this Plan, all outstanding Options shall immediately become fully vested and exercisable notwithstanding any provisions of the Plan or of the applicable Option agreement to the contrary. In addition, in the event of a change in control of the Company, the Board may (i) determine that outstanding Options shall be assumed by, or replaced with comparable options by, the surviving corporation (or a parent or subsidiary of the surviving corporation) and that outstanding Awards shall be converted to similar awards of the surviving corporation (or a parent or subsidiary of the surviving corporation), or (ii) take such other actions with respect to outstanding Options and Awards as the Board deems appropriate.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

The following definitions shall apply for purposes of the Plan:

(a) For the purpose of this Plan, a change in control shall be deemed to have occurred on the earlier of the following dates:

(1) The date any person, as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (“Person”), shall have become the direct or indirect beneficial owner of twenty percent (20%) or more of the then outstanding common shares of the Company;

(2) The date a merger or consolidation of the Company with any other corporation is consummated other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least 75% of the combined voting power of the voting securities of the Company or the surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company in which no Person acquires more than 50% of the combined voting power of the Company’s then outstanding securities;

(3) The date the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets;

(4) The date there shall have been a change in a majority of the Board of Directors of the Company within a two (2) year period beginning after the effective date of the Plan, unless the nomination for election by the Company’s shareholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the two (2) year period.

(b) For purposes of this Plan provision, a qualifying termination shall be deemed to have occurred if the Eligible Director ceases to be a member of the Board for any reason other than death, disability, voluntary resignation, willful misconduct or activity deemed detrimental to the interests of the Company.

10. Amendment or Discontinuance.

The Plan may be amended at any time and from time to time by the Board as the Board shall deem advisable, including, but not limited to, amendments necessary to qualify for any exemption or to comply with applicable law or regulations; provided, however, that, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding Awards may not be amended, without stockholder approval, to reduce the exercise price of outstanding Options or to cancel outstanding Options in exchange for cash, other awards, or stock options with an exercise price that is less than the exercise price of the original Options; and provided, further, that except as provided in Section 7 above, the Board may not, without further approval by the stockholders of the Company, increase the maximum number of shares of Common Stock as to which Awards may be granted under the Plan, reduce the minimum Option exercise price described in Section 5(a) above, extend the period during which Awards may be granted or exercised under the Plan or change the class of persons eligible to receive Awards under the Plan. No amendment of the Plan shall materially and adversely affect any right of any participant with respect to any Award theretofore granted without such participant’s written consent.

11. Termination.

This Plan shall terminate upon the earlier of the following dates or events to occur:

(a) upon the adoption of a resolution of the Board terminating the Plan; or

(b) December 31, 2015.

12. Effective Date of Plan.

The Plan shall become effective as of August 6, 2001 or such later date as the Board may determine, provided that Bristol-Myers Squibb Company in its capacity as the Company’s sole stockholder shall have adopted the Plan.

13. Governing Law.

The validity, construction, interpretation and effect of the Plan and agreements issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Indiana, without giving effect to the conflict of laws provisions thereof.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

Appendix D

RESTATED
ZIMMER HOLDINGS, INC.
DEFERRED COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS
(As Proposed to Be Amended May 4, 2009)

On December 9, 2005, the Board of Directors of Zimmer Holdings, Inc. (the “Company”) amended and restated the Zimmer Holdings, Inc. Deferred Compensation Plan for Non-Employee Directors (the “Plan”), effective as of January 1, 2005, as follows:

Section 1.  Grandfathered Benefits.

Mandatory Deferrals and Elective Deferrals, as defined below, that were deferred and vested prior to January 1, 2005, shall be subject to the terms of the Plan as in effect on October 3, 2004. The Company shall maintain appropriate records to identify deferrals made and vested prior to 2005, together with any attributable earnings or losses.

Section 2.  Eligibility.

Any member of the Board of Directors (the “Board”) of Zimmer Holdings, Inc. who is not an officer or employee of the Company or a subsidiary thereof is eligible to participate in the Plan and will be a participant.

Section 3.  Deferred Compensation Account.

There shall be established on the books of the Company for each participant a deferred compensation account in the participant’s name. The account shall distinguish between compensation deferred and vested prior to 2005 and compensation deferred or vested after 2004.

Section 4.  Amount of Deferral.

(a) Mandatory Deferrals. Until such time as a participant meets the guideline level of Share Unit or Company common stock ownership established by the Board, fifty percent of the basic fee payable to a participant for membership on the Board (the “Mandatory Deferral”) shall be deferred and credited to the participant’s deferred compensation account as Share Units equal to the number of shares of the Company’s common stock that could have been purchased with the deferred fee, determined by dividing the dollar value of the deferred fee by the fair market value of a share of the Company’s common stock as reported in The Wall Street Journal on the effective date of the deferral. As an additional Mandatory Deferral, at each annual meeting of the stockholders of the Company (“Annual Meeting”), each participant will receive 500 deferred Share Units (the “Annual Deferred Share Units”). The value of each Annual Deferred Share Unit will be equal to a share of the Company’s common stock as reported in The Wall Street Journal on the date of grant.

(b) Elective Deferrals. For any calendar year, a participant may elect to defer receipt of compensation in excess of the participant’s Mandatory Deferral for that year (the “Elective Deferral”) by filing the appropriate form in accordance with Section 9 and requesting deferral of: (1) all of the participant’s compensation in excess of the participant’s Mandatory Deferral payable to the participant for serving on the Board and any committee thereof; or (2) any percentage specified by the participant of the compensation described in clause (1) that is in excess of the participant’s Mandatory Deferral.

Section 5.  Form and Computation of Deferred Amounts.

Subject to Section 4, at the time a participant elects to make an Elective Deferral, the participant shall elect to have the Elective Deferral credited to his or her deferred compensation account as Treasury Units, Dollar Units, or Share Units (each an “Investment Option”). A participant may allocate the Elective Deferrals among the Investment Options in increments of 0%, 33 1/3%, 50%, 66 2/3% or 100%. Any deferred amount credited to a participant’s deferred compensation account as Treasury Units shall be credited with interest at a rate to be set by the Company in January of each year after a review of the six-month United States Treasury bill discount rates for the preceding year. Any deferred amount credited to a participant’s deferred compensation account as Dollar Units shall be credited with interest at a rate to be set by the Company in January of each year after a review of investment return on the invested cash of the Company. If a participant elects to allocate a deferred amount to Share Units, the participant will be credited with Share Units equal to the number of shares of the Company’s common stock that could have been purchased with the deferred amount, determined by dividing the dollar value of the deferred amount by the fair market value of a share of the Company’s common stock as reported in The Wall Street Journal on the effective date of the deferral. Upon payment by the Company of dividends on its common stock, the amount credited to a participant’s deferred compensation account as Share Units shall be credited with an amount equal to the number of Share Units multiplied by a fraction, the

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

numerator of which is the amount of the dividend and the denominator of which is the fair market value of a share of the Company’s common stock as reported in The Wall Street Journal on the day the dividend is payable. The amount of Share Units in a participant’s deferred compensation account shall be adjusted in the discretion of the Board to take into account a merger, consolidation, reorganization, recapitalization, stock split or other change in corporate structure of capitalization affecting the Company’s common stock. At its discretion, the Board may discontinue, modify, or offer additional Investment Options.

Section 6.  Period of Deferral.

A participant’s Mandatory Deferrals, including Annual Deferred Share Units, will be paid sixty days after the participant’s Separation From Service, defined as the expiration or other termination of all contracts, agreements, or arrangements under which the participant performs services for the Company, or any other company under common control with the Company, whether as a Director or other independent contractor or employee, provided that the expiration or termination constitutes a good-faith and complete termination of the contractual relationship between the participant and the Company (and all other companies under common control with the Company). Whether a Separation From Service has occurred for purposes of this Plan will be determined in accordance with the applicable standards under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including § 1.409A-1(h). At the time a participant makes a deferral election in accordance with Section 9, the participant may elect the period of deferral for amounts attributable to the Elective Deferrals that are the subject of that election. A participant may elect to defer receipt of amounts attributable to Elective Deferrals (1) until a specified year in the future, (2) until the participant’s Separation From Service, or (3) until the end of the calendar year in which the participant’s Separation From Service occurs. If the participant elects alternative (1), payment will be made or commence within sixty days after the beginning of the year specified in the election; if the participant elects alternative (2), payment will be made or commence within sixty days after the participant’s Separation From Service; and if the participant elects alternative (3), payment will be made or commence within sixty days after the end of the calendar year in which the participant’s Separation From Service occurs. If, with respect to an Elective Deferral, a participant does not make a timely election (in accordance with Section 9) as to the period of deferral, payment of amounts attributable to the Elective Deferral will be made or commence within sixty days after the participant’s Separation From Service.

Section 7.  Form of Payment.

Mandatory Deferrals, including Annual Deferred Share Units, will be paid in shares of the Company’s common stock.

At the time a participant makes a deferral election in accordance with Section 9, the participant may elect the form of payment for amounts attributable to the Elective Deferrals that are the subject of that election. A participant may elect to receive payment of amounts attributable to Elective Deferrals in either (1) a lump sum cash payment or (2) a number of annual cash installments, not more than ten, as specified by the participant. If installment payments are elected, the amount of each installment shall be equal to the balance in the participant’s deferred compensation account divided by the number of installments remaining to be paid (including the installment in question). If a participant fails to make a timely election as to form of payment, payment will be made in a lump sum cash payment.

Section 8.  Death Prior to Receipt.

If a participant dies prior to receipt of any of the amounts payable pursuant to this Plan, the participant’s Mandatory Deferrals, including Annual Deferred Share Units, will be paid, in shares of the Company’s common stock, to the participant’s beneficiary or estate, as the case may be, within sixty days after the participant’s death.

At the time a participant makes a deferral election in accordance with Section 9, the participant may elect that, in the event he or she dies prior to receipt of any of the amounts payable pursuant to this Plan, the participant’s deferred compensation account attributable to Elective Deferrals will be paid to the participant’s beneficiaries or estate, as the case may be, in either (1) a lump sum cash payment within sixty days following the participant’s death, or (2) a number of annual cash installments, not more than ten, as specified by the participant. If the participant elects alternative (2), the initial installment payment to the beneficiaries or estate will be made sixty days after the participant’s death, and the amount of each installment will be determined as provided in the third sentence of Section 7. If payment to the participant pursuant to clause (2) of Section 7 had commenced prior to death, the installment payments to the participant’s beneficiaries or estate, as the case may be, will be made at the same time and in the same amount as installment payments would have been made to the participant had he or she survived. For purposes of this Section 8, any amounts deferred as Share Units will be converted to Dollar Units by multiplying the number of Share Units credited to a participant’s deferred compensation account on the date of his or her death by the fair market value of a share of the Company’s common stock on such date as reported in The Wall Street Journal.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

Section 9.  Time of Election of Deferral.

This Section 9 governs the time for making “Deferral Elections,” which include elections to make Elective Deferrals pursuant to Section 4, elections as to the form and computation of deferred amounts pursuant to Section 5, elections of the period of deferral pursuant to Section 6, elections of the form of payment pursuant to Section 7, elections with respect to death benefits pursuant to Section 8, and elections to covert a deferral into Options pursuant to Section 12.

A nominee for election as a Director may make a Deferral Election prior to his or her election for the calendar year in which he or she is being elected, except that a person elected a Director by the Board may make a Deferral Election within 30 days after his/her election as a Director, in which event the Deferral Election shall be effective only with respect to compensation paid after the Deferral Election is made. A person then currently serving as a Director may make a Deferral Election with respect to compensation for the next succeeding calendar year no later than the preceding November 30th. This Deferral Election will be deemed to apply for each succeeding calendar year, unless (1) the participant elects, in accordance with Section 11, to discontinue the Deferral Election or make a new Deferral Election, or (2) the election is stated, in writing, to apply only to the current calendar year.

Section 10.  Manner of Electing Deferral.

A participant may make a Deferral Election by giving written notice to the Board on a form provided by the Company, which notice shall include the amount to be deferred, the form in which the amount deferred is to be credited, whether the deferral will be converted into options to purchase shares of the Company’s common stock pursuant to Section 12, the period of deferral and the form of payment, including the number of installments, if any.

Section 11.  Effect of Election.

A Deferral Election shall be irrevocable by the participant once the calendar year to which it applies has commenced. An election may be discontinued or modified by the participant with respect to calendar years not yet begun by notifying the Board in writing no later than November 30th of the preceding year.

Section 12.  Conversion into Options.

For any calendar year, a participant may elect to convert all or any portion of the basic fee payable for services on the Board, except amounts that would otherwise be subject to Mandatory Deferral, into options to purchase shares of the Company’s common stock. The options will be issued pursuant to a stock option plan of the Company in which the participant is eligible to participate and will be granted as of the date of the next Annual Meeting following the election to convert. The options will be issued at a conversion ratio of an option to purchase three shares of common stock for each Share Unit that the participant would be entitled to receive if the participant chose to defer the amount as Share Units. The options will have an exercise price equal to the market value of a share of the Company’s common stock on the date of the grant. The options will become fully exercisable on December 31st of the calendar year in which the options are granted if the participant continues as a non-employee director of the Company, or at such earlier time as provided in the stock option plan. A participant’s election to convert all or any portion of the basic fee payable into stock options must be made in accordance with Sections 9 and 10.

Section 13.  Maximum Number of Shares.

The maximum number of shares of the Company’s common stock that may be issued and distributed under this Plan on or after the Effective Date shall be Two Hundred Thousand (200,000) shares, subject to adjustment as provided under Section 5, above.

Section 14.  Participant’s Rights Unsecured.

The right of any participant to receive future payments under the provisions of the Plan shall be an unsecured claim against the general assets of the Company.

Section 15.  Statement of Account.

A statement will be sent to each participant each year reflecting the value of his or her deferred compensation account as of the end of the preceding year.

Section 16.  Assignability and Beneficiaries.

No right to receive payments under the Plan shall be transferable or assignable by a participant other than by will or under the laws of descent and distribution, except that a participant may designate one or more beneficiaries pursuant to the provisions of this Section. On a form to be provided by the Company, a participant may name beneficiaries to receive any amounts to which the participant may be entitled under the Plan in the event of the participant’s death. A participant may change his or her

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2009 PROXY STATEMENT

beneficiary designation from time to time in the same manner. If a participant fails to designate any beneficiary, or if no designated beneficiary is living on the date on which any payment becomes payable to the participant’s beneficiaries, the payment will be payable to the participant’s estate.

Section 17.  Administration.

The Plan will be administered by the Board, which will have the authority to adopt rules and regulations to carry out the Plan and to interpret, construe and implement the provisions of the Plan. The Plan, as amended and restated, is intended to comply with Section 409A and will be construed accordingly. In construing or interpreting any vague or ambiguous Plan provision, the interpretation that will prevail is the interpretation that will cause the Plan to comply with the applicable standards under Code Section 409A. To the extent that any terms of the Plan would subject any participant to gross income inclusion, interest, or additional tax pursuant to Code Section 409A, those terms are to that extent superseded by the applicable Section 409A standards.

Section 18.  Amendment.

This Plan may at any time or from time to time be amended, modified or terminated by the Board. No amendment, modification or termination shall, without the consent of the participant, adversely affect that participant’s accruals in his or her deferred compensation account as of the date of amendment, modification or termination.

Section 19.  Governing Law.

The validity, construction, interpretation and effect of the Plan and agreements issued under the Plan shall be governed and construed by and determined in accordance with the Code, and, to the extent not in conflict, with the laws of the State of Indiana, without giving effect to the conflict of laws provisions thereof.

Section 20.  Termination Date.

The Plan shall terminate effective as of December 31, 2015. Notwithstanding the foregoing, any Mandatory Deferrals and Elective Deferrals deferred prior to January 1, 2016, shall be distributed in accordance with the Plan as in effect on December 31, 2015.

ADMISSION TICKET VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 3, 2009 (or April 29, 2009 for shares held in the company’s Savings and Investment Programs). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Zimmer Holdings, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 3, 2009 (or April 29, 2009 for shares held in the company’s Savings and Investment Programs). Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Zimmer Holdings, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ZIMER1 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. ZIMMER HOLDINGS, INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, 4 AND 5. 1 . Election of Directors: For Against Abstain Nominees: Recommendations 1a. Betsy J. Bernard FOR 0 0 0 For Against Abstain 1b. Marc N. Casper FOR 0 0 0 2. Ratification of Appointment of Independent 0 0 0 Registered Public Accounting Firm 1c. David C. Dvorak FOR 0 0 0 3. Approval of the 2009 Stock Incentive Plan 0 0 0 1d. Robert A. Hagemann FOR 0 0 0 4. Approval of an Extension of the Stock Plan for 0 0 0 Non-Employee Directors 1e. Arthur J. Higgins FOR 0 0 0 5. Approval of an Extension of the Restated 0 0 0 Deferred Compensation Plan for Non-Employee Directors 1f. Cecil B. Pickett, Ph.D. FOR 0 0 0 The shares represented by this proxy will be voted as directed by 1g. Augustus A. White, III, M.D., Ph.D. FOR 0 0 0 the stockholder. Where no direction is given when the duly executed proxy is voted, such shares will be voted “FOR” proposals 1, 2, 3, 4 and 5. For address changes and/or comments, please check this box and write them on 0 the back where indicated. NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Admission Ticket Upon arrival, please present this admission ticket and photo identification at the registration desk. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report / 10-K Wrap are available at www.proxyvote.com. ZIMMER HOLDINGS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints David C. Dvorak, James T. Crines and Chad F. Phipps, and each of them, proxies, with full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein, at the Annual Meeting of Stockholders of the company to be held at the Conrad Indianapolis, 50 West Washington Street, Indianapolis, Indiana on Monday, May 4, 2009, at 9:00 a.m., and at any adjournments thereof upon matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting. ANNUAL MEETING OF STOCKHOLDERS MAY 4, 2009 When properly executed, your proxy will be voted as you indicate, or where no contrary indication is made, will be voted “FOR” Proposals 1, 2, 3, 4 and 5. The full text of the proposals and position of the Board of Directors on each appears in the Proxy Statement and should be reviewed prior to voting. IMPORTANT: YOUR VOTE IS IMPORTANT. PLEASE VOTE THESE SHARES TODAY. For participants in the Zimmer Holdings, Inc. Savings and Investment Program or the Zimmer Puerto Rico Savings and Investment Program. The Trustee will vote the shares credited to this account in accordance with the specifications that you indicate on the reverse. If you sign and return the form, but do not indicate your voting specifications, the Trustee will vote as recommended by the Board of Directors. Unless otherwise instructed prior to April 29, 2009, the Trustee WILL VOTE these shares in the same manner and proportion as the shares for which the Trustee received voting specifications. The Trustee will exercise its discretion in voting on any other matter that may be presented for a vote at the meeting and at adjournments or postponements.